UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Micron Technology, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICRON TECHNOLOGY, INC.

2022 Proxy Statement

Micron®

Micron

Micron Company Profile

Founded on October 5, 1978

Headquartered in Boise, Idaho, USA

$30.8B
FY22 annual revenue

4th
Largest semiconductor company in the world, excluding IP/software revenue*

127
On the 2022 Fortune 500

51,000+
Patents granted and growing***

17
Countries***

11
Manufacturing sites and 15 customer labs***

~48,000
Team members**

*Based on Gartner Market Share: Semiconductors by End Market, Worldwide, 2021 (April 2022), excluding IP/software revenue.
**Micron data as of September 1, 2022
***Micron data as of November 1, 2022

Media inquiries
mediarelations@micron.com

Government inquiries
govaffairs@micron.com

Investor inquiries
investorrelations@micron.com

It's all about data

Data is today's new business currency, and memory and storage are a critical foundation for the data economy. Memory and storage innovations will help transform society and enable significant value *for all*.

Who we are

Micron designs, develops and manufactures industry-leading memory and storage products. By providing foundational capability for AI and 5G across data center, the intelligent edge, and consumer devices, we unlock innovation across industries including healthcare, automotive and communications. Our technology and expertise are central to maximizing value from cutting-edge computing applications and new business models which disrupt and advance the industry.

Our vision

As a global leader in memory and storage solutions, we are transforming how the world uses information to enrich life *for all*. By advancing technologies to collect, store and manage data with unprecedented speed and efficiency, we lead the transformation of data to intelligence. In a world of change, we remain nimble, delivering products that help inspire the world to learn, communicate and advance faster than ever.

Our commitment

Our customers depend on our innovative solutions every day. We dedicate ourselves to demonstrating our environmental conscience, an inclusive team culture where all voices are heard and respected, and engaging in our communities to enrich life *for all*.

Global product portfolio

DRAM | NAND | NOR | Solid-State Drives | Graphics and High Bandwidth Memory (HBM) | Managed NAND and Multichip Packages

Connect with us on micron.com

© 2022 Micron Technology, Inc. Micron, the Micron orbit logo, the M orbit logo, Intelligence Accelerated™, and other Micron trademarks are the property of Micron Technology, Inc. All other trademarks are the property of their respective owners.
Products and specifications are subject to change without notice. Rev. 10/22

Fellow Micron shareholders,

Fiscal 2022 was an outstanding year for Micron, with the company delivering record annual revenue and solid profitability. While a challenging market environment rapidly emerged in the closing months of the fiscal year and has continued into fiscal 2023, we are responding quickly to ensure our supply is in line with industry demand. We continue to focus on a diversified, differentiated product portfolio, and it showed in our fiscal 2022 results. The strong execution of our team, our manufacturing efficiency and our deep customer relationships enabled record revenue across diverse end markets in fiscal 2022, including mobile, auto, industrial and networking.

We made strong progress across several of our core strategies in fiscal 2022:

- **Technology leadership**
  We successfully ramped industry-leading 1-alpha DRAM and 176-layer NAND across our portfolio, driving strong cost reductions. We drove development of our 1-beta DRAM, recently launching volume production of that node in fiscal 2023, and our 232-layer NAND was the first 200+ layer node to enter volume production. These technologies demonstrate Micron's continued investment in innovation, while also providing a pathway to robust cost reduction. I am particularly proud that we surpassed 50,000 lifetime patents as a company this year, an exceptional accomplishment for any company and a testament to Micron's global leadership in memory and storage solutions.
- **Product leadership**
  We are strengthening our product portfolio with preferential share gains in attractive market segments. In fiscal 2022, our gains in client and data center SSDs contributed to record SSD revenue. We're focused on differentiated solutions, such as GDDR6X – the world's fastest graphics memory – and high-bandwidth HBM2e memory, a new and fast-growing product category driven by growth in artificial intelligence and machine learning. Micron is also the market share leader in automotive, producing the industry's highest quality, high performance products through collaborative innovation with our customers.
- **Financial leadership**
  Micron's strong performance in fiscal 2022 contributed to a strong balance sheet while supporting robust capital return to our shareholders. As we navigate a challenging economic environment, Micron's financial position helps sustain investment in technology, products, and manufacturing required to serve growing memory and storage markets. In the near term, we are taking aggressive actions to improve our financial outlook, including decisive operational actions and lower capital expenditures. Over the longer term, Micron is well-positioned to support markets essential to the digital economy and to deliver profitable growth through the industry cycle.

While a challenging market environment rapidly emerged…, we are responding quickly to ensure our supply is in line with industry demand.

Micron continues to make significant progress in achieving bold environmental, social and governance goals. Our sustainability commitment is evidence of this, as we aim to achieve net-zero emissions from our global operations by 2050. We are proud of the advances we've made in promoting diversity, equality and inclusion across our global team, as well as the broad recognition we have received for community leadership and support for STEM education. This year, Micron was named one of the world's most ethical companies by Ethisphere, a reflection of our team's dedication to the highest standard of integrity.

We are implementing a long-term strategy to ensure we can fulfill future demand for memory solutions, with the total addressable market expected to double by 2030. This fall, following the passage of the U.S. CHIPS Act, we announced significant investments in our U.S. manufacturing capacity that will ramp in stages in the latter half of the decade, in line with industry demand trends. These include an expansion of our Boise, Idaho headquarters with a leading-edge DRAM fab and a new DRAM megafab in central New York. Despite the near-term headwinds that we face, these strategic investments are needed to ensure that Micron will be ready to address our customers' long-term demand for industry-leading memory solutions. They position us to lead U.S. semiconductor manufacturing innovation and make Micron a compelling partner to mitigate supply chain risk for our customers.

Micron continually seeks to extend the frontier of what's possible with memory through its unique combination of product, technology, manufacturing, and financial leadership. I am honored to lead Micron's creative and innovative team into this new era. We will meet the near-term cyclical challenges in our industry and continue to build upon our strengths and capabilities as we realize our vision of transforming how the world uses information to enrich life *for all*.

Sincerely,

Sanjay

Sanjay Mehrotra
President and CEO

We are implementing a long-term strategy to ensure we can fulfill future demand for memory solutions.

Notice of Fiscal 2022 Annual Meeting of Shareholders
January 12, 2023
To the Shareholders:

NOTICE IS HEREBY GIVEN that the Fiscal 2022 Annual Meeting of Shareholders of Micron Technology, Inc., a Delaware corporation, will be held virtually on January 12, 2023, at 9:00 a.m., Pacific Standard Time, for the purposes listed below. As used herein, “we,” “our,” “us,” “the Company,” and similar terms refer to Micron Technology, Inc., unless the context indicates otherwise.

1.    To elect eight directors to serve for the ensuing year and until their successors are elected and qualified;
2.    To approve on a non-binding basis the compensation of our Named Executive Officers;
3.    To approve our Amended and Restated 2007 Equity Incentive Plan to increase the shares reserved for issuance thereunder by 50 million;
4.    To ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 31, 2023; and
5.    To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on November 14, 2022 are entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting. A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the business to be transacted at the meeting, for the ten-day period immediately preceding the date of the meeting, at our headquarters at 8000 S. Federal Way, Boise, Idaho 83716.

The Securities and Exchange Commission permits proxy materials to be furnished over the Internet rather than in paper form. Accordingly, unless otherwise requested, we are sending our shareholders a notice regarding the availability of this Proxy Statement, our Annual Report on Form 10-K for fiscal 2022, and other proxy materials via the Internet (the “Notice”). This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment, and reduces our printing and mailing costs. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

We are pleased to provide shareholders with the opportunity to participate in the annual meeting online via the Internet in a virtual-only meeting format to facilitate shareholder attendance and provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the annual meeting at www.virtualshareholdermeeting.com/MU2022, where you will also be able to submit questions and vote online. You will not be able to attend the meeting at a physical location.

To ensure your representation at the meeting, you are urged to vote, whether or not you attend the meeting. You may vote by telephone or electronically via the Internet. Alternatively, if you received a paper copy, you may sign, date, and return the proxy card in the postage-prepaid envelope enclosed for that purpose. Please refer to the instructions included with the proxy card for additional details. Shareholders attending the meeting may vote using the virtual meeting platform even if they have already submitted their proxy, and any previous votes that were submitted by the shareholder, whether by Internet, telephone, or mail, will be superseded by the vote that such shareholder casts at the meeting.

By Order of the Board of Directors
Boise, Idaho December 2, 2022	Rob Beard Senior Vice President, General Counsel and Corporate Secretary
YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY.

Proxy Section	Page	Frequently Requested Information	Page

Information Concerning Solicitation and Voting	1	Auditor Fees	74
Proposal 1 – Election of Directors	4	Beneficial Ownership Table	76
Certain Relationships and Related Transactions	21	Board Diversity Matrix	13
Director Compensation	22	Board Leadership	19
Executive Compensation and Related Information	24	CEO Pay Ratio	57
Proposal 2 – Say-on-Pay	24	Compensation Consultant	33
Compensation Discussion and Analysis	26	Director Biographies	6
Compensation Committee Report	48	Director Independence	18
Summary Compensation Table	49	Director Skills and Experience Matrix	5
Grants of Plan-Based Awards	52	Director Stock Ownership Guidelines	23
Outstanding Equity Awards	54	Director Tenure	12
Option Exercises and Stock Vested	56	Diversity, Equality, and Inclusion	14
Nonqualified Deferred Compensation	56	Financial Performance	26
Chief Executive Officer Pay Ratio	57	Human Capital and Culture	14
Potential Payments Upon Termination or Change in Control	58	Pay-for-Performance	31
Equity Compensation Plan Information	61	Peer Group	34
Delinquent Section 16(a) Reports	62	Perks	49
Proposal 3 - Approval of Amended and Restated 2007 Equity Incentive Plan	63	Related Party Transactions	21
Approval of 50 Million Additional Shares of Common Stock for Issuance under the 2007 Plan	63	Sustainability	15
Important Provisions of the 2007 Plan	65
Summary of the 2007 Plan as Proposed to be Amended and Restated	66
Certain Federal Tax Effects	71
New Plan Benefits	73
Audit Committee Matters	74
Proposal 4 – Ratification of Appointment of PwC	74
Principal Shareholders	76
Notice of Electronic Availability of Proxy Materials	77
Incorporation by Reference of Certain Financial Information	77
Householding of Proxy Statements and Annual Reports	77
Cautionary Note on Forward-Looking Statements	78
Deadline for Receipt of Shareholder Proposals	78

PROXY STATEMENT
FISCAL 2022 ANNUAL MEETING OF SHAREHOLDERS

January 12, 2023
9:00 a.m. Pacific Standard Time
____________________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Micron Technology, Inc. (the “Board”), for use at the Fiscal 2022 Annual Meeting of Shareholders to be held on January 12, 2023, at 9:00 a.m., Pacific Standard Time, or at any adjournment or postponement thereof (the “Annual Meeting”). The purpose of the Annual Meeting is set forth herein and in the accompanying Notice of Fiscal 2022 Annual Meeting of Shareholders. The Annual Meeting will be held via a live webcast, and there will not be a physical meeting location. You will be able to attend the annual meeting online and to vote your shares electronically on the virtual meeting platform by visiting www.virtualshareholdermeeting.com/MU2022 and entering the 16-digit control number included in our Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

Shareholders will be able to submit questions before the Annual Meeting through www.proxyvote.com or during the Annual Meeting using the virtual meeting platform. Relevant questions submitted before or during the Annual Meeting will be addressed after the Annual Meeting in the Investor Relations section of our website at www.micron.com.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the Annual Meeting. If you have difficulty accessing the meeting or other technical or logistical issues, please call the technical support number that will be posted on the virtual Annual Meeting login page. We will have technicians available to assist you.

This Proxy Statement and related proxy card are first being distributed on or about December 2, 2022, to all shareholders entitled to vote at the meeting.

Shareholders can vote their shares using one of the following methods:

•Vote through the Internet at www.proxyvote.com, using the instructions included in the notice regarding the Internet availability of proxy materials, the proxy card, or voting instruction card;

•Vote by telephone using the instructions on the proxy card or voting instruction card if you received a paper copy of the proxy materials;

•Complete and return a written proxy or voting instruction card using the proxy card or voting instruction card if you received a paper copy of the proxy materials; or

•Attend the meeting and vote electronically on the virtual meeting platform.

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a paper proxy or voting instruction card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on January 11, 2023.

Record Date

Shareholders of record at the close of business on November 14, 2022 (the “Record Date”) are entitled to receive notice of and to vote at the meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by attending the Annual Meeting and voting online or by delivering to us a written notice of revocation at Micron Technology, Inc., Attn.: Corporate Secretary, 8000 South Federal Way, Boise, Idaho 83716 or corporatesecretary@micron.com or another duly executed proxy bearing a date later than the earlier given proxy but prior to the date of the Annual Meeting.

Solicitation

We will bear the cost of solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by our directors, officers, and employees, without additional compensation, personally or by telephone or Internet. We intend to use the services of D.F. King & Co., a proxy solicitation firm, in connection with the solicitation of proxies. Although the exact cost of the solicitation services is not known at this time, it is anticipated that the fees paid by us for these services will be approximately $12,500.

Outstanding Shares

We have one class of stock outstanding, common stock, $0.10 par value per share (the “Common Stock”). As of the Record Date, 1,090,892,865 shares of Common Stock were issued and outstanding and entitled to vote.

Voting Rights and Required Vote

Under the Delaware General Corporation Law, our Restated Certificate of Incorporation, and our Amended and Restated Bylaws (“Bylaws”), each shareholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters. The required quorum for the transaction of business at the Annual Meeting is a majority in voting power of shares of our Common Stock issued and outstanding on the Record Date and entitled to vote thereat, present in person or represented by proxy. Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present at the Annual Meeting for the purposes of establishing a quorum. Broker non-votes will also be considered present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be included in the tabulation of the voting results with respect to voting results for the election of directors and other non-routine matters.

Shares held in a brokerage account or by another nominee are considered held in “street name” by the shareholder or “beneficial owner.” A broker or nominee holding shares for a beneficial owner may not vote on matters relating to the election of directors or other non-routine matters unless the broker or nominee receives specific voting instructions from the beneficial owner of the shares. As a result, absent specific instructions, brokers or nominees may not vote a beneficial owner’s shares on Proposals 1, 2, and 3 and such shares will be considered “broker non-votes” for such proposals. Brokers or nominees may vote a beneficial owner’s shares on Proposal 4.

Directors will be elected if the number of votes “FOR” a particular director exceeds the number of votes “AGAINST” that same director, with abstentions and broker-non votes not counted as a vote “FOR” or “AGAINST” that director’s election. With respect to all other items of business, the “FOR” vote of the holders of a majority of the voting power of the shares of Common Stock attending online in person or represented by proxy is required in order for such matter to be considered approved by the shareholders. For such non-routine matters, abstentions will have the same effect as voting against such items of business, but broker non-votes will not be counted in the tabulation of results. For routine matters, abstentions and broker non-votes will have the same effect as voting against such items of business.
2 | 2022 Proxy Statement

Voting of Proxies

The shares of Common Stock represented by all properly executed proxies received by 11:59 P.M. Eastern Standard Time, on January 11, 2023 will be voted in accordance with the directions given by the shareholders. If no instructions are given with respect to a properly executed proxy timely received by us, the shares of Common Stock represented thereby will be voted (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board, (ii) FOR a non-binding resolution to approve the compensation of our Named Executive Officers as described in this Proxy Statement, (iii) FOR the approval of our Amended and Restated 2007 Equity Incentive Plan to increase the shares reserved for issuance thereunder by 50 million, (iv) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 31, 2023, and (v) in the discretion of the proxy holders for such other business which may properly come before the Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

•All directors elected annually by a simple majority of votes cast •Independent Board Chair •Seven of eight director nominees are independent

BOARD RECOMMENDATION

Our Board is presenting eight nominees for election as directors at the Annual Meeting. Each of the nominees is currently a member of our Board and was elected to our Board at the Fiscal 2021 Annual Meeting of Shareholders. Each director elected at the Annual Meeting will serve until our Fiscal 2023 Annual Meeting of Shareholders and until a successor is duly elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee is unable or unwilling for good cause to stand for election or serve as a director if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board, or our Board may choose to reduce its size.

VOTE REQUIRED FOR APPROVAL

Each director nominee will be elected as a director if such nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director).

If a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, Delaware law provides that the director would continue to serve on our Board as a holdover director. However, under our Bylaws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board. The Governance and Sustainability Committee will then make a recommendation to our Board on whether to accept or reject the resignation or whether other action should be taken. Our Board will act on the Governance and Sustainability Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. Any director who offers to tender his or her resignation will not participate in the Board’s or the Governance and Sustainability Committee’s decision.

4 | 2022 Proxy Statement

SUMMARY OF SKILLS AND EXPERIENCE OF DIRECTOR NOMINEES

The following table highlights the specific skills, experience, qualifications and attributes that each of the director nominees brings to the Board. A particular director nominee may possess other skills, experience, qualifications or attributes even though they are not indicated below.

Skills and Experience	Richard M. Beyer	Lynn A. Dugle	Steven J. Gomo	Linnie M. Haynesworth	Mary Pat McCarthy	Sanjay Mehrotra	Robert E. Switz	MaryAnn Wright
Independence	•	•	•	•	•		•	•
Multinational experience	•	•	•	•	•	•	•	•
Executive leadership (public or private)	•	•	•	•	•	•	•	•
Research and development	•	•		•		•	•	•
Technology industry	•	•	•	•	•	•	•	•
Corporate strategy	•	•	•	•	•	•	•	•
Corporate development			•			•	•	•
Corporate governance			•		•	•	•	•
Operations	•	•		•		•	•	•
Marketing	•
Cybersecurity		•		•
Other public board service	•	•	•	•	•	•	•	•
Finance	•	•	•		•	•	•	•
Auditing / accounting			•		•

Nominees For Election

Board of Directors

Richard M. Beyer Independent	Professional Experience
	-	Chairman and Chief Executive Officer of Freescale Semiconductor, Inc. from 2008 through June 2012; director from 2008 to 2013.
	-	Prior to Freescale, Mr. Beyer was President, Chief Executive Officer and a director of Intersil Corporation from 2002 to 2008.
	-	Mr. Beyer previously served in executive management roles at FVC.com, VLSI Technology, and National Semiconductor Corporation, and served three years as an officer in the United States Marine Corps.
	-	Within the past five years, Mr. Beyer served on the Board of Directors of Dialog Semiconductor and Microsemi Corporation.
Other Current Public Company Directorships
	-	None
Board Skills, Qualifications, and Expertise
Mr. Beyer’s experience as the Chief Executive Officer and a director at leading technology companies provides our Board expertise in the technology industry and also in corporate strategy, financial management, operations, marketing, and research and development, all of which are critical to achieving our strategic objectives. We believe these experiences, qualifications, attributes, and skills qualify Mr. Beyer to serve as a member of our Board.
Age 74 | Director Since 2013 | Committees Compensation (Chair), Governance and Sustainability, Security

Lynn A. Dugle Independent	Professional Experience
	-	Chairman, Chief Executive Officer, and President of Engility Holdings Inc., an NYSE-listed engineering services firm, from 2016 to 2019.
	-	Prior to Engility, Ms. Dugle was Vice President, President of Intelligence and Information Systems of Raytheon Company from 2009 to 2015.
	-	Within the past five years, Ms. Dugle served on the Board of Directors of State Street Corporation.
Other Current Public Company Directorships
	-	First Light Acquisition Group, Inc. (advisor partner)
	-	TE Connectivity Ltd.
	-	KBR, Inc.
Board Skills, Qualifications, and Expertise
Ms. Dugle’s experience as chairman and chief executive officer of a public engineering services firm and senior officer of a leading public technology company provides our Board expertise in information, technology, cybersecurity, corporate strategy, operations, and research and development, all of which are critical to achieving our strategic objectives. We believe these experiences, qualifications, attributes, and skills qualify Ms. Dugle to serve as a member of our Board.
Age 63 | Director Since 2020 | Committees Audit, Security (Chair)
6 | 2022 Proxy Statement

Board of Directors

Steven J. Gomo Independent	Professional Experience
-
Executive Vice President, Finance and Chief Financial Officer from October 2004 until his retirement in December 2011, and Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004 at NetApp, Inc., a storage and data management company.

Other Current Public Company Directorships
	-	Nutanix, Inc.
	-	Enphase Energy, Inc.
Board Skills, Qualifications, and Expertise
Mr. Gomo’s experience as the chief financial officer of a public technology company provides our Board expertise in the technology industry, particularly in the areas of finance, accounting, treasury, investor relations, and securities, which contribute valuable insights and perspectives to our business and operations. We believe these experiences, qualifications, attributes, and skills qualify Mr. Gomo to serve as a member of our Board.
Age 70 | Director Since 2018 | Committees Audit (Chair), Finance

Linnie M. Haynesworth Independent	Professional Experience
	-	Sector Vice President, Cyber and Intelligence Mission Solutions Division from January 2016 to 2019, and Sector Vice President and General Manager from December 2013 to 2019 at Northrop Grumman, a defense and space company.
Other Current Public Company Directorships
	-	Truist Financial Corporation
	-	Automatic Data Processing, Inc.
Board Skills, Qualifications, and Expertise
Ms. Haynesworth’s experience as the sector vice president and general manager of a public defense and space company provides our Board expertise in technology integration, cybersecurity (including a Certificate in Cybersecurity Oversight), enterprise strategy, risk management, and large complex system development, delivery, and deployment, and contributes valuable insights and perspectives to our business and operations. Additionally, Ms. Haynesworth became a Member of the Defense Business Board of the United States Department of Defense in November 2021. We believe these experiences, qualifications, attributes, and skills qualify Ms. Haynesworth to serve as a member of our Board.
Age 65 | Director Since 2021 | Committees Governance and Sustainability, Security

Board of Directors

Mary Pat McCarthy Independent	Professional Experience
	-	Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax, and advisory services firm, from July 1998 until her retirement in December 2011. Ms. McCarthy joined KMPG in 1977, became a partner in 1987, and held numerous senior leadership positions with the firm during her tenure.
	-	Within the past five years, Ms. McCarthy served on the Board of Directors of Andeavor Corporation and Mutual of Omaha.
Other Current Public Company Directorships
	-	Palo Alto Networks, Inc.
Board Skills, Qualifications, and Expertise
Ms. McCarthy’s experience advising numerous companies on financial and accounting matters as a Certified Public Accountant (ret.) provides our Board deep technical expertise in financial and accounting matters, and contributes valuable insights and perspectives to our business and operations. We believe these experiences, qualifications, attributes, and skills qualify Ms. McCarthy to serve as a member of our Board.
Age 67 | Director Since 2018 | Committees Audit, Finance (Chair)

Sanjay Mehrotra Chief Executive Officer	Professional Experience
	-	Mr. Mehrotra has served as Micron’s President, Chief Executive Officer, and Director since May 2017.
-
Prior to that, Mr. Mehrotra co-founded and led SanDisk Corporation as a start-up in 1988 until its eventual sale in May 2016, serving as its President and Chief Executive Officer from January 2011 to May 2016 and as a member of its Board of Directors from July 2010 to May 2016.

	-	Within the past five years, Mr. Mehrotra served on the Board of Directors of Cavium, Inc.
Other Current Public Company Directorships
	-	CDW Corporation
Board Skills, Qualifications, and Expertise
Mr. Mehrotra has 42 years of experience in the semiconductor memory industry, and as a co-founder of SanDisk, he offers a unique perspective on the industry and has significant senior leadership and technological expertise. In addition, Mr. Mehrotra’s experience provides our Board expertise in finance, corporate development, corporate governance, and business strategy, all of which are critical to achieving our strategic objectives. We believe these experiences, qualifications, attributes, and skills qualify Mr. Mehrotra to serve as a member of our Board.
Age 64 | Director Since 2017 | Committee Finance
8 | 2022 Proxy Statement

Board of Directors

Robert E. Switz Independent, Chair of the Board	Professional Experience
	-	President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of network infrastructure products and services, from August 2003 until December 2010 and Chairman from 2008 until December 2010, when Tyco Electronics Ltd. acquired ADC. Mr. Switz joined ADC in 1994 and throughout his career there held numerous leadership positions.
	-	Within the past five years, Mr. Switz served on the Board of Directors of Gigamon, Inc. and Mandiant, Inc.
Other Current Public Company Directorships
	-	Marvell Technology Group Ltd.
Board Skills, Qualifications, and Expertise
Appointed Chair of Micron’s Board of Directors in 2012, Mr. Switz’s experience as Chief Executive Officer and Chairman of a leading technology company and history and leadership on Micron’s Board provide the Board expertise in the technology industry as well as international business operations, finance, corporate development, corporate governance, and management, all of which are critical to achieving our strategic objectives. We believe these experiences, qualifications, attributes, and skills qualify Mr. Switz to serve as a member of our Board.
Age 76 | Director Since 2006 | Committees Compensation, Governance and Sustainability

Board of Directors

MaryAnn Wright Independent	Professional Experience
-
Group Vice President of Engineering and Product Development of Johnson Controls International (“JCI”) from 2013 to 2017. Ms. Wright also served as Vice President and General Manager for Johnson Controls’ Hybrid Systems business and as CEO of Johnson Controls-Saft from 2007 to 2009.

	-	Prior to joining JCI, Ms. Wright served in the Office of the Chair and was EVP Engineering, Sales and Program Management at Collins & Aikman from 2006 to 2007.
-
Prior to that, Ms. Wright held several executive positions at Ford Motor Company, including Chief Engineer, from 2003 to 2005, and Director of Sustainable Mobility Technologies and Hybrid and Fuel Cell Vehicle Programs from 2004 to 2005.

	-	Within the past five years, Ms. Wright served on the Board of Directors of Maxim Integrated Products, Inc. and Delphi Technologies.
Other Current Public Company Directorships
	-	Group 1 Automotive, Inc.
	-	Brunswick Corporation
	-	Solid Power, Inc.
Board Skills, Qualifications, and Expertise
Ms. Wright’s extensive experience in, and knowledge of, the automotive industry (OEM and Tier 1 supplier), public board experience and her expertise in vehicle, advance powertrain, and energy storage system technologies, provide our Board expertise in the technology industry as well as business operations, finance, corporate development, corporate governance, and management, all of which are critical to achieving our strategic objectives. We believe these experiences, qualifications, attributes, and skills qualify Ms. Wright to serve as a member of our Board.
Age 60 | Director Since 2019 | Committees Compensation, Governance and Sustainability (Chair)

There are no family relationships between any of our directors or executive officers.

The Board recommends voting “FOR” approval of the nominees listed above.
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Director Nominations and Board Refreshment and Diversity

Nomination Process

The Governance and Sustainability Committee regularly reviews the appropriate size and composition of the Board, including by anticipating vacancies and required expertise for the effective oversight of the Company. In evaluating the existing Board and any desired characteristics of potential nominees, the Governance and Sustainability Committee considers the knowledge, experience, integrity, and judgment of the candidates, their contribution to the diversity of backgrounds, experience and skills on the Board, and their ability to devote sufficient time and effort to their duties as directors. The Governance and Sustainability Committee considers the following experience particularly relevant: experience in the semiconductor industry or related industries; strong business acumen and judgment; excellent interpersonal skills; business relationships with key individuals in industry, government, and education that may be of significant assistance to us and our operations; familiarity with accounting rules and practices; and “independence” as defined and required by the Listing Rules of the Nasdaq Stock Market LLC (“Nasdaq”) and relevant rules and regulations of the Securities and Exchange Commission (“SEC”). The Governance and Sustainability Committee then recommends the best candidates to the Board.

When the Board decides to add directors to the Board, the Governance and Sustainability Committee works with a third party executive search firm to assist them in identifying and evaluating potential candidates.

Although the Governance and Sustainability Committee has not established specific diversity guidelines, the Board seeks to maintain a balance of perspectives, qualities, and skills on the Board to obtain a diversity of viewpoints to better understand the technical, economic, political, and social environments in which we operate and to enhance Micron’s performance. Accordingly, the Governance and Sustainability Committee takes into account the personal characteristics, experience, and skills of current and prospective directors, including gender, race, and ethnicity, to ensure that our Board comprises a broad range of perspectives, and measures success by the range of viewpoints represented on the Board.

Shareholder Recommendations of Director Candidates

Our Bylaws permit shareholders to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected. A shareholder may recommend a director candidate to the Governance and Sustainability Committee by delivering a written notice to our Corporate Secretary at our principal executive offices and including the following in the notice: the name and address of the shareholder as they appear on our books or other proof of share ownership; the number of shares of our Common Stock beneficially owned by the shareholder as of the date the shareholder gives written notice; a description of all arrangements or understandings between the shareholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the shareholder; the name, age, business address, and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; the principal occupation or employment of the director candidate; the number of shares of our Common Stock beneficially owned by the director candidate; the consent of the director candidate to serve as a member of our Board if appointed or elected; and any other information required to be disclosed with respect to a director nominee in solicitations for proxies for the election of directors pursuant to our Bylaws and the applicable rules of the SEC.

The Governance and Sustainability Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board. Shareholders recommending candidates for consideration by our Board in connection with the next annual meeting of shareholders should submit their written recommendation no later than one hundred twenty (120) calendar days in advance of the date of our Proxy Statement released in connection with the previous year's annual meeting of shareholders. The Governance and Sustainability Committee will evaluate director candidates recommended by shareholders for election to our Board in the same manner and using the same criteria as it uses for any other director candidate. If the Governance and Sustainability Committee determines that a shareholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of shareholders.

Proxy Access

Our Bylaws permit up to 20 shareholders owning continuously for at least three years shares representing in the aggregate at least 3% of the total voting power of the Company’s outstanding common stock to nominate and include shareholder-nominated director candidates in our proxy materials for annual meetings of shareholders. A shareholder, or group of not more than 20 shareholders (collectively, an “eligible shareholder”), meeting specified eligibility requirements is generally permitted to nominate the greater of (i) two director nominees or (ii) 20% of the number of directors on our Board. Use of the proxy access process to submit shareholder nominees is subject to additional eligibility, procedural, and disclosure requirements set forth in Article II, Section 11 of our Bylaws. A copy of our Bylaws can be found on the Corporate Governance page of our website at www.micron.com and is available in print without charge upon request to corporatesecretary@micron.com.

Other Director Nominations

Shareholders who wish to nominate a person for election as a director in connection with an annual meeting of shareholders (as opposed to making a recommendation to the Governance and Sustainability Committee as described above) and who do not intend for the nomination to be included in our proxy materials pursuant to the proxy access process described above must comply with the advance notice requirement set forth in Article II, Section 11 of our Bylaws.

Board Refreshment and Diversity

The Board believes that periodic Board refreshment can provide new experiences and fresh perspectives to our Board and is most effective if it is sufficiently balanced to maintain continuity among Board members that will allow for the sharing of historical perspectives and experiences relevant to the Company. Our Board seeks to achieve this balance through its director succession planning process, as well as in response to the annual Board and individual director assessment process discussed below. With the appointments of Ms. Haynesworth in 2021, Ms. Dugle in 2020, Ms. Wright in 2019, and Ms. McCarthy and Mr. Gomo in 2018, our Board refreshed its composition while maintaining institutional knowledge with directors of varying lengths of tenure.

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The Governance and Sustainability Committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives, and backgrounds to join our Board. The table below provides certain information regarding the composition of our Board. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f) and related instructions.

Board Diversity Matrix (as of September 2, 2021 and September 1, 2022)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	4	-	-
Part II: Demographic Background
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	3	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-

In addition, one of our directors is a veteran of the U.S. military.

The Board’s Role and Responsibilities

Shareholder Engagement

We are committed to engaging with our shareholders and soliciting their views and input on important matters.

•Our directors occasionally participate in discussions with our shareholders.

•Members of our management team, together with our investor relations, sustainability and legal teams, maintain an active dialogue with shareholders throughout the year to obtain their input on key matters, and keep our management and Board informed about the issues that matter most to our shareholders.

•The Compensation Committee and Governance and Sustainability Committee routinely review our executive compensation design and governance practices and policies, with an eye towards continual improvement and enhancements. Our investor relations team updates the Board concerning shareholder input on these issues, allowing the Board and its committees to take shareholder input into account when setting pay and governance practices.

In fiscal 2022, our discussions with investors covered a variety of topics, including performance, executive compensation, board composition, governance, environmental sustainability, human capital management, and diversity, equality, and inclusion (“DEI”).

Human Capital and Culture

We believe our people are our most important resource and a critical driver of our competitive advantage. We also believe that our best innovation springs from our team members’ diverse experiences, perspectives, and backgrounds. Our Board considers the creation and maintenance of a diverse and inclusive environment to be a crucial element of the Company’s business strategy, including effectively addressing customer, shareholder, and other stakeholder needs, and believes each Micron hire is an opportunity to enhance the competencies, skills, talent, experience, and perspectives in our Company with diverse perspectives, backgrounds, and viewpoints. The Board has tasked the Company’s management team with taking a proactive approach to DEI, and periodically reviews our programs and processes to ensure continual improvement. In addition to this proactive approach to improving our Company, the Board encouraged the Company to commit resources to the well-being of our communities across the globe. In fiscal 2022, we continued our progress increasing representation of underrepresented groups, maintained pay equity, and continued our work to strengthen our culture of inclusion. We also continued making progress on our six DEI commitments, which focus on internal opportunities and expand our impact outside of Micron into the communities where we work and live. In fiscal 2022, we achieved our goal of investing $500 million with minority-owned and led organizations that provide vital financial services to underserved communities.

Diversity

Our Board believes a diverse workforce is a competitive advantage and that diverse teams drive more innovation, delivering value to our customers and increased returns to shareholders. We believe diverse teams expand creativity and problem-solving, lead to better decision-making, and enhance team member engagement and retention. Encouraged by our Board, we actively pursue a diverse talent pool using advanced technologies and inclusive hiring practices, and we partner with universities around the world to help us grow a workforce that reflects our customers and our communities.

Equality

We believe our vision to enrich life for all includes how we compensate our employees. We analyze our global compensation and benefits to ensure opportunities for all employees because our People value makes it essential we pay everyone fairly. In fiscal 2022, we maintained comprehensive global pay equity for all employees in total compensation across base pay, bonuses, and stock rewards. We have a regular review cadence for pay globally—including base pay and stock awards. If we find gaps during the review, we fix them. We work with a third-party and use dynamic technology to help us analyze and understand our pay variances and adjust when needed. Historically, our pay equity study has focused on gender globally. Our study now focuses on all underrepresented groups: women and people with disabilities globally and veterans, Blacks, and Hispanics in the United States. In addition, in fiscal 2022 we expanded opportunities for pay equity and inclusive benefits by adding race/ethnicity information into our pay equity analysis outside of the United States, including Singapore Malay. We are committed to pay equity for all.
We integrate training on inclusion and allyship, inviting our global employees to learn from various underrepresented groups about their culture, lived experiences, and challenges they may face as a result of their differences. In addition, we provided global inclusive leadership training in fiscal 2022, with an emphasis on supporting team members with disabilities. These trainings help our employees and leaders understand, recognize, and overcome the unconscious biases we all have. We have also added an inclusion advocate in talent review meetings. The inclusion advocate listens carefully for unconscious bias, calls any to the attention of the team, and challenges unfair assumptions to ensure decisions regarding promotions, rotation assignments, access to training and other advancement opportunities are determined fairly.

We also provide grants to minority-owned businesses to help underrepresented businesses have equitable opportunities, which also creates a multiplying effect on the economies of those communities.

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Inclusion

We believe that creating an inclusive culture at Micron helps us unleash the human potential of our team members, so everyone feels seen, heard, valued, and respected. These values help us create an environment where team members know they can bring their whole selves to work developing the next solution for data storage, health care technology, self-driving cars, or whatever our applications need to do to drive technology forward. We continue to strengthen our culture of inclusion, with a continued increase in our Inclusion Index score in fiscal 2022 for the third year in a row. And employee resource group (“ERG”) membership continued to grow, increasing by 47% from fiscal 2021, with 39% of our workforce belonging to at least one ERG. In addition, in fiscal 2022 for the first time, we issued stock grants to team members for leadership of our ERGs.

Please see our DEI Annual Report 2021, available at micron.com/DEI, for more information about how we ensure DEI is part of our Company’s global DNA, expanding to a global focus, especially in Asia. Our DEI Annual Report 2021 and the information at or accessible through our website, are not part of or incorporated by reference into this Proxy Statement.

Sustainability

Our commitment to understanding and addressing environmental, social, and governance (“ESG”) issues along our value chain and in our communities is a critical part of our culture and our vision to transform how the world uses information to enrich life for all. Our Board considers ESG issues to be an integral part of its business oversight and our corporate strategy, and has encouraged a proactive approach toward mitigating our impact on the environment, supporting our team members and the communities in which they live, respecting human rights, driving transparency and accountability in our supply chain, and developing innovative products that support a sustainable future. We have developed and are executing on a sustainability strategy in response to these issues that leverages our leading products, responsible sourcing and operations, and engaged team members.

The Board, supported by the Governance and Sustainability Committee and other Board committees as needed, oversees and monitors the development and integration of this strategy, and regularly reviews sustainability performance. Board oversight includes, but is not limited to, material ESG trends and related long and short-term impacts of the Company’s operations, supply chains, and products, as well as the Company’s activities and annual public reporting on these topics directed by the Company’s Sustainability Council, sustainability staff, and various teams implementing the Company’s sustainability efforts.

The Governance and Sustainability Committee reviews and discusses ESG issues at each regularly-scheduled committee meeting. Discussions and reports to the Committee include information about significant ESG issues, such as observations from consultations with team members, customers, investors, and other stakeholders about their interests and expectations for us; our social and environmental impacts and benefits; and the impacts of these issues on our business. Over the past year, the Governance and Sustainability Committee reviewed the implementation of our long-term environmental goals and aspirations. We expect to allocate about $1 billion of capital expenditures to support these goals, though we cannot guarantee that our environmental goals and aspirations set forth below will be realized. These goals and initiatives have been developed based in part on feedback from investors, customers, and current and prospective team members, and are a critical component of our management of evolving physical, regulatory, market, supply chain, and other risks and opportunities related to climate change, water availability, and other ESG issues.

Our Environmental Goals and Aspirations
	Goals	Aspirations
Emissions:	75% reduction in greenhouse gas emissions per unit in calendar year 2030 vs. calendar year 2018 42% absolute reduction in scope 1 emissions by calendar year 2030 vs. calendar year 2020	Net zero scope 1 and 2 emissions by calendar year 2050
Energy:	100% renewable energy in U.S. operations in calendar year 2025 100% renewable energy in Malaysia in calendar year 2022	100% renewable energy worldwide, where available
Water:	75% water conservation through reuse, recycling, and restoration in calendar year 2030	100% water conservation through reuse, recycling, and restoration
Waste:	95% reuse, recycle, and recovery and zero hazardous waste to landfill in calendar year 2030*	Zero waste to landfill through waste minimization, reuse, recycling, and recovery
* Subject to vendor availability

In fiscal 2022, the Board also reviewed:

•our annual sustainability report content and processes, which in fiscal 2022 included indexes and information aligning with the Sustainability Accounting Standards Board (“SASB”) semiconductor industry standard and Taskforce on Climate-related Financial Disclosures (“TCFD”), supporting investor requests to align with the SASB standard and TCFD recommendations;

•our responsible sourcing and human rights efforts, including our conflict minerals report outlining our response to human rights and other concerns related to mineral sourcing as well as our annual modern slavery and human trafficking statement;

•our human capital initiatives, including our talent acquisition, retention, and development policies and practices; and

•findings from team member, customer, investor and other stakeholder engagement exercises.

We strive to make a positive impact on our team members, the communities in which we operate, and the planet, as well as our customers’ sustainability performance. We plan to continue regular consultation with stakeholders regarding environmental and social issues and report annually on our progress in these efforts. Our 2022 Sustainability Report, available at micron.com/sustainability, includes more details about the ways we are committed to sustainable practices and supporting our global community. Our Sustainability Report, and the information at or accessible through our website, are not part of or incorporated by reference into this Proxy Statement.

Risk Assessment and Mitigation

We operate in a dynamic economic, social, and political landscape, making structured and conscientious risk management more important than ever. Our Board reviews and oversees our Enterprise Risk Management (“ERM”) program, which is a unified approach to risk management that helps us achieve a shared understanding of risks and make informed business decisions. This approach enhances our capability to address future events that create uncertainty and respond in an efficient and effective manner. It also facilitates prompt action to mitigate identified risks and embeds risk management into our culture.

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The Board has delegated primary oversight of our ERM process to the Audit Committee, which conducts reviews of our risk assessment and ERM policies as described below, including overseeing the management of risks related to financial reporting and compliance. Other Board committees provide additional insights into our ERM program in the areas of their core competencies, and report to the Board regularly on matters relating to the following specific areas of risk the committees oversee:

•The Compensation Committee oversees management of risks relating to our compensation plans and programs.

•The Finance Committee oversees the Company’s strategies for management of significant financial risks.

•The Governance and Sustainability Committee oversees risks associated with the Board’s governance, director independence, and the Company’s human capital programs and sustainability initiatives.

•The Security Committee oversees risks associated with physical security and cybersecurity.

ERM Process

We designed our ERM program to clearly identify risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue, and facilitate risk response and mitigation strategies. The Audit Committee plays a key role in this process, and the full Board conducts periodic reviews.

•As an initial step, our Risk Advisory Services representative meets periodically with business unit and functional area heads to identify significant financial and nonfinancial risk exposures and to develop risk mitigation measures and contingency plans.

•After we collect data from stakeholders throughout the Company, our Risk Advisory Services representative summarizes the results of these meetings and creates a consolidated risk profile.

•Our Risk Advisory Services representative then reviews this risk profile with our senior management, seeking input and agreement on mitigation and response strategies. This process is iterative, and repeats as significant risks are added to, or are removed from, the ERM program.

•Our Risk Advisory Services representative attends quarterly Audit Committee meetings, where the Audit Committee reviews our risk profile and mitigation and response strategies, as well as our progress toward mitigating identified risks. This process repeats for the full Board periodically.

•After incorporating input from the Audit Committee and/or the full Board, Risk Advisory Services designs our internal audit strategies and plans to minimize the impact of relevant risks.

Compensation Risks

The Compensation Committee reviews our compensation programs annually and has concluded that our compensation policies and practices are not reasonably likely to create situations that would have a material adverse effect on us. In making this assessment, the Compensation Committee reviewed our compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The Compensation Committee also reviewed the results of our findings with our outside compensation consultant. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk-control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, and risk-control. Although the Compensation Committee reviewed all compensation programs, the Committee focused on the programs with variability of payout, with the ability of a participant to directly affect payout, and the controls on participant action and payout. In most cases, our compensation policies and practices are centrally designed and administered and are substantially the same across the Company. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals, and programs may differ by country due to variations in local laws and customs.

Cybersecurity Risks

The Security Committee regularly reviews and oversees our policies and practices to identify and mitigate cybersecurity risks. Our management team updates the Security Committee at least quarterly on cybersecurity matters. Our cybersecurity policies and practices follow the cybersecurity framework of the National Institute of Standards and Technology (NIST). We engage third parties to perform assessments of our cybersecurity measures at least annually. The results of those assessments are reported to the Security Committee, and we make adjustments to our cybersecurity policies and practices as necessary in light of the assessments. While we have not experienced a material information security (cybersecurity) incident in the past three fiscal years, we maintain an information security (cybersecurity) risk insurance policy as a matter of good practice.

Board Processes and Policies

Code of Business Conduct and Ethics

Acting ethically is a critical part of our culture and our vision to transform how the world uses information to enrich life for all. The Board has adopted a Code of Business Conduct and Ethics that is applicable to all our directors, officers, and team members. The Code of Business Conduct and Ethics sets out our expectations regarding the treatment of our team members, customers, and the communities in which we operate, as well as our commitment to high product quality, ethical and legal sourcing of our materials, and acting with integrity for our investors. A copy of our Code of Business Conduct and Ethics is available at www.micron.com and is also available in print without charge upon request. Any amendments or waivers of the Code of Business Conduct and Ethics will also be posted on our website within four business days of the amendment or waiver as required by applicable rules and regulations of the SEC and the Listing Rules of Nasdaq.

Board Self-Evaluation

The Governance and Sustainability Committee oversees the Board’s ongoing and annual assessments of its effectiveness, including the effectiveness of its committees and directors. All directors complete an evaluation form for the Board and for each committee on which they serve. These forms include ratings for certain key metrics, as well as the opportunity for written comments. The comments provide key insights into the areas directors believe the Board can improve or in which its performance is strong. Evaluation topics include number and length of meetings, topics covered and materials provided, committee structure and activities, Board composition and expertise, succession planning, director participation and interaction with management, and promotion of ethical behavior. Our Board considers the results when making decisions on the structure and responsibilities of our Board and its committees, agendas and meeting schedules for our Board and its committees, and changes in the performance or functioning of our Board.

Director Skills Evaluation

The Governance and Sustainability Committee oversees the Board’s ongoing and annual assessments of the Board’s composition and the skills each director possesses. The Governance and Sustainability Committee has identified and continually refines a list of skills, attributes, and experiences that it believes will result in an effective, dynamic, and diverse Board. The Governance and Sustainability Committee then reviews each director on a matrix in an effort to identify needed skills, experiences, or perspectives. The Governance and Sustainability Committee uses the insights this matrix provides to recommend committee assignments and inform searches for new director candidates or opportunities to refresh Board composition.

Board Structure

Director Independence

The Board has determined that directors Beyer, Dugle, Gomo, Haynesworth, McCarthy, Switz, and Wright qualify as independent directors. In determining the independence of our directors, the Board has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and the Listing Rules of
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Nasdaq. None of these directors have a relationship with us, other than any relationship that is categorically not material under the guidelines referenced above. See “Certain Relationships and Related Transactions.”

Board Leadership Structure

Mr. Switz has served as our independent Chair of the Board since February 2012. We do not have a fixed policy on whether the roles of Chair of the Board and CEO should be separate or combined. The Board’s determination to have an independent, non-employee director as our Chair is based on the Board’s consideration of our and our shareholders’ best interests under the current circumstances. In his role as Chair, Mr. Switz oversees meetings of the independent directors and acts as a liaison between the independent directors and CEO.

Board Meetings and Committees

Our Board held nine formal meetings during fiscal 2022. The Board met in Executive Session (meetings in which only non-employee directors are present) five times during fiscal 2022. In fiscal 2022, the Board had a standing Audit Committee, Compensation Committee, Finance Committee, Governance and Sustainability Committee, and Security Committee. During fiscal 2022, the Audit Committee met fifteen times, the Compensation Committee met five times, the Finance Committee met four times, the Governance and Sustainability Committee met four times, and the Security Committee met five times. In addition to formal committee meetings, the chair of each committee engaged in regular discussions with management regarding various issues relevant to their respective committees. All incumbent directors attended 75% or more of the total number of meetings of the Board during fiscal 2022. All incumbent directors who served on the Audit, Compensation, Finance, Governance and Sustainability, and Security Committees attended 75% or more of the total number of applicable committee meetings during fiscal 2022. We expect director attendance at the Annual Meeting of Shareholders, and all then-incumbent members of our Board were present at the Fiscal 2021 Annual Meeting of Shareholders.

The Audit, Compensation, Finance, Governance and Sustainability, and Security Committees each have written charters that comply with SEC and Nasdaq rules relating to corporate governance matters. Copies of the committee charters as well as our Corporate Governance Guidelines are available at www.micron.com and are also available in print without charge upon request to corporatesecretary@micron.com. The Board has determined that all the members of the Audit, Compensation, Governance and Sustainability, and Security Committees satisfy the independence requirements of applicable SEC laws and the Listing Rules of Nasdaq for such committees.

Audit Committee

Mses. McCarthy and Dugle and Mr. Gomo currently serve, and during fiscal 2022 served, on the Audit Committee. Mr. Gomo has served as the Chair of the Audit Committee since January 2019. The Board has determined that all Audit Committee members qualify as an “audit committee financial expert” for purposes of the rules and regulations of the SEC and that each of these members is sufficiently proficient in reading and understanding our financial statements to serve on the Audit Committee. The purpose of the Audit Committee is to assist the Board in overseeing and monitoring:

•the integrity of our financial statements;

•the adequacy of our internal controls and procedures;

•the performance of our internal audit function;

•the performance of our Independent Registered Public Accounting Firm;

•the qualifications and independence of our Independent Registered Public Accounting Firm; and

•our compliance with legal and regulatory requirements.

The Audit Committee is also responsible for preparing the Audit Committee report that is included in our annual Proxy Statement. See “Audit Committee Matters – Report of the Audit Committee of the Board of Directors.” The

complete duties and responsibilities of the Audit Committee are set forth in its written charter, which is available at www.micron.com and is also available in print without charge upon request to corporatesecretary@micron.com.

Compensation Committee

Ms. Wright and Messrs. Beyer and Switz currently serve, and during fiscal 2022 served, on the Compensation Committee. Mr. Beyer has served as the Chair of the Compensation Committee since April 2021. Previously, Mr. Switz had served as the Chair of the Compensation Committee since January 2019. The Board has determined that all Compensation Committee members qualify as “non-employee directors” as defined under Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers. See “Executive Compensation and Related Information – Compensation Discussion and Analysis” and “– Compensation Committee Report” for information regarding how the Compensation Committee sets executive compensation levels. The Compensation Committee has authority to delegate any of its responsibilities to a subcommittee as it may deem appropriate in its judgment. The complete duties of the Compensation Committee are set forth in its written charter, which is available at www.micron.com and is also available in print without charge upon request to corporatesecretary@micron.com.

Finance Committee

Ms. McCarthy and Messrs. Gomo and Mehrotra currently serve, and during fiscal 2022 served, on the Finance Committee. Mr. Mehrotra joined the Finance Committee when he became our President and CEO in May 2017. Ms. McCarthy has served as the Chair of the Finance Committee since January 2019. The Finance Committee represents and assists the Board in discharging its responsibilities with respect to oversight of our financial policies, financial strategies, capital structure, debt and equity offerings, capital return program, cash management and investments, risk management related to hedge and derivative instruments, and insurance. The complete duties of the Finance Committee are set forth in its written charter, which is available at www.micron.com and is also available in print without charge upon request to corporatesecretary@micron.com.

Governance and Sustainability Committee

Mses. Haynesworth and Wright and Messrs. Beyer and Switz currently serve, and during fiscal 2022 served, on the Governance and Sustainability Committee. Ms. Wright has served as Chair of the Governance and Sustainability Committee since April 2021. The responsibilities of the Governance and Sustainability Committee include assisting the Board in discharging its duties with respect to the following:

•the identification and selection of nominees to our Board;

•director compensation;

•oversight and monitoring of the development and integration of material social and environmental strategies;

•oversight and monitoring of our human capital management efforts, including culture, talent development and retention, and DEI programs and initiatives;

•the development of our Corporate Governance Guidelines; and

•evaluation of the Board and management.

The complete duties and responsibilities of the Governance and Sustainability Committee are set forth in its written charter, which is available at www.micron.com and is also available in print without charge upon request to corporatesecretary@micron.com.

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Security Committee

Mses. Dugle and Haynesworth and Mr. Beyer currently serve, and during fiscal 2022 served, on the Security Committee. Ms. Dugle has served as Chair of the Security Committee since June 2021. The responsibilities of the Security Committee include assisting the Board in discharging its duties with respect to oversight of the following:

•physical security of our facilities and employees as well as enterprise cybersecurity and data protection risks associated with our security-related infrastructure and related operations including outside partners;

•cyber crisis preparedness and security breach and incident response plans;

•compliance with applicable information security and data protection laws and industry standards;

•our physical and cybersecurity strategy, crisis or incident management, and security-related information technology planning processes; and

•public disclosure relating to security of our employees, facilities, and information technology systems, including privacy, network security, and data security.

The complete duties and responsibilities of the Security Committee are set forth in its written charter, which is available at www.micron.com and is also available in print without charge upon request to corporatesecretary@micron.com.

Executive Sessions and Communications with the Board of Directors

Mr. Switz has been the independent Chair of our Board since February 2012. As part of his duties as Chair, Mr. Switz chairs Executive Session meetings of our Board. Shareholders and interested parties wishing to communicate with our Board may contact Mr. Switz at chair@micron.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are reviewed by our Board in accordance with our related party transaction policy. Related parties include our directors and officers, their family members and affiliates, and certain beneficial owners. In cases where the related party is a director or an affiliate of a director, that director does not participate in the review of the proposed transaction. In reviewing a proposed related party transaction, the Board considers all the relevant facts and circumstances of the transaction, such as (i) the nature and terms of the transaction, (ii) the dollar value of the transaction, (iii) whether the terms of the transaction are at least as favorable as they would have been if a related party was not involved, (iv) the business reasons for the transaction, (v) whether the transaction would result in an improper conflict of interest, and (vi) the effects of the transaction on the ongoing relationship between us and the related party. There were no actual or proposed related party transactions in excess of $120,000 for fiscal 2022 and through November 14, 2022. Subsequent to November 14, 2022, Mr. Mehrotra reimbursed the Company in respect of his usage of Micron aircraft for personal travel in fiscal 2022. See “Executive Compensation and Related Information – Compensation Discussion and Analysis – CEO Compensation – Other Compensation” below.

DIRECTOR COMPENSATION

The Governance and Sustainability Committee oversees the setting of compensation for our non-employee members of the Board. Each year, the Governance and Sustainability Committee works with the compensation consultant to review and evaluate director compensation for the ensuing fiscal year, in light of prevailing market conditions and to attract, retain, and reward qualified non-employee directors. The compensation consultant gathers and reviews market data for non-employee directors from the same Compensation Peer Group used to evaluate officer compensation. For a discussion concerning the companies that comprised our Compensation Peer Group, please see “Executive Compensation and Related Information – Compensation Discussion and Analysis” below. Upon completion of its review and evaluation, the Governance and Sustainability Committee did not recommend any changes to the Board in director compensation for fiscal 2023.

Elements of Director Compensation

Annual Retainer and Committee Chair Remuneration

Non-employee directors were entitled to receive an annual retainer of $125,000 in fiscal 2022. Pursuant to our 2008 Director’s Compensation Plan (the “DCP”), which operates as a sub-plan of the Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), non-employee directors may elect to take some or all of their annual retainer in the form of cash, shares of Common Stock, or deferred rights to receive Common Stock upon termination as a director. Employee directors receive no additional or special remuneration for their service as directors. The amounts earned by the non-employee directors in respect of their service during fiscal 2022 are set forth below under “Fiscal 2022 Director Compensation.”

Set forth below are the amounts directors are entitled to receive for their service as committee chair or Chair of the Board for fiscal 2022 and 2023:

	2023	2022

Audit Committee Chair	$35,000	$35,000
Compensation Committee Chair	30,000	30,000
Finance Committee Chair	20,000	20,000
Governance and Sustainability Committee Chair	20,000	20,000
Security Committee Chair	20,000	20,000
Chair of the Board	150,000	150,000

Except for the foregoing, directors do not receive any additional or special cash remuneration for their service on any of the committees established by the Board. We reimburse directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings.

Equity Award

Non-employee directors receive an equity award each fiscal year. Since fiscal 2007, the equity award has been exclusively in the form of restricted stock. The restricted stock includes the right to receive dividend equivalents, which will accumulate and pay out in cash, if and when the underlying shares are released. The “targeted value” for the annual non-employee director equity award is established each year by the Board following discussions with the compensation consultant and has been set at $250,000 since fiscal 2015. The number of restricted shares awarded to each non-employee director is determined by dividing the applicable targeted value by the Fair Market Value of a share of our Common Stock, as defined under our equity plans. For purposes of our equity plans, “Fair Market Value” is the closing price of our Common Stock on the last market-trading day prior to the date of grant. The restrictions on the shares awarded in fiscal 2022 lapse for 100% of such shares on the first anniversary of the date of grant (the “Vesting Period”). Notwithstanding the foregoing, the restrictions will lapse for 100% of such shares in the event a director reaches the mandatory retirement age, if any, or retires from the Board during the Vesting Period having achieved a minimum of three years of service with the Board prior to the effective date of their retirement, or upon a director’s death or disability.
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Fiscal 2022 Director Compensation

The following table details the total compensation earned by our non-employee directors in fiscal 2022.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total

Richard M. Beyer	$155,000	$250,000	$405,000
Lynn A. Dugle	145,000	250,000	395,000
Steven J. Gomo	160,000	250,000	410,000
Linnie M. Haynesworth	125,000	250,000	375,000
Mary Pat McCarthy	145,000	250,000	395,000
Robert E. Switz	275,000	250,000	525,000
MaryAnn Wright	145,000	250,000	395,000

(1)On October 13, 2021, each of Messrs. Beyer, Gomo, and Switz, and Mses. Dugle, Haynesworth, McCarthy, and Wright was granted 3,747 shares of restricted stock with a grant date fair value of $250,000 ($66.72 per share). For information on the restrictions associated with these awards, see “Elements of Director Compensation – Equity Award” above.

As of September 1, 2022, each of Messrs. Beyer, Gomo, and Switz, and Mses. Dugle, Haynesworth, McCarthy, and Wright had outstanding a grant of 3,747 shares of restricted stock. For information regarding Mr. Mehrotra’s holding of stock as of September 1, 2022, see “Outstanding Equity Awards at Fiscal 2022 Year-End” below.

Stock Ownership Guidelines

We have established stock ownership guidelines for our directors. The minimum ownership guideline for directors is to hold shares with a value equal to five times their annual retainer. The minimum ownership guideline for our CEO is to hold shares with a value equal to five times his base salary. Directors are given five years to meet the ownership guidelines. The Governance and Sustainability Committee reviews the Ownership Guidelines annually and monitors each person’s progress toward, and continued compliance with, the guidelines. Stock sales restrictions may be imposed upon directors if the stock ownership guidelines are not met. All our directors are either in compliance with the guidelines or are newer directors who have time remaining to meet the guidelines.

The following table shows non-employee director compliance with the guidelines as of the Record Date:

Director	Guideline Multiplier	Guideline Amount	Compliance with Guideline

Richard M. Beyer	5	$625,000	Yes
Lynn A. Dugle	5	625,000	Yes
Steven J. Gomo	5	625,000	Yes
Linnie M. Haynesworth	5	625,000	(1)
Mary Pat McCarthy	5	625,000	Yes
Robert E. Switz	5	625,000	Yes
MaryAnn Wright	5	625,000	Yes

(1)Ms. Haynesworth has until February 15, 2026 to meet the guidelines because she first joined the Board in 2021.

Please refer to page 47 for information on the stock ownership guidelines for our Named Executive Officers.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

PROPOSAL DETAILS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as described in this Proxy Statement in the “Compensation Discussion and Analysis” section and the related compensation tables beginning on page 26. We seek your advisory vote and ask that you indicate your support for the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

This “say-on-pay” proposal gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. At our Fiscal 2017 Annual Meeting of Shareholders, our shareholders voted to have an annual advisory vote on say-on-pay and in accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which is expected to occur at the Fiscal 2023 Annual Meeting of Shareholders.

At our annual meeting of shareholders held in January 2022, 86% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. See “Consideration of the Fiscal 2021 Advisory Vote on Executive Compensation” on page 30.

Please read the “Compensation Discussion and Analysis” section and related compensation tables for information necessary to inform your vote on this proposal.

BOARD RECOMMENDATION

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 26 and the tabular and other disclosures on executive compensation beginning on page 49, and cast a vote “FOR” the following resolution:

“Resolved, that shareholders approve, on an advisory basis, the compensation of Micron’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

The say-on-pay vote is required by Section 14A of the Exchange Act (15 U.S.C. 78n-1) and is advisory and therefore not binding on us, the Compensation Committee, or the Board. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there may not be an opportunity for us to revisit these decisions. However, the Board and Compensation Committee value the opinions of our shareholders and will consider the results of the say-on-pay vote and any other feedback from shareholders in their evaluation of our compensation program as they believe to be appropriate.

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VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the voting power of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal 2 is required to approve the non-binding advisory vote on the compensation of our Named Executive Officers.

While this vote is non-binding on our Company and our Board, and will not be construed as overruling a decision by our Company or our Board or creating or implying any additional fiduciary duty for our Company or our Board, our Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers under our executive compensation program.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis presents material information helpful or necessary to understand the objectives and policies of our compensation program for executive officers and the compensation reported in the tables that follow. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals:

•Sanjay Mehrotra, our President and Chief Executive Officer (“CEO”);

•Mark J. Murphy, our Executive Vice President and Chief Financial Officer;

•Manish Bhatia, our Executive Vice President, Global Operations;

•Michael W. Bokan, our Senior Vice President, Worldwide Sales;

•Scott J. DeBoer, our Executive Vice President, Technology and Products;

•Sumit Sadana, our Executive Vice President and Chief Business Officer and our former interim Chief Financial Officer from January 10, 2022 to April 18, 2022; and

•David A. Zinsner, our former Executive Vice President and Chief Financial Officer.

Throughout this discussion and elsewhere in this Proxy Statement, the foregoing individuals are referred to as our “Named Executive Officers.”

Executive Summary

Fiscal 2022 Highlights

•We delivered record annual revenue in fiscal 2022 with solid profitability despite a challenging environment in the latter part of the year:

◦$30.8 billion in revenue (compared to $27.7 billion in fiscal 2021); and
◦$8.7 billion in GAAP net income, or $7.75 in earnings per diluted share (compared to $5.9 billion and $5.14, respectively, in fiscal 2021).

•We ended fiscal 2022 with $11.1 billion of cash, marketable investments, and restricted cash.

•Our industry-leading DRAM and NAND technology made strong progress in fiscal 2022:

◦DRAM:
▪We announced volume shipments of our new 1z 16Gb GDDR6X, which features twice the capacity and up to 15% higher performance than the previous 1y generation;
▪We continued the enablement of DDR5 across the industry, especially with key cloud customers; and
▪We received the first ISO 26262 Automotive Safety Integrity Level D certification of memory for our LPDDR5 DRAM.

◦NAND:
▪We achieved record revenue in SSDs and in our consolidated NAND business in fiscal 2022;
▪176-layer NAND comprised approximately 95% of our mobile NAND bit shipments in the fourth quarter of fiscal 2022; and
▪We led the industry again in entering volume production of the world’s first 232-layer NAND in the fourth quarter of fiscal 2022.

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▪We issued our inaugural $1.0 billion green bond to finance eligible projects focused on renewable energy, green buildings, energy efficiency, water management, pollution control, and a circular economy.

New Manufacturing Fabs

To support expected memory demand in the second half of the decade, in September 2022 and October 2022, we announced plans to invest in two leading-edge memory manufacturing fabs in Boise, Idaho, and Clay, New York, respectively. We plan to build these sites in stages with tool installation and production output ramped in line with industry demand growth, consistent with our goal to maintain stable bit supply share as well as supply discipline.

Total Shareholder Return (“TSR”)

The following chart shows our relative TSR data as compared to the S&P 500 Composite Index and the median of our Compensation Peer Group as identified in "Compensation-Setting Process and the Determination of Compensation Levels – “Market Data” Defined" below.

The information presented is based on closing prices on or nearest to September 1 and represents annualized rates of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of dividends paid, if any, on reinvested dividends.

Executive Compensation Highlights

•In October 2021, the Compensation Committee set compensation levels and performance goals for fiscal 2022 based on a review of financial results, projections, individual contributions, strategic objectives, Market Data (as defined below), and market conditions.

◦The following pay mix, based on target amounts, was established for our CEO and other Named Executive Officers (on average) for fiscal 2022 (other than Mr. Murphy, who joined in April 2022):

◦Our Named Executive Officers are eligible to earn short-term incentive awards pursuant to our Executive Officer Performance Incentive Plan (“EIP”). The Compensation Committee selected performance goals for our Named Executive Officers based on their correlation to the creation of shareholder value and their alignment with our strategic objectives.

▪For fiscal 2022, the Compensation Committee established goals tied to profitability and the achievement of certain technology, product, business, and cost milestones, and goals focusing on key stakeholders. Please see “Fiscal 2022 Executive Compensation – Fiscal 2022 Short-Term Incentive Awards” for additional detail concerning these goals.

◦We used a mix of 50% time-based restricted stock and 50% performance-based restricted stock units for our fiscal 2022 long-term equity incentives.

◦The metrics for our performance-based restricted stock units include percentage of bits shipped as high value solutions and for a certain market segment and TSR relative to the semiconductor sector. In addition, the high-value solutions and market segment goals together have two stretch milestones relating to development of next-generation products. The relative TSR, high-value solutions, and market segment goals have a three-year measurement period.
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Components of our Executive Compensation Program

As illustrated in the table below, our executive compensation program is designed to focus on the longer-term and performance-based components of target total direct compensation.

Compensation Component*	Characteristics		Purpose		Determining Factors
Base Salary
	–	Fixed Compensation	–	Compensates executives for performing day-to-day job responsibilities	–	Market Data median sets baseline
			–	Attracts, develops, and retains highly-qualified executive talent	–	Adjusted for executive’s contributions, experience, and performance
			–	Maintains stable management team
Short Term Incentive Pay
	–	Variable, performance-based cash compensation	–	Provides performance-based, incentive cash awards for outstanding performance at the individual, business-unit, and/or company-wide level	–	Market Data median forms baseline
	–	Target payout is tied to a percentage of executive’s base salary	–	Encourages accountability by rewarding achievement of specific performance goals	–	Annual, pre-determined goals set by the Compensation Committee
			–	Focuses executives on achievement of near-term financial and operational objectives		- Profitability targets - Achievement of certain technology, product, business, and cost aims - Other goals including customer, sustainability, and diversity, equality, and inclusion
			–	Promotes long-term company success and drives shareholder value
Long Term Incentive Pay
Performance RSUs
	–	Variable, performance-based equity compensation	–	Creates direct, specific alignment with shareholders’ interests by focusing executives on long-term value creation through the achievement of key operational milestones and stock price performance	–	Goals set by the Compensation Committee
–	Three-year performance period	- Percentage of NAND bits shipped as high value solutions and for a certain market segment
- TSR relative to the semiconductor sector
- Additional earning opportunities for achievement of stretch goal milestones, subject to the aggregate 2x Limit described below
	–	Earned at the end of the second and third year for the operational goals and each day beginning on the first day of the second year for the financial goal
	–	50% of total banked PRSU vests at end of second year, remaining and/or incremental vests at end of third year
Time-Based RSAs
	–	Variable, performance-based equity compensation	–	Provides alignment with shareholders’ interests by focusing executives on long-term value creation	–	Value based on stock price
	–	Vests ratably over three years	–	Provides retention value
* The percentages shown for each of the compensation components in the table above are presented based on base salary, target annual STI award, and the annual LTI awards (at the target award values approved by the Compensation Committee) granted to our CEO (on the left) and averaged for all other Named Executive Officers, excluding our CEO (on the right). Percentages of total compensation may not total 100% due to rounding.

Consideration of the Fiscal 2021 Advisory Vote on Compensation of Named Executive Officers

At the Fiscal 2021 Annual Meeting of Shareholders on January 13, 2022, in our annual shareholder advisory vote on compensation of Named Executive Officers, 86% of the votes cast were voted in support of the compensation of our Named Executive Officers. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of the fiscal 2021 advisory vote on compensation of Named Executive Officers, the Compensation Committee concluded that the compensation paid to our Named Executive Officers and our overall executive pay practices have shareholder support and have been effective in implementing our stated compensation philosophy and objectives. The Compensation Committee recognizes that executive pay practices and governance principles continue to evolve. Consequently, we discussed executive compensation and other matters with shareholders throughout fiscal 2022 and intend to continue our outreach to shareholders on executive compensation and other matters. The Compensation Committee also intends to continue to seek the advice and counsel of its compensation advisors. Our shareholders may communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “Executive Sessions and Communications with the Board of Directors” on page 21 for information about communicating with the Board.

Oversight of the Executive Compensation Program

Each year, the Compensation Committee, advised by its independent compensation consultant, undertakes a rigorous process to review our executive compensation program and determine executive compensation in the context of our pay-for-performance philosophy. The Compensation Committee believes a substantial portion of our executive compensation should be incentive-based and focused on long-term performance to help ensure that the interests of our executive officers are aligned with those of our shareholders. Our primary long-term objective is to drive sustainable value creation for our shareholders by attracting, retaining, developing, and motivating a diverse group of top executive talent through a comprehensive and market-competitive executive compensation program. The Compensation Committee reviews and approves the goals and objectives used to determine executive compensation, evaluates performance in light of such goals and objectives, and determines and approves compensation levels based on that evaluation.

The Compensation Committee annually engages an external compensation consultant and meets with the compensation consultant at least quarterly. The Compensation Committee also works closely with our CEO with respect to the determination of compensation of other officers. A more complete description of the Compensation Committee’s responsibilities is provided in the Compensation Committee’s Charter approved by the Board, which can be found on our website, www.micron.com. A more complete description of the role of the Compensation Committee’s compensation consultant and our CEO in the compensation process is described later in this Compensation Discussion and Analysis. Additional information regarding the Compensation Committee’s compensation consultant, the specific activities it undertakes for us, and its fees can be found under “Compensation-Setting Process and the Determination of Compensation Levels” on page 33.
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Our Compensation Principles

WHAT WE DO	WHAT WE DON’T DO
✓ Pay for performance by requiring that a substantial portion of our executive officers’ target total direct compensation be earned based on performance goals
✗ No special retirement benefits other than participation in our retirement plans on the same basis as other employees

✗ No tax gross-ups for Change in Control pay

✗ No repricing of options or stock appreciation rights without prior shareholder approval

✗ No “single-trigger” vesting for equity awards upon Change in Control

✗ No pledging or hedging activities involving our stock

✗ No excessive perquisites

✓ Link our compensation program to our long-term corporate growth strategy and key drivers of sustainable shareholder value creation
✓ Use a mix of objective performance measures, cash- and equity-based components, and short- and long-term incentive opportunities that hold our executive officers accountable for executing on our long-term strategy

✓ Engage an independent compensation consultant to evaluate and advise the Compensation Committee on our executive compensation program design and pay decisions for our executive officers
✓ Cap maximum payout levels under our incentive plans
✓ Maintain a compensation recoupment (“clawback”) policy that provides for recoupment of incentive compensation paid to current and former executive officers in the event of an accounting restatement due to material noncompliance

✓ Maintain executive stock ownership guidelines

Pay-for-Performance Philosophy

Our compensation philosophy for executive officers is based on the belief that the interests of our executives should be closely aligned with our long-term performance and sustainable value creation for our shareholders. To support this philosophy, a large portion of each executive officer’s target total direct compensation is “at risk” and linked to the accomplishment of specific financial and operational performance goals that we expect will lead to increased long-term value creation for our shareholders. The table below summarizes the key elements of the compensation that applied to our Named Executive Officers in fiscal 2022 relative to our pay-for-performance philosophy.

Highlights of Our Pay-for-Performance Approach

•	A substantial majority of the compensation available for executives is performance-based and delivered in the form of equity awards in order to more closely align management and shareholder interests.
•	Market Data forms the basis of our compensation targets, with differentiation based on individual factors such as nature of the individual’s role, proficiency in the role, sustained performance over time, and importance to our leadership succession plans.
•	Incentive awards require achievement of critical financial and operational goals and are primarily measured against objective metrics that we believe result in the creation of sustainable value for our shareholders.
•	Actual, realized compensation is designed to fluctuate and be commensurate with changes in shareholder value over time.
•	Performance-based equity awards, measured by internal and external metrics ultimately aimed at driving shareholder value, comprises a significant portion of our long-term incentive compensation opportunities.
•	The Compensation Committee reviews our pay-for-performance compensation arrangements annually, with input from our CEO and advice from the Compensation Committee’s independent compensation consultant.
•	Individual performance assessment is based on numerous factors, including among others: contribution to business results and company performance; completion of objectives; behavior consistent with the highest standard of integrity, ethics, and company values; and commitment to sustainability and DEI programs and initiatives.

Targeting “Reasonable” and “Competitive” Pay

We believe that offering a compensation package that is “reasonable” and “competitive” with what our executives could otherwise obtain in the market, and especially from companies within our Compensation Peer Group, enables us to attract, motivate, reward, and retain qualified individuals and to meet our overall objective of increasing shareholder value. Our Compensation Peer Group consists of companies that we believe are especially likely to be our competitors for executive talent and is discussed further in “Market Data Defined” below. The Compensation Committee determines what would be “reasonable” and “competitive” compensation based upon an analysis of the Market Data, the recommendations of its compensation consultant, and our historical experience.

Reasonable

The Compensation Committee generally considers the Market Data median to be “reasonable,” but could also base individual executive compensation on additional factors, such as:

•differences in position and level of responsibility among officers, both in absolute terms and relative to our other officers and as compared to similarly situated officers within the Compensation Peer Group;

•past and anticipated contributions;

•technical expertise;

•Company performance;

•applicable business unit performance; and

•length of service and/or experience, both in absolute terms and relative to our other officers and as compared to similarly situated officers within the Compensation Peer Group.

The semiconductor industry is highly volatile. Market Data, which is a compilation of data from many companies provided by the compensation consultant as further described below, may change dramatically from year to year and can evolve as compensation practices change, executives retire or are replaced with less experienced and lower-paid executives, goals are achieved or not achieved resulting in varying payouts, participants in proprietary compensation surveys change, and the completeness or accuracy of compensation data improves or deteriorates. Accordingly, what may have been the median or within a “reasonable” range of competitiveness in one year, may be higher or lower for the next. For this reason and the factors noted above, even though the Compensation Committee generally uses the Market Data median as its starting point and guiding principle, officer compensation may vary, above or below the median, or a range from the median, year over year.

Competitive

The Compensation Committee believes, including based on advice from its compensation consultant, that a competitive compensation package will address and measure compensation practices for executive positions with respect to three primary elements of compensation:

•base compensation (salary);

•short-term incentive compensation (cash bonus programs); and

•long-term incentive compensation (time-based restricted stock and performance-based restricted stock units).

We do not require that a particular element comprises a set portion of the target total direct compensation mix. We do believe, however, that a significant portion of the compensation should be variable (such as performance-based incentives and incentives tied to the performance of the Company and its Common Stock) as compared to fixed (such as base salary), and that such variable compensation aligns executives’ interests with those of our
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shareholders. Additionally, although the Compensation Committee reviews total direct compensation (which is the sum of base salary, short-term incentive, and long-term incentive compensation) for each of our Named Executive Officers, it does not have a fixed objective with respect to such total direct compensation. The Compensation Committee’s philosophy is to use incentive pay opportunities rather than base salary as a way to ensure we are able to attract and retain top talent.

Compensation-Setting Process and the Determination of Compensation Levels

The Compensation Committee reviews the compensation of our executive officers on an annual basis and sets compensation levels at the beginning of each fiscal year. As part of this process, the Compensation Committee reviews our financial results for the year just ended, projections for future periods, our strategic business plan, and the Market Data provided by its compensation consultant. The Compensation Committee also works with our CEO to establish performance goals that further our strategic objectives.

Engagement of Compensation Consultant

The Compensation Committee annually engages a compensation consultant to provide a comprehensive review of executive compensation matters and meets with the compensation consultant at least quarterly. This compensation consultant provided the Compensation Committee with information for our executive officers on cash and non-cash compensation elements and historical and trend payment data.

The Compensation Committee has established procedures intended to keep its compensation consultant’s advice objective and free of influence from our management. These procedures include: a direct reporting relationship to the Compensation Committee; a provision in the Compensation Committee’s engagement letter with the compensation consultant specifying what information, data, and recommendations can be shared with management; and an annual update to the Compensation Committee on the compensation consultant’s relationship with the Company, including a summary of the work performed during the preceding 12 months. For fiscal 2022, the specific activities undertaken by the compensation consultant for the Compensation Committee included:

•review the Compensation Peer Group (as defined in this Compensation Discussion and Analysis) and recommend any changes to its members;

•evaluate target total direct compensation and its components (base salary, target short-term incentives, and target long-term incentives) of our executive officers using several data sources;

•evaluate our historical “pay-for-performance” relationship;

•review the metrics and targets associated with the annual short-term incentives and long-term incentive compensation plans;

•review the proposed equity awards to be granted to our executive officers, along with vesting recommendations;

•assist with a risk assessment of our compensation policies and practices;

•review a draft of the Compensation Discussion and Analysis section of our definitive proxy statement; and

•attend the Compensation Committee meetings in which executive compensation matters are discussed.

Compensia, Inc. (“Compensia") was the Compensation Committee’s compensation consultant in fiscal 2022. We paid Compensia a total of $145,019 in fiscal 2022 for services provided. Compensia provided services related exclusively to the executive and non-employee director compensation consulting work performed for the Compensation Committee and for the Governance and Sustainability Committee.

The Compensation Committee considered Compensia’s independence in light of SEC rules and Nasdaq Listing Rules. The Compensation Committee received a letter from Compensia addressing its independence, including the following factors: (i) other services provided to us by them; (ii) fees paid by us as a percentage of their total annual revenue; (iii) policies or procedures maintained by them that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) whether the individual consultants involved in the engagement owned shares of our Common Stock; and (vi) any business or personal relationships between our executive officers and them or the individual consultants involved in the engagement. The Compensation Committee concluded that there were no conflicts of interest with Compensia.

“Market Data” Defined

Each year, our Compensation Committee, with assistance from the management team (including our CEO) and Compensia, identifies a group of peer companies to use as comparators when setting target pay levels (our “Compensation Peer Group”). With input and advice from its compensation consultant, the Compensation Committee reviews our Compensation Peer Group annually to ensure that it reflects industry or economic changes, such as changes in business strategies, operations, product lines, revenues, or availability of key talent. Historically, the Compensation Committee’s peer selection process focused primarily on the semiconductor industry and revenue size.

Our Compensation Peer Group for fiscal 2022 was comprised of the following 16 companies, which we believe are companies with which we are likely to compete for executive talent. In consultation with Compensia, the Compensation Committee did not make any changes to the Compensation Peer Group for fiscal 2022.

Adobe Inc.	Advanced Micro Devices, Inc.
Applied Materials, Inc.	Broadcom Inc.
Cisco Systems, Inc.	Hewlett Packard Enterprise Company
IBM	Intel Corporation
Lam Research Corporation	NVIDIA Corporation
QUALCOMM Corporation	Salesforce.com, Inc.
Seagate Technology	Texas Instruments Incorporated
VMware, Inc.	Western Digital Corporation

Compensation Peer Group Data

Compensia gathers data from the proxy statements publicly filed by our Compensation Peer Group and from published compensation surveys. The relevant survey and Compensation Peer Group data for fiscal 2022, each as discussed below, were weighted equally by the Compensation Committee and are collectively referred to throughout this Compensation Discussion and Analysis as the “Market Data.”

When collecting and assessing market compensation data, we collect data based on job descriptions first. This permits the Compensation Committee to match positions held by our executives with those of our Compensation Peer Group and, as described more fully below, deviate from the Market Data based on the factors described earlier. If the Compensation Committee is not able to match positions to a reasonable number of companies within the Compensation Peer Group, it looks to the rank of the person involved and matches ranks, e.g., our third-highest paid executive officer could be compared to the third-highest paid executive officer at each company within the Compensation Peer Group.

Compensation Survey Data

Compensation survey data may vary from year to year. For fiscal 2022, the compensation consultant used the Radford Global Technology Survey and information obtained from public filings by the Compensation Peer Group. We believe this survey is particularly relevant for technology companies given the high level of participation by such companies in the survey.

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Compensation-Setting Process

Compensia reviews the most recent available data and identifies the Market Data values for the 25th, 50th (i.e., median), and 75th percentile with respect to each position or rank, then compares our compensation data, both as to elements and amounts to be paid or potential value to be delivered, with that of the Market Data and reports its findings to the CEO and the Compensation Committee. The CEO works with Compensia by providing our financial data with respect to the most-recently completed fiscal year. The CEO also reviews projected financial results for the current fiscal year and our strategic business plan. For all Named Executive Officers other than himself, the CEO makes suggestions as to base salary, recommends a potential set of company-wide and/or business unit metrics and targets for the current fiscal year with respect to short-term incentives, and offers suggestions as to long-term incentive compensation. He makes no recommendations as to his own level of compensation. The Compensation Committee reviews the Market Data, discusses the Market Data with the CEO and with Compensia, discusses individual executive officer performance based on input from the CEO and, without the CEO present, discusses the CEO’s own performance for the most-recently completed fiscal year and anticipated performance for the current year. The Compensation Committee uses the Market Data and the deliberations to determine whether our compensation is competitive and reasonable as described above and whether, and to what extent, the Compensation Committee believes it would be appropriate to deviate from the Market Data and competitive practices. Following these deliberations, the Compensation Committee exercises its business judgment to certify the payment of compensation based on the financial results for the most-recently completed fiscal year, and approves the compensation for the current fiscal year, including the metrics and targets for the current fiscal year.

Fiscal 2022 Executive Compensation

Fiscal 2022 Base Salaries

The Compensation Committee decided to increase the base salary for fiscal 2022 for Mr. Mehrotra to reflect our performance at that time and to achieve retention objectives and for each of our other Named Executive Officers to be more competitive with the base salaries offered to similarly-situated executives in the competitive market, as reflected by our Compensation Peer Group and the relevant survey data.

Executive Officer	Fiscal 2022 Base Salary	Base Salary % Change From Fiscal 2021

Sanjay Mehrotra	$1,418,000	5.0%
Mark J. Murphy(1)	700,000	N/A
Manish Bhatia	729,750	5.0%
Michael W. Bokan	551,200	6.0%
Scott J. DeBoer	624,750	5.0%
Sumit Sadana	782,250	5.0%
David A. Zinsner(1)	714,960	8.0%

(1)Mr. Murphy was appointed as our Executive Vice President and Chief Financial Officer, effective as of April 18, 2022, and Mr. Zinsner resigned as our Executive Vice President and Chief Financial Officer, effective as of January 10, 2022.

Fiscal 2022 Short-Term Incentive Awards

We provided annual short-term incentive cash awards to our executive officers pursuant to the EIP. The EIP was last approved by our shareholders in January 2018. The purpose of the EIP is to attract, retain, and reward qualified executives who are important to our success, by providing performance-based, incentive cash awards for outstanding performance at the individual and/or Company-wide level. In fiscal 2022, the Compensation Committee set the short-term incentive compensation “opportunity” (“Target Award”) for each Named Executive Officer in terms of a specified percentage of such officer’s base salary.

The Target Awards payable under the EIP for achievement of the fiscal 2022 goals are shown in the columns “Estimated Future Payouts under Non-Equity Incentive Plan Awards” of the “Grants of Plan-Based Awards in Fiscal 2022” table. All goals were established with threshold (50%), target (100%), exceptional (150%), and maximum (200%) payout levels, with intermediate payout levels for certain goals. All payout levels require significant execution and effort, and there is no assurance of goal achievement.

Target Awards established for fiscal 2022 for our Named Executive Officers, as a percentage of base salary, were measured against the Market Data median, as part of the Compensation Committee’s efforts to make such opportunities “Reasonable” as described above. Though the Market Data median is instructive, the Compensation Committee also considers the other factors described under the section entitled “Reasonable” above when determining Target Awards for our Named Executive Officers.

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For fiscal 2022, the following Target Awards were established, which represented an increase from fiscal 2021 for Messrs. Mehrotra, Bhatia, Sadana, and Zinsner:

Executive Officer	% of Base Salary

Sanjay Mehrotra	215%
Mark J. Murphy(1)	110%
Manish Bhatia	110%
Michael W. Bokan	90%
Scott J. DeBoer	100%
Sumit Sadana	120%
David A. Zinsner(1)	110%
(1)Mr. Murphy was appointed as our Executive Vice President and Chief Financial Officer, effective as of April 18, 2022, and Mr. Zinsner resigned as our Executive Vice President and Chief Financial Officer, effective as of January 10, 2022.
The Compensation Committee established a profitability goal and five operational metrics for evaluating performance in fiscal 2022, which includes performance on ESG issues including labor practices, greenhouse gas (“GHG”) emissions, and water and waste management:

•profitability (50% weighting);
•achievement of certain product milestones including sales of certain NAND and DRAM products as a percentage of total sales, growth of certain channel sales, and revenue from emerging technologies (10% weighting);
•execution to, and acceleration of, our technology roadmap objective criteria/milestones related to NAND and DRAM, with an additional stretch goal for exceptional performance (10% weighting, plus potential stretch goal);
•continued increases in our cost competitiveness (10% weighting);
•achievement of certain delivery, customer satisfaction, and customer quality metrics (10% weighting); and
•achievement of certain milestones focusing on ESG issues (10% weighting), including:
◦environmental sustainability (reduce GHG emissions; increase water reuse and recycling; and reduce waste to landfill); and
◦DEI (increase underrepresented groups at the new hire and senior leader levels; maintaining pay equity; increase retention of underrepresented groups; and increase supplier diversity).

The Compensation Committee chose these metrics and their linkage to our business and results of operations because they believe:

•performance against these metrics enhances shareholder value and rewards operational excellence that positions the Company for better long-term performance;
•a focus on sustainability benefits our team members, communities, and other stakeholders;
•a balanced weighting limits the likelihood of rewarding executives for taking excessive risk;
•including a profitability target encourages the pursuit of profitable revenue and strong margins; and
•using different measures avoids paying for the same performance twice.

Shortly after the fiscal year concluded, the Compensation Committee reviewed and determined the Company’s performance against these corporate metrics, applied the percentage of achievement to plan and weighted the results according to the weightings established at the beginning of the year. After applying this formula, the Compensation Committee considered each Named Executive Officer’s performance over fiscal 2022 and established a final EIP payout for fiscal 2022.

Our Named Executive Officers received EIP bonuses in the following amounts for fiscal 2022:

Executive Officer	Bonus Paid

Sanjay Mehrotra	$3,435,275
Mark J. Murphy(1)	326,555
Manish Bhatia	904,511
Michael W. Bokan	558,983
Scott J. DeBoer	703,968
Sumit Sadana	1,057,727
David A. Zinsner(2)	N/A

(1)The bonus for Mr. Murphy was prorated to reflect his length of service in fiscal 2022.

(2)Mr. Zinsner did not receive a bonus due to his resignation from the Company effective as of January 10, 2022.
Fiscal 2022 Long-Term Equity Incentives

We believe long-term incentive compensation should be tied to our success and promote increases in shareholder value. Accordingly, performance-based restricted stock unit awards are a significant component of our executive compensation program. We believe these awards are especially aligned with shareholders’ interests as their value is dependent upon the achievement of key operational milestones or stock price performance. To help retain executives, we also grant time-based restricted stock awards. The Compensation Committee reviews peer data related to the mix and types of long-term incentive compensation awards and works with its independent compensation consultant to determine the allocation and type of performance- and time-based awards to grant each fiscal year.

In fiscal 2022, the Compensation Committee set the long-term incentive mix at 50% performance-based restricted stock units (“PRSUs”) and 50% time-based restricted stock awards. The Compensation Committee believes that a high percentage of PRSUs emphasizes Micron’s strong “pay-for-performance” philosophy underlying our executive compensation program.

In determining the amount of the long-term equity incentive awards for our Named Executive Officers, the Compensation Committee reviewed Market Data and information provided by Mr. Mehrotra related to the other officers’ performance and his recommendation as to the amount of their awards. Though the Market Data is instructive, the Compensation Committee also considered the other factors described under the section entitled “Reasonable” above when determining long-term equity incentive awards for our Named Executive Officers. For information on Mr. Mehrotra’s long-term equity incentive award, please see the discussion below on CEO compensation.

The following table shows the value of our Named Executive Officers’ fiscal 2022 long-term equity incentive awards:

Named Executive Officer	Fiscal 2022 Long-Term Equity Incentives(1)

Sanjay Mehrotra	$23,500,000
Mark J. Murphy(2)	2,632,000
Manish Bhatia	8,000,000
Michael W. Bokan	4,500,000
Scott J. DeBoer	6,250,000
Sumit Sadana	8,250,000
David A. Zinsner(3)	7,000,000
(1)Reflects target grant-date fair value.
38 | 2022 Proxy Statement

(2)Mr. Murphy’s target long-term equity incentive for fiscal 2022 was $7,000,000, which was prorated to reflect his length of service in fiscal 2022. Mr. Murphy also received a new hire award with a grant-date fair value of $9,999,999 in connection with his appointment as Executive Vice President and Chief Financial Officer effective as of April 18, 2022.
(3)Mr. Zinsner’s award was forfeited due to his resignation from the Company effective as of January 10, 2022.

We have not, and do not plan to time the grant of long-term incentive awards (or the award or payment of any other compensation) with the release of material, non-public information. Historically, long-term incentive awards have been made in the first quarter of the fiscal year with the exact grant date corresponding with the date of the approval of the Compensation Committee. The Compensation Committee generally approves long-term incentive awards granted to the Named Executive Officers on the same day as the grants to other executive officers. For purposes of our equity plans, fair market value is defined as the closing price of our Common Stock as quoted on Nasdaq for the last market-trading day prior to the date of grant.

Performance-based RSUs Granted in Fiscal 2022

PRSUs support the Compensation Committee’s desire to link realized value to the Company’s long-term success and help align executive compensation with shareholder interests. For fiscal 2022, the Compensation Committee awarded PRSUs subject to performance metrics that measure the percentage of NAND bits shipped as part of certain high-value solutions (the “2022 High-Value Solutions PRSU Award”), the percentage of NAND bits shipped for a certain market segment (the “2022 Market Segment PRSU Award” and, together with the 2022 High-Value Solutions PRSU Award, the “2022 NAND PRSU Awards”), and relative TSR growth (the “2022 TSR PRSU Award”). The achievement of the pre-determined goals for these awards requires a significant level of execution and effort and there is no assurance of goal achievement.

PRSU awards are eligible to be earned (or “banked”) during the second and third years of the three-year period covering fiscal 2022, 2023, and 2024 (the “Performance Period”) based upon results against performance metrics set at the beginning of the Performance Period. The actual number of PRSUs that will be banked and become eligible to vest under the 2022 High-Value Solutions PRSU Awards, the 2022 Market Segment PRSU Awards, and the 2022 TSR PRSU Awards (together the “2022 PRSU Awards”) is determined by reference to each Named Executive Officer’s target number of PRSUs and the payout factor that results from actual performance versus pre-established performance metrics (the “Payout Factor”), and is subject to the caps discussed below.

The number of PRSUs that each Named Executive Officer may earn under all 2022 PRSU Awards (taken together) during the Performance Period will not exceed two times the aggregate target number of PRSUs covered by all of a Named Executive Officers’ 2022 PRSU Awards (the “2x Limit”). As a result, our Named Executive Officers’ ability to earn and vest in any PRSUs is capped at the 2x Limit. Additionally, the maximum award of PRSUs may not exceed 5,000,000 shares of our Common Stock in any one calendar year to any one participant, as provided in the applicable equity incentive plan.

2022 NAND PRSU Awards

The 2022 NAND PRSU Awards are comprised of the 2022 High-Value Solutions PRSU Awards and the 2022 Market Segment PRSU Awards. The 2022 High-Value Solutions PRSU Awards tie 25% of each Named Executive Officer’s target performance-based long-term incentive compensation opportunity to the achievement of certain percentages of NAND bits shipped as part of certain high-value solutions. The 2022 Market Segment PRSU Awards tie 25% of each Named Executive Officer’s target performance-based long-term incentive compensation opportunity to the achievement of certain percentages of NAND bits shipped for a certain market segment. The 2022 NAND PRSU Awards also have two additional earnings opportunities for stretch goals based on product development milestones.

Performance is measured by exceeding a threshold, then meeting certain prescribed targets, subject to a maximum payout. The maximum payout for achieving such targets is 200% of the target number of PRSUs under each award, subject to any increases for achieving the stretch milestones described below but capped by the 2x Limit described further above. 2022 NAND PRSU Awards do not bank unless performance meets or exceeds the established thresholds. When performance results in achievement above the threshold and between performance levels, the applicable Payout Factor will be determined based on interpolation between performance levels.

In addition, the 2022 Payout Factors with respect to the 2022 NAND PRSU Awards may be increased upon achievement of two stretch milestones relating to development of next-generation products that the Compensation Committee believes represent significant progress that will enhance long-term shareholder value.

Determination of Payout

Achievement levels with respect to the Payout Factor applicable to the 2022 NAND PRSU Awards are measured at the end of the second and third fiscal years of the Performance Period. No later than 60 days after the end of the second and third fiscal years in the Performance Period (each, a “Certification Date”), the Compensation Committee determines and certifies the resulting Payout Factors for the applicable fiscal year as set forth above. PRSUs that have achieved the requisite performance become banked.

Vesting

PRSUs do not vest under the 2022 NAND PRSU Awards until the Certification Date that immediately follows the end of fiscal 2023, when 50% of the then-unvested banked PRSUs (for the avoidance of doubt, inclusive of any PRSUs becoming banked PRSUs as of such Certification Date) will vest. Remaining banked PRSUs and/or incremental PRSUs that become banked PRSUs will vest as of the Certification Date that immediately follows the end of fiscal 2024. If a Named Executive Officer terminates employment with the Company for any reason other than a termination by the Company for cause, any banked shares will continue to vest on the vesting schedule described above. No further PRSUs under the 2022 NAND PRSU Awards will vest following a Named Executive Officer’s termination for cause. For purposes of the 2022 NAND PRSU Awards, “cause” is as defined in the agreement between a Named Executive Officer and the Company governing the terms of such Named Executive Officer’s employment or termination thereof, or if not so defined, as defined in the equity incentive plan under which the award was granted.

2022 TSR PRSU Awards

The 2022 TSR PRSU Awards tie 50% of each Named Executive Officer’s target performance-based long-term incentive compensation opportunity to the Company’s share price growth as compared to the median TSR of the companies in the PHLX Semiconductor Sector Index (SOX) over the three-year Performance Period. For fiscal 2022, the Compensation Committee set the target goal at the median of the SOX index, which is composed of companies primarily involved in the design, distribution, manufacture, and sale of semiconductors, calculated based on the difference between the Company’s and the median SOX index company’s 60-day average three-year TSR compounded annual growth rate performance.

Payout Factor

The Payout Factor for the 2022 TSR PRSU Awards is based on the average of the Company’s three-year TSR for each of the 60 days trailing the applicable measurement date (inclusive of the measurement date), expressed as a compounded annual growth rate (the “TSR CAGR”), relative to the TSR CAGR of the median company in the PHLX Semiconductor Sector Index (SOX) (the “Median SOX Company”). The relative TSR (“rTSR”) CAGRs of the Company versus the Median SOX Company (the “rTSR CAGR”) will be measured on each day starting on the first day of fiscal 2023 through the last day of the Performance Period (each, a “measurement date”).

40 | 2022 Proxy Statement

The following table sets forth the levels of rTSR CAGR required to be achieved under a 2022 TSR PRSU Award to result in the Payout Factors specified below:

rTSR CAGR Achieved on a Measurement Date	Payout Factor for the rTSR CAGR

Less than -50 percentage points (“pp”)	0.0x
-50pp (“rTSR Threshold”)	0.5x
0pp (“rTSR Target”)	1.0x
+25pp (“rTSR Maximum”)	1.5x
Greater than +25pp	1.5x
If the rTSR CAGR achieved is between the rTSR Threshold and rTSR Target levels or the rTSR Target and rTSR Maximum levels, the Payout Factor will be determined using interpolation between the applicable levels.

Cap on PRSU Earning and Vesting
The maximum number of PRSUs that may vest is equal to 150% of the target number of PRSUs granted under the 2022 TSR PRSU Award (subject to the total 2x Limit cap discussed under “Performance-based RSUs Granted in Fiscal 2022” above).

Determination of Payout
As of any measurement date, the number of PRSUs under a 2022 TSR PRSU Award that are considered banked through such date will equal the product of the Payout Factor determined based on the greatest rTSR CAGR achieved during the Performance Period through such date, and the target number of PRSUs subject to the 2022 TSR PRSU Award. Accordingly, once PRSUs under a 2022 TSR PRSU Award become banked on a measurement date (due to achievement of a particular rTSR CAGR level), additional PRSUs can become banked only if a greater rTSR CAGR level is achieved on a later measurement date. Such additional PRSUs banked, if any, will be equal to the excess of the Payout Factor determined using the new, greater rTSR CAGR achieved, over the Payout Factor determined using the next greatest rTSR CAGR previously achieved, multiplied by the target PRSUs subject to the 2022 TSR PRSU Award. Following completion of each of fiscal 2023 and 2024, the Compensation Committee will certify the extent of achievement of the Payout Factors as set forth above during fiscal 2023 and 2024, respectively (an “rTSR Certification”).

Vesting

On the date of the first rTSR Certification (following fiscal 2023), 50% of any PRSUs that have been certified as banked through the date of such rTSR Certification will vest. On the date of the second rTSR Certification (following fiscal 2024), the remaining 50% of PRSUs that were certified as banked upon the first rTSR Certification, and 100% of any additional PRSUs that are certified as banked for achievement of a greater Payout Factor during the remainder of the Performance Period after the first rTSR Certification, will vest. If a Named Executive Officer terminates employment with the Company for any reason other than a termination by the Company for cause, any banked shares also will continue to vest on the vesting schedule described above. No further PRSUs under the 2022 TSR PRSU Award will vest following a Named Executive Officer’s termination for cause. For purposes of the 2022 TSR PRSU Award, cause is as defined in the agreement between a Named Executive Officer and the Company governing the terms of such Named Executive Officer’s employment or termination thereof, or if not so defined, as defined in the equity incentive plan under which the award was granted.

Fiscal 2022 PRSUs Achievement

The measurement periods for the 2022 NAND PRSU Awards and the 2022 TSR PRSU Award do not begin until fiscal 2023. Accordingly, no shares were banked during fiscal 2022 under the 2022 PRSU Awards.

Fiscal 2021 PRSUs Achievement

For fiscal 2021, the Compensation Committee awarded PRSUs under performance metrics that measure relative TSR growth (the “2021 TSR PRSU Award”) and the percentage of bits shipped as part of certain high value solutions (the “2021 High-Value Solutions PRSU Award” and, together with the 2021 TSR PRSU Award, the “2021 PRSU Awards”), with the 2021 TSR PRSU Award and the 2021 High-Value Solutions PRSU Award each representing 50% of the total target PRSU opportunity for each Named Executive Officer. Mr. Murphy joined the Company in April 2022 and, as a result, did not receive any 2021 PRSU Awards. In October 2022, the Compensation Committee reviewed the Company’s performance relative to the 2021 PRSU Award metrics, applied the applicable 2021 Payout Factors, and certified that the following shares had been banked by our Named Executive Officers (other than Mr. Murphy) under the 2021 PRSU Awards:

Total Shares Banked for Fiscal 2022 Performance under 2021 TSR PRSU Award

2021 TSR PRSU Award	164,674

Named Executive Officer	Shares Banked for Fiscal 2022 Performance under 2021 TSR PRSU Award	Shares Vested under 2021 TSR PRSU Award

Sanjay Mehrotra	69,221	34,610
Manish Bhatia	22,450	11,225
Michael W. Bokan	13,096	6,548
Scott J. DeBoer	18,708	9,354
Sumit Sadana	24,321	12,160
David A. Zinsner(1)	16,878	8,439
(1)Mr. Zinsner’s banked shares under the 2021 TSR PRSU Award for fiscal 2022 performance prior to his resignation from the Company effective as of January 10, 2022.

Total Shares Banked for Fiscal 2022 Performance under 2021 High-Value Solutions Award

2021 High-Value Solutions Award	380,244

Named Executive Officer	Shares Banked for Fiscal 2022 Performance under 2021 High-Value Solutions PRSU Award	Shares Vested under 2021 High-Value Solutions PRSU Award

Sanjay Mehrotra	178,090	89,045
Manish Bhatia	57,758	28,879
Michael W. Bokan	33,692	16,846
Scott J. DeBoer	48,132	24,066
Sumit Sadana	62,572	31,286
David A. Zinsner(1)	N/A	N/A
(1)Mr. Zinsner’s award was forfeited due to his resignation from the Company effective as of January 10, 2022.

42 | 2022 Proxy Statement

Fiscal 2020 PRSUs Achievement

For fiscal 2020, the Compensation Committee awarded PRSUs under performance metrics that measure relative TSR growth (the “2020 TSR PRSU Award”) and the percentage of bits shipped as part of certain high value solutions (the “2020 High-Value Solutions PRSU Award” and, together with the 2020 TSR PRSU Award, the “2020 PRSU Awards”), with the 2020 TSR PRSU Award and the 2020 High-Value Solutions PRSU Award each representing 50% of the total target PRSU opportunity for each Named Executive Officer. Mr. Murphy joined the Company in April 2022 and, as a result, did not receive any 2020 PRSU Awards. In October 2022, the Compensation Committee reviewed the Company’s performance relative to the 2020 PRSU Award metrics, applied the applicable 2020 Payout Factors, and certified that the following shares had been banked by our Named Executive Officers (other than Mr. Murphy) under the 2020 PRSU Awards:

Total Shares Banked for Fiscal 2022 Performance under 2020 TSR PRSU Award

2020 TSR PRSU Award	—

Named Executive Officer	Shares Banked for Fiscal 2022 Performance under 2020 TSR PRSU Award	Shares Vested under 2020 TSR PRSU Award

Sanjay Mehrotra	—	3,742
Manish Bhatia	—	1,247
Michael W. Bokan	—	499
Scott J. DeBoer	—	936
Sumit Sadana	—	1,373
David A. Zinsner	—	998

Total Shares Banked for Fiscal 2022 Performance under 2020 High-Value Solutions Award

2020 High-Value Solutions Award	—

Named Executive Officer	Shares Banked for Fiscal 2022 Performance under 2020 High-Value Solutions PRSU Award	Shares Vested under 2020 High-Value Solutions PRSU Award

Sanjay Mehrotra	—	141,252
Manish Bhatia	—	47,084
Michael W. Bokan	—	18,834
Scott J. DeBoer	—	35,314
Sumit Sadana	—	51,792
David A. Zinsner	—	37,667

Time-Based RSAs

Time-based restricted stock awards (“RSAs”) support retention and are linked to shareholder value and ownership. Annual RSAs granted in fiscal 2022 vest ratably over three years from the date of grant, subject to continued employment. In fiscal 2022, RSAs comprised 50% of the target value of the long-term incentive awards granted.

Other Fiscal 2022 Employee Benefits

We provide a competitive level of time-off, health, life, disability, and retirement benefits to substantially all employees. The Named Executive Officers participate in the same plans as our other employees. Executive perquisites are not considered to be material elements of compensation.

CEO Compensation

The Compensation Committee considered peer compensation data presented to it in October 2021 and Market Data in setting Mr. Mehrotra’s target total direct compensation (i.e., the sum of base salary, target short-term incentive compensation, and target long-term incentive compensation) for fiscal 2022.

Mr. Mehrotra’s compensation is comprised of the following elements:

Base Salary

Mr. Mehrotra’s annual base salary for fiscal 2022 was $1,418,000.

Short-Term Incentive

Mr. Mehrotra’s short-term incentive target was 215% of his base salary for fiscal 2022.

Long-Term Equity Incentive

Mr. Mehrotra’s long-term equity incentive compensation opportunity for fiscal 2022 was $23,500,000. Mr. Mehrotra’s equity awards were comprised of 50% time-based restricted stock and 50% performance-based restricted stock units.

The following table sets forth the elements and amounts of Mr. Mehrotra’s long-term incentive awards:

Fiscal 2022 Awards	Number of Shares / Units(1)	Grant Date Fair Value(1)

Time-based Restricted Stock	176,109	$11,749,992
Performance-based Restricted Stock Units	162,000	11,749,973
	338,109	$23,499,965
(1)Information related to Mr. Mehrotra’s long-term incentive award is also included in the “Grants of Plan-Based Awards in Fiscal 2022” table. The time-based share amounts are listed in the column “All Other Stock Awards: Number of Shares of Stock or Units,” and the performance-based share amounts are listed in the column “Estimated Future Payouts under Equity Incentive Plan Awards.” The values included in those tables reflect the grant-date fair value under U.S. GAAP.

Other Compensation

The Compensation Committee agreed to reimburse Mr. Mehrotra for commuting expenses, and federal, state, and other income taxes resulting from imputed income related to his commuting expenses.

44 | 2022 Proxy Statement

In addition, we also pay for personal security arrangements for Mr. Mehrotra. We do not consider personal security measures to be a personal benefit to Mr. Mehrotra, but instead appropriate expenses for the benefit of the Company that arise out of his employment responsibilities and that are necessary to his job performance and to ensure the safety of Mr. Mehrotra and his family. In determining to authorize these security arrangements, the Compensation Committee evaluated the need to respond to specific incidents and threats, and reviewed recommendations from a leading security firm. In addition, the Compensation Committee has established a policy to review personal security costs quarterly. The Security Committee also has an annual process for oversight of the nature of security measures and will discontinue, adjust, or enhance security as appropriate.

In the interests of safety, security, and efficiency and in light of the global COVID-19 pandemic and resurgence in many locations, the Compensation Committee has authorized Mr. Mehrotra to use the Company's aircraft for personal travel. The Compensation Committee also has established a policy to review costs for use of Company aircraft for personal travel on a quarterly basis. Mr. Mehrotra reimbursed the Company for the cost per flight hour of the aircraft in respect of all of his usage of the Company’s aircraft for personal travel during fiscal 2022.

See footnote 7 to the Fiscal 2022 Summary Compensation Table for additional information.

Severance and Change in Control Arrangements

Severance Agreements

President and Chief Executive Officer

At the time of his hire, we entered into an executive agreement with Mr. Mehrotra (the “Executive Agreement”) providing for severance benefits in certain circumstances. The Executive Agreement provides that if Mr. Mehrotra’s employment is terminated (i) as result of his death or “disability,” (ii) by us without “cause” or (iii) as a result of Mr. Mehrotra’s resignation for “good reason,” then in addition to receiving his accrued base salary, accrued vacation pay, and other earned and vested employee benefits, Mr. Mehrotra will receive the following severance benefits:

•salary continuation equal to two times Mr. Mehrotra’s salary in effect upon the date of termination paid in installments during the one-year period following termination (or paid in a lump sum if Mr. Mehrotra’s termination of employment occurs on, or within 12 months after, a “Change in Control”);

•a pro-rated annual bonus under the EIP for the year of termination, subject to achievement of applicable performance criteria, paid in accordance with the terms of the EIP;

•an additional bonus of two times Mr. Mehrotra’s target annual bonus under the EIP for the year of termination paid on the one-year anniversary of Mr. Mehrotra’s termination;

•continued vesting (and exercisability) of any options, restricted stock or other time-based, and, subject to achievement of applicable performance criteria, performance-based equity awards for the one-year period following Mr. Mehrotra’s termination of employment; and

•a cash payment equal to the medical benefits and employer qualified plan matching contributions Mr. Mehrotra would have received had Mr. Mehrotra remained employed for an additional two years, paid in a lump sum following termination.

If Mr. Mehrotra’s severance benefits become payable on account of his “good reason” resignation prior to a “Change in Control” and Mr. Mehrotra becomes employed within one year of his termination of employment, the unpaid portion of his salary continuation benefit will be forfeited. The Executive Agreement also includes a “cut-back” provision, which provides that Mr. Mehrotra’s benefits under the Executive Agreement will be reduced so that no excise tax will apply under Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), if such reduction will result in a higher net after-tax benefit to Mr. Mehrotra. The Executive Agreement does not provide a tax gross-up for any such tax. Mr. Mehrotra’s entitlement to the benefits provided under the Executive Agreement are conditioned on Mr. Mehrotra signing a release of claims in favor of Micron and on Mr. Mehrotra’s compliance with terms of our non-competition, non-solicitation, and non-disclosure agreement.

Other Named Executive Officers

Each of our other Named Executive Officers have severance agreements (together, the “NEO Severance Agreements”). The NEO Severance Agreements provide for severance benefits upon certain terminations of employment. These benefits begin upon a “separation of service” as defined in Section 409A of the Code, regardless of when a termination of employment or loss of officer status occurs, and ends after one year (or 18 months if termination occurs within 12 months of a Change in Control). We believe severance agreements for certain of our officers are in the best interests of us and our shareholders, in that they help us attract and retain qualified executive talent, promote candid discussion among our officers, help provide for a smooth transition when there is a change in management, provide the officer with benefits in consideration of a promise not to compete with us after termination of employment, and release us, and our officers, directors, employees, and agents from any and all claims.

Provided a Named Executive Officer complies with post-employment obligations and restrictions described below and all other terms of the NEO Severance Agreement, the Named Executive Officer is entitled to receive compensation during the 12- or 18-month period following termination of employment equivalent to the compensation and benefits customarily provided to such Named Executive Officer while employed including, but not limited to, salary, executive bonus, and in certain cases, continued vesting of outstanding stock options and restricted equity awards. With respect to cash and equity awards that are performance-based, the Named Executive Officer is entitled to receive such awards only if the goals are achieved before or during the 12- or 18-month period following termination of employment. Terminated Named Executive Officers are not entitled to receive any new awards under our equity plans or the EIP or to the payment of any compensation that would be deferred past the 12- or 18-month period following termination of employment due to payment criteria of an incentive program, as those criteria exist as of the date of termination. Notwithstanding the discussion above, the NEO Severance Agreements for Messrs. DeBoer and Bokan do not provide for enhanced benefits upon separation in connection with a Change in Control and provide for immediate vesting of their outstanding equity awards at the time of termination of their employment, subject to proration for time-based and performance-based awards, with no credit for service beyond the time of termination of employment. Mr. Murphy’s NEO Severance Agreement also provides that in connection with certain terminations of employment any unvested shares granted as part of his new hire equity award will continue to vest at the same time and in the same amounts as if he had remained an employee through the applicable vesting date.

Terminated Named Executive Officers are subject to the following post-termination obligations and restrictions:

•a one-year non-competition obligation;

•confidentiality obligations related to our proprietary and confidential information that last indefinitely;

•a non-disparagement and confidentiality obligation surrounding the reasons for, and circumstances of, the Named Executive Officer’s termination of employment or change in officer status that lasts indefinitely. However, we may disclose such information if we determine, in our sole discretion, it is either required by law to be disclosed or necessary to be disclosed to serve a valid business purpose; and

•non-solicitation and non-interference provisions relating to our employees and business partners that last at least one year.

Upon receipt of all benefits under the NEO Severance Agreement, we and the Named Executive Officer are considered to have settled, waived, and voluntarily released any and all claims each has or may have against the other, inclusive of any of our affiliates, officers, directors, employees or agents, both individually and in their official capacities, which claims are accruing prior to the end of the 12- or 18-month period following termination of employment.

46 | 2022 Proxy Statement

Estimated Severance Payments

See “Potential Payments Upon Termination or Change in Control” on page 58 for a description of the estimated severance amounts as of the end of fiscal 2022 for Messrs. Mehrotra, Murphy, Bhatia, Bokan, DeBoer, and Sadana. Mr. Zinsner resigned from the Company effective as of January 10, 2022 and did not receive any payments or other benefits under his NEO Severance Agreement.

Change in Control Arrangements

We do not have separate Change in Control agreements for our Named Executive Officers and directors. The Executive Agreement and the NEO Severance Agreements referenced above provide for transitional benefits in the event of termination of employment, including following a Change in Control. In addition, under the terms of our EIP and our equity compensation plans, awards may be substituted, assumed, or accelerated upon a Change in Control, depending upon the circumstances. Our equity plans provide for “double-trigger” vesting provisions in the event of a Change in Control. As a result, if awards are assumed by a successor in connection with a Change in Control, such awards will not automatically vest and pay out solely as a result of the Change in Control. Instead, such awards will only vest if within one year after the effective date of the Change in Control, the participant’s employment is terminated without cause or, in the case of certain participants including our Named Executive Officers, if the participant resigns for good reason. In the case of Messrs. DeBoer and Bokan, their NEO Severance Agreements provide for immediate vesting of their unvested equity awards upon termination of employment, subject to proration as described above. The compensation that Named Executive Officers could receive if a Change in Control occurs is intended to enable them to objectively evaluate whether a potential Change in Control is in the best interest of us and our shareholders. The estimated value that the Named Executive Officers could receive from our Change in Control provisions can be found in “Potential Payments Upon Termination or Change in Control” on page 58.

Consideration of Tax Consequences when Making Compensation Decisions

Code Section 162(m) generally disallows a tax deduction to public companies such as Micron for annual compensation over $1,000,000 per person paid to our Named Executive Officers and certain other current or former executive officers. Although the Compensation Committee considers the deductibility of compensation under Section 162(m), it reserves the right to grant or approve compensation or awards that may be non-deductible when it believes such compensation or awards are in our and our shareholders’ best interests.

Stock Ownership Guidelines

We have established stock ownership guidelines for our executive officers. The Compensation Committee believes that our executive officers will more effectively manage the Company in the best interests of the shareholders if they are also shareholders. The minimum ownership guideline for our CEO is to hold shares with a value equal to five times his base salary. Messrs. Murphy, Bhatia, Bokan, DeBoer, and Sadana are required to hold shares with a value equal to three times their base salary. Executive officers are given five years to meet the ownership guidelines. The Governance and Sustainability Committee reviews the stock ownership guidelines annually and monitors each covered executive’s progress toward, and continued compliance with, the guidelines. Stock sales restrictions may be imposed upon executive officers if the stock ownership guidelines are not met. All our executive officers are in compliance with the guidelines.

The following table shows compliance with the guidelines as of the Record Date:

Executive Officer	Guideline Multiplier	Guideline Amount(1)	Compliance with Guideline

Sanjay Mehrotra	5	$7,090,000	Yes
Mark J. Murphy	3	2,100,000	Yes
Manish Bhatia	3	2,189,250	Yes
Michael W. Bokan	3	1,653,600	Yes
Scott J. DeBoer	3	1,874,250	Yes
Sumit Sadana	3	2,346,750	Yes
(1)Based on base salary amounts as of the Record Date.

Please see page 23 for information on stock ownership guidelines for our directors.

Compensation Recoupment (Clawback) Policy

We have established a compensation recoupment (clawback) policy. In the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under U.S. securities law, the Company will, to the extent permitted by applicable law, recoup compensation from each current or former executive officer who, during the three-year period preceding the date on which a restatement is required, received compensation from incentive awards based on the erroneous financial data, provided that the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. The Compensation Committee has sole discretion to determination when and how to seek any recovery and may forgo recovery if it determines that the cost of recovery would exceed the amount sought to be recovered.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee Richard M. Beyer Robert E. Switz MaryAnn Wright

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or an officer or employee of any of our subsidiaries during fiscal 2022. During fiscal 2022, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board.

48 | 2022 Proxy Statement

FISCAL 2022 SUMMARY COMPENSATION TABLE

The following table details the total compensation earned by our Named Executive Officers in fiscal 2022, 2021, and 2020.

Name and Principal Position	Year	Salary(1)(2)	Bonus (3)	Stock Awards(4)(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation(7)	Total

Sanjay Mehrotra	2022	$1,409,893	$—	$23,499,965	$3,435,275	$495,676	$28,840,809
President and Chief	2021	1,350,000	—	18,499,995	4,800,600	666,114	25,316,709
Executive Officer	2020	1,369,039	—	14,999,989	3,591,001	35,459	19,995,488
Mark J. Murphy	2022	266,538	250,000	12,631,963	326,555	99,986	13,575,042
Executive Vice President and
Chief Financial Officer
Manish Bhatia	2022	725,607	—	7,999,991	904,511	8,887,720	18,517,829
Executive Vice President,	2021	695,000	—	5,999,969	1,235,710	622,194	8,552,873
Global Operations	2020	704,211	—	5,000,012	924,351	583,785	7,212,359
Michael W. Bokan	2022	547,480	—	4,500,043	558,983	18,088	5,624,594
Senior Vice President,
Worldwide Sales(8)
Scott J. DeBoer	2022	621,203	—	6,249,944	703,968	17,450	7,592,565
Executive Vice President,	2021	595,000	—	4,999,957	1,057,910	15,700	6,668,567
Technology and Products	2020	601,596	—	3,750,026	791,351	16,887	5,159,860
Sumit Sadana	2022	777,809	—	8,250,001	1,057,727	15,893	10,101,430
Executive Vice President	2021	745,000	—	6,500,005	1,457,071	14,500	8,716,576
and Chief Business Officer(9)	2020	755,173	—	5,500,013	1,089,936	14,250	7,359,372
David A. Zinsner	2022	257,671	—	7,000,029	—	9,480	7,267,180
Former Executive Vice President &	2021	662,000	—	4,999,957	1,177,036	14,500	6,853,493
Chief Financial Officer	2020	670,992	—	4,000,021	880,461	17,531	5,569,005

(1)Mr. Murphy was appointed as our Executive Vice President and Chief Financial Officer, effective as of April 18, 2022, and his annual base salary for fiscal 2022 was $700,000. Fiscal 2022 amount for Mr. Zinsner represents salary earned up to his resignation from the Company effective as of January 10, 2022.

(2)Our fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31. Fiscal 2022 and 2021 each contained 52 weeks and fiscal 2020 contained 53 weeks. The amounts shown for salary for 2020 include an additional week as compared to 2022 and 2021 in accordance with our fiscal calendar.

(3)Mr. Murphy received a cash signing bonus upon joining the Company.

(4)The grant date fair values for the stock awards are based on the closing price on the last market trading day prior to the date of grant. The grant date fair value of the performance-based awards granted in fiscal 2022, 2021, and 2020 was computed by multiplying (i) the target number of restricted shares or units awarded to each Named Executive Officer, which was the assumed probable outcome as of the grant date, by (ii) either (a) the closing price of our Common Stock on the last market trading day prior to the date of grant; or (b) the fair value per share as calculated by the use of a Monte Carlo simulation, which represents the most likely value if the award had a market condition performance goal. Although the assumed probable outcome as of the grant date was achievement at the target level, the terms of the awards for performance-based restricted stock unit awards granted in fiscal 2022, 2021, and 2020 also provide for achievement of up to 200% of the target amount (“maximum”).

The table below presents the aggregate grant date fair value of stock awards for the periods presented assuming achievement at the maximum level for such performance-based awards. Grant date fair values for both the target and maximum levels are consistent with the amounts used to determine compensation cost under Accounting Standards Codification 718.

	2022			2021			2020
Executive Officer	Time-based Stock Award	Performance-based Stock Award at Maximum Level	Total Stock Awards	Time-based Stock Award	Performance-based Stock Award at Maximum Level	Total Stock Awards	Time-based Stock Award	Performance-based Stock Award at Maximum Level	Total Stock Awards

Sanjay Mehrotra	$11,749,992	$21,502,435	$33,252,427	$9,249,995	$16,927,511	$26,177,506	$7,499,991	$13,561,648	$21,061,639
Mark J. Murphy	6,315,978	11,558,203	17,874,181
Manish Bhatia	3,999,997	7,319,981	11,319,978	3,000,002	5,489,918	8,489,920	2,500,013	4,520,545	7,020,558
Michael W. Bokan	2,249,999	4,117,537	6,367,536
Scott J. DeBoer	3,125,031	5,718,586	8,843,617	2,499,976	4,574,983	7,074,959	1,874,986	3,390,485	5,265,471
Sumit Sadana	4,125,031	7,548,641	11,673,672	3,249,990	5,947,520	9,197,510	2,750,014	4,972,609	7,722,623
David A. Zinsner	3,499,998	6,405,154	9,905,152	2,499,976	4,574,983	7,074,959	2,000,010	3,616,464	5,616,474

(5)Amount shown for Mr. Murphy includes $9,999,999 in respect of his new hire equity awards, in the form of both time-based restricted stock and performance-based restricted units. Mr. Zinsner’s awards for fiscal 2022 were forfeited due to his resignation from the Company effective as of January 10, 2022.
(6)Amounts shown for each of the Named Executive Officers were paid pursuant to the EIP and relate to the achievement of certain performance milestones.

(7)Includes matching contributions paid by us pursuant to our 401(k) plan. For fiscal 2022, $15,250 was contributed for each of Messrs. Mehrotra, Bhatia, Bokan, DeBoer, and Sadana, $12,115 for Mr. Murphy, and $2,399 for Mr. Zinsner. Includes matching contributions paid by us for health savings accounts in fiscal 2022 for Messrs. Murphy, Bokan, and DeBoer and award points and tax gross-ups for the award points paid by us to each of the Named Executive Officers in fiscal 2022. Includes personal security arrangements paid by us for Mr. Mehrotra in the amount of $478,993. While we do not consider personal security measures to be a personal benefit, but instead appropriate expenses for the benefit of the Company that arise out of our executive’s employment responsibilities and that are necessary to his or her job performance and to ensure the safety of our executives and their family, amounts represent payments for personal security arrangements. In determining to authorize these security arrangements, the Compensation Committee evaluated the need to respond to specific incidents and threats, and reviewed recommendations from a leading security firm. In addition, the Compensation Committee has established a policy to review personal security costs quarterly. The Security Committee also has an annual process for oversight of the nature of security measures and will discontinue, adjust, or enhance security as appropriate.

All Other Compensation for fiscal 2022 also includes the following for the Named Executive Officers mentioned below:

•Amount for Mr. Murphy includes $47,665 in relocation expense and $39,554 for a reimbursement of federal, state, and other income taxes resulting from imputed income.

•Amount for Mr. Bhatia include estimated tax equalization payments of $8,388,304 related to his overseas assignment in Singapore.

Employees who participate in our expatriate programs are responsible for substantially the same income tax liability as they would have been had they worked exclusively in the United States. Each expatriate employee is responsible for a hypothetical U.S. income tax liability based on an estimate of their anticipated U.S. income tax liability on their stay-at-home income, and we are responsible for income tax liabilities associated with the assignment or host country taxes, as applicable, and any additional taxes attributed to the international assignment. To the extent that tax years differ from the fiscal year in which the compensation was earned that gave rise to the expatriates’ income tax liability, or in the case that we have
50 | 2022 Proxy Statement

not reached the end of the tax year, the amount of tax equalization has been estimated. Mr. Bhatia received no net benefit from tax equalization in fiscal 2021 and 2020 because his hypothetical U.S. tax exceeded his actual and/or estimated global (U.S. and international) taxes in each year.

Mr. Bhatia completed his expatriate assignment in Singapore in fiscal 2022. As a result, he is subject to the deemed exercise rule upon exit with respect to his unvested restricted equity awards granted during his Singapore expatriate assignment and is required to pay Singapore taxes as if gains were realized. We estimate tax equalization of $8,388,304 to be paid by us for Mr. Bhatia for fiscal 2022 and expect that all or a portion of the payment will be recovered by us over the next few years with foreign tax credits or Singapore tax refunds when those restricted equity awards granted during his Singapore expatriate assignment vest or forfeit.

Additionally, the amount for Mr. Bhatia includes $23,528 for cash-payment allowances to Mr. Bhatia associated with his expatriate assignment, $330,251 in housing expenses, $68,088 in automobile expenses, and $56,035 in miscellaneous expenses related to his expatriate assignment.

•Amount for Mr. Zinsner includes $6,741 for unused time-off at the time of his resignation.

(8)Mr. Bokan’s compensation for fiscal 2021 and 2020 is not presented because he was not a Named Executive Officer for those fiscal years.

(9)Mr. Sadana served as our interim Chief Financial Officer from January 10, 2022 to April 18, 2022.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2022

The table below sets forth the plan-based award grants to our Named Executive Officers in fiscal 2022.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock (or Units)(4)
		Threshold	Target	Max	Threshold	Target	Max

Sanjay Mehrotra	NA	$1,524,350	$3,048,700	$6,097,400
	10/13/21				36,973	162,000	324,000		$11,749,973
	10/13/21							176,109	11,749,992
Mark J. Murphy(5)	NA	144,904	289,808	579,615
	04/18/22				18,692	82,412	164,824		6,315,985
	04/18/22							90,061	6,315,978
Manish Bhatia	NA	401,363	802,725	1,605,450
	10/13/21				12,587	55,149	110,298		3,999,994
	10/13/21							59,952	3,999,997
Michael W. Bokan	NA	248,040	496,080	992,160
	10/13/21				7,080	31,022	62,044		2,250,045
	10/13/21							33,723	2,249,999
Scott J. DeBoer	NA	312,375	624,750	1,249,500
	10/13/21				9,833	43,084	86,168		3,124,913
	10/13/21							46,838	3,125,031
Sumit Sadana	NA	469,350	938,700	1,877,400
	10/13/21				12,980	56,872	113,744		4,124,971
	10/13/21							61,826	4,125,031
David A. Zinsner(5)	NA	393,223	786,445	1,572,890
	10/13/21				11,013	48,256	96,512		3,500,031
	10/13/21							52,458	3,499,998

(1)Represents estimated possible payouts for fiscal 2022 under the EIP. Payment of bonuses under the EIP is dependent upon meeting specified performance goals. A description of the performance milestones associated with such bonuses is included in the “Compensation Discussion and Analysis.” Actual payouts received by the Named Executive Officers for fiscal 2022 under the EIP are reported in the Fiscal 2022 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”
(2)Represents restricted stock units awarded in fiscal 2022 under the 2007 Plan with performance-based and market-based restrictions. The threshold amounts shown relate solely to the 2022 TSR PRSU Awards. For the 2022 High-Value Solutions PRSU Awards and the 2022 Market Segment PRSU Awards, achievement at the relevant threshold level results in no payout. For all PRSU awards, achievement between the threshold level and the maximum level is paid out based on interpolation between performance levels. Information related to the performance-based and market-based restrictions associated with these shares is contained in “Compensation Discussion and Analysis.”
(3)Represents restricted stock awarded in fiscal 2022 under the 2007 Plan with time-based restrictions. Time-based restrictions on these awards lapse in three equal installments over a three-year period from the date of the award.
(4)The value shown is based on the fair value as of the date of grant and was computed by multiplying (i) the target number of restricted shares or units awarded to each Named Executive Officer by (ii) either (a) the closing price of our Common Stock on the last market-trading day prior to the date of grant; or (b) the fair value
52 | 2022 Proxy Statement

per share as calculated by the use of a Monte-Carlo simulation, which represents the most likely value if the award had a market condition performance goal.
(5)Mr. Murphy was appointed as our Executive Vice President and Chief Financial Officer, effective as of April 18, 2022. The amounts shown for Mr. Murphy for non-equity incentive plan awards represent his estimated possible payouts for fiscal 2022 and were prorated to reflect his length of service in fiscal 2022.
Mr. Zinsner resigned as our Executive Vice President and Chief Financial Officer effective as of January 10, 2022. Mr. Zinsner’s awards for fiscal 2022 were forfeited due to his resignation.

Plan Information

The purpose of the 2007 Plan is to promote our success by linking the personal interests of our employees and officers to those of our shareholders, and by providing participants with an incentive for outstanding performance. Permissible awards under the 2007 Plan include: options, restricted stock, restricted stock units, stock appreciation rights, deferred stock units, and dividend equivalent rights. We have issued options, restricted stock, restricted stock units, and dividend equivalent rights under the 2007 Plan. Options granted under the 2007 Plan have an exercise price equal to the fair market value (as defined by the 2007 Plan) on the date of grant and, since March 2014, a term of eight years. For purposes of share counting, each restricted stock unit or share of restricted stock issued under the 2007 Plan reduces the number of shares available for issuance by two.

Historically, we have provided annual bonuses to our executive officers pursuant to the EIP. As discussed above, in October 2022, the Compensation Committee reviewed the goals established under the EIP for fiscal 2022 and certified achievement of results.

Lapsing of Restrictions Associated with Restricted Stock and Restricted Stock Unit Awards

The restrictions associated with the restricted stock and restricted stock units granted to the Named Executive Officers include both time-based restrictions and performance-based restrictions. Time-based restrictions lapse in three equal installments over a three-year period. The restrictions associated with performance-based awards are described below.

Issuance and Vesting of Performance-based Awards

Restricted Stock Units

Our executive officers received awards related to three performance goals: a NAND high value solutions metric, a NAND market segment metric and a company valuation metric. Please see “Fiscal 2022 Executive Compensation – Fiscal 2022 Long-Term Equity Incentives” section of the “Compensation Discussion and Analysis.” The number of shares that will be received at the end of the three years varies between 0% and 200% of the targeted share amount and is dependent upon the level of achievement. All threshold, target, and maximum amounts require significant execution and effort with no assurance of achievement guaranteed. In the absence of at least the threshold targets being achieved, the restrictions will not lapse and the shares will be forfeited.

Cash Awards

Bonuses were paid to the Named Executive Officers for fiscal 2022 as a result of achievement of certain goals. Please see the “Fiscal 2022 Executive Compensation – Fiscal 2022 Short-Term Incentive Awards” section of the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS
AT FISCAL 2022 YEAR-END

The following table provides information with respect to outstanding stock options, restricted stock, and restricted stock units held as of September 1, 2022, by our Named Executive Officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
Name	Exercisable (#)	Unexercisable (#)			Number (#)		Market Value($)(1)

Sanjay Mehrotra	471,976		$28.20	5/8/2025	53,810	(2)	$3,083,851	3,579	(3)	$205,112
	140,308		41.56	10/24/2025	118,727	(4)	6,804,244	135,115	(5)	7,743,441
					176,109	(6)	10,092,807	75,240	(7)	4,312,004
								89,045	(8)	5,103,169
								44,027	(9)	2,523,187
								44,027	(10)	2,523,187
								73,946	(11)	4,237,845
Mark J. Murphy					90,061	(12)	5,161,396	22,515	(9)	1,290,335
								22,515	(10)	1,290,335
								37,382	(11)	2,142,362
Manish Bhatia	53,317		41.56	10/24/2025	17,937	(2)	1,027,969	1,200	(3)	68,772
					38,506	(4)	2,206,779	45,328	(5)	2,597,748
					59,952	(6)	3,435,849	24,402	(7)	1,398,479
								28,879	(8)	1,655,055
								14,988	(9)	858,962
								14,988	(10)	858,962
								25,173	(11)	1,442,665
Michael W. Bokan	5,590		18.18	10/14/2023	7,175	(2)	411,199	480	(3)	27,509
	23,501		17.41	10/19/2024	22,462	(4)	1,287,297	18,124	(5)	1,038,686
	11,365		41.56	10/24/2025	33,723	(6)	1,932,665	14,235	(7)	815,808
								16,846	(8)	965,444
								8,431	(9)	483,181
								8,431	(10)	483,181
								14,160	(11)	811,510
Scott J. DeBoer	8,770		41.56	10/24/2025	13,452	(2)	770,934	896	(3)	51,350
					32,088	(4)	1,838,963	33,834	(5)	1,939,027
					46,838	(6)	2,684,286	20,335	(7)	1,165,399
								24,066	(8)	1,379,222
								11,709	(9)	671,043
								11,709	(10)	671,043
								19,666	(11)	1,127,058
54 | 2022 Proxy Statement

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
Name	Exercisable (#)	Unexercisable (#)			Number (#)		Market Value($)(1)

Sumit Sadana	14,031		41.56	10/24/2025	19,730	(2)	1,130,726	1,311	(3)	75,133
					41,715	(4)	2,390,687	49,485	(5)	2,835,985
					61,826	(6)	3,543,248	26,436	(7)	1,515,047
								31,286	(8)	1,793,001
								15,456	(9)	885,783
								15,456	(10)	885,783
								25,960	(11)	1,487,768
David A. Zinsner								956	(3)	54,788
								36,088	(5)	2,068,203
								20,335	(7)	1,165,399

(1)Calculated by multiplying the number of shares of restricted stock or restricted stock units by $57.31, the closing price of our Common Stock on September 1, 2022.
(2)Restrictions on shares will lapse on October 16, 2022.
(3)Represents the banked number of restricted stock units. Performance-based restrictions on stock units lapsed in October 2022 based on the achievement of an rTSR goal through fiscal 2021.
(4)Restrictions on shares lapsed or will lapse, as applicable, in equal installments on October 16, 2022 and October 16, 2023.
(5)Represents the banked number of restricted stock units. Performance-based restrictions on stock units lapsed in October 2022 based on the achievement of a high value solutions sales goal through fiscal 2020.
(6)Restrictions on shares lapsed or will lapse, as applicable, in equal installments on October 13, 2022, October 13, 2023, and October 13, 2024.
(7)Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse in October 2022 and October 2023 based on the achievement of an rTSR goal through fiscal 2022 and 2023.
(8)Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse in October 2022 and October 2023 based on the achievement of a high value solutions sales goal through fiscal 2022.
(9)Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse in October 2023 and October 2024 based on the achievement of a NAND high value solutions sales goal through fiscal 2023 and 2024.
(10)Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse in October 2023 and October 2024 based on the achievement of a NAND market segment goal through fiscal 2023 and 2024.
(11)Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse in October 2023 and October 2024 based on the achievement of an rTSR goal through fiscal 2023 and 2024.
(12)Restrictions on shares lapsed or will lapse, as applicable, in equal installments on April 18, 2023, April 18, 2024, and April 18, 2025.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2022

The following table sets forth information related to the number of options and restricted awards held by each of the Named Executive Officers that were exercised or vested in fiscal 2022 and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)

Sanjay Mehrotra	100,000	$6,742,000	422,758	$24,695,391
Mark J. Murphy	—	—	—	—
Manish Bhatia	—	—	154,250	9,146,224
Michael W. Bokan	16,600	566,596	68,363	3,999,294
Scott J. DeBoer	—	—	109,456	6,390,503
Sumit Sadana	—	—	152,150	8,890,479
David A. Zinsner	8,050	233,813	87,686	5,255,527

(1)Calculated as the aggregate value of the number of options exercised multiplied by the difference between the fair market value per share at the time of the exercise and the exercise price of the option.
(2)Includes performance-based restricted units vested in October 2022 based on performance completed by the end of fiscal 2022 and performance-based restricted units for which time-based restrictions lapsed in fiscal 2022 but for which the performance condition had been met in prior years. Excludes performance-based restricted units vested in October 2021 based on performance completed by the end of fiscal 2021 and performance-based restricted units with time-based restrictions that had met the performance-based condition but for which the time-based restriction had not lapsed by the end of fiscal 2022.
(3)Value calculated by multiplying number of shares by the market value per share on the vesting date.

2022 NONQUALIFIED DEFERRED COMPENSATION

Messrs. Mehrotra and Bokan are the only Named Executive Officers who have participated in the Micron Technology, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) through the end of fiscal 2022.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
						$6,234,092
Sanjay Mehrotra	$2,411,545	(1)	$—	$(1,452,106)	$—	$7,193,531	(2)
Michael W. Bokan	591,112	(3)	—	(329,314)	(433,193)	1,349,644	(4)

(1)$697,045 included in the Summary Compensation table in the “Salary” column for fiscal 2022 and $1,714,500 included in the “Non-Equity Incentive Plan Compensation” column for fiscal 2021.
(2)Balance as of the beginning of fiscal 2022 was $6,234,092.
(3)$293,932 included in the Summary Compensation table in the “Salary” column for fiscal 2022 and $297,180 is non-equity incentive plan compensation earned for fiscal 2021.
(4)Balance as of the beginning of fiscal 2022 was $1,521,039.
56 | 2022 Proxy Statement

Summary of Material Terms of Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified deferred compensation plan under which designated eligible participants may elect to defer compensation. Eligible participants include a select group of management and other employees of the Company that meet certain compensation requirements, including each of the Company’s Named Executive Officers. Pursuant to the Deferred Compensation Plan and subject to applicable tax laws, participants may elect to defer up to 75% of their base salary and up to 100% of their bonus compensation. The Company may, in its sole discretion, provide matching and/or discretionary contributions to the Deferred Compensation Plan. Participants will be 100% vested at all times in their deferral accounts; provided, however, that matching and/or discretionary contributions by the Company, if any, may be subject to a vesting schedule as provided by the Company. Participants may elect to receive payment of their account balances upon a fixed date, or their separation from service with the Company, or the earlier of a fixed date or their separation from service. Participants may elect to receive payment of their account balances in a single sum cash payment or in substantially equal annual cash installments over not less than two years and not more than ten years. Account balances will become payable immediately in a single sum cash payment upon a participant’s death or disability, or upon a Change in Control. Account balances under the Deferred Compensation Plan earn or lose value based on the investment performance of one or more of the various investment funds offered under the Deferred Compensation Plan and selected by the participants. Compensation deferred under the Deferred Compensation Plan represents an unsecured obligation of the Company. Amounts deferred under the Deferred Compensation Plan are held in a separate rabbi trust established to pay Plan benefits.

CHIEF EXECUTIVE OFFICER PAY RATIO

In accordance with Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median compensated employee.

•The annual total compensation of our median compensated employee for fiscal 2022 was $48,310.
•The annual total compensation of our CEO for fiscal 2022 was $28,840,809.
•The ratio of the annual total compensation of our CEO to that of our median employee for fiscal 2022 was estimated to be 597 to 1.

The median compensated employee generally is the employee whose annual total compensation is at the midpoint of our employees (excluding our CEO), ranked in order of their compensation amounts. As permitted by the SEC rules, we used base salary, bonuses, and grant date fair value of equity awards granted to employees in fiscal 2022, as reported in our payroll data, to identify our median employee. When calculating our median compensation for fiscal 2022, we utilized our global employee population and exchange rates as of September 1, 2022. As of September 1, 2022, our employee population was approximately 48,000. This includes all regular, part-time, and temporary employees. No exclusions were made for countries, employee types, or acquisitions.

The median compensated employee for fiscal 2022 was a Fab Engineer in Singapore. We determined actual annual total compensation in accordance with Item 402(c)(2)(x) of Regulation S-K and in the same manner as our CEO in the Summary Compensation Table using the daily average Singapore dollar exchange rates for compensation paid to the median compensated employee during fiscal 2022. We compared this value to the annual total compensation of our CEO for purposes of the ratio set forth above. We did not make any cost of living adjustments.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Based on the above, the ratio shown above of the annual total compensation of our CEO to the annual total compensation of the median compensated employee for fiscal 2022 is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables quantify the estimated payments and benefits for each of the continuing Named Executive Officers pursuant to the Executive Agreement and NEO Severance Agreements and in the event of a Change in Control as described in the “Severance and Change in Control Arrangements” section of the “Compensation Discussion and Analysis.” The amounts listed for the continuing Named Executive Officers are estimated amounts that were calculated as if a Change in Control occurred on September 1, 2022, or the Named Executive Officers separated from service on September 1, 2022, the last day of fiscal 2022.

Potential Payment upon Termination without Change in Control

All the continuing Named Executive Officers have severance agreements. Payments and benefits upon termination for Messrs. Mehrotra, Murphy, Bhatia and Sadana are payable only if their employment with the Company terminates as a result of death or disability, the Company terminates their employment without cause, or they resign for good reason. Mr. Zinsner resigned from Micron effective as of January 10, 2022 and did not receive any payments or other benefits under his severance agreement.

The “Salary” portion of severance payments is paid on our regular bi-weekly payroll schedule during the officer’s one-year Transition Period subject to the possibility of a six-month delay that may be required by Section 409A of the Code (“Section 409A”). If Section 409A imposes a six-month delay, payments during the delay would be accumulated and paid to the officer on the first day of the seventh month following the Named Executive Officer’s separation from service. The remaining payments would then be paid according to our regular payroll schedule.

The “Bonus” portion of the severance payments is paid only if the applicable performance goals are achieved before or during the applicable Transition Period. Such payments are made at the same time that the other officers participating in the applicable bonus plan receive their payments, if any, and typically would occur during our first fiscal quarter. Mr. Mehrotra also would receive a bonus of two times his target annual bonus under the EIP for the year of termination paid on the anniversary of his termination.

The “Cash in Lieu of Benefits” portion of the severance payments is calculated based on the difference between the amount of premiums the Named Executive Officer paid each month for benefits coverage as our employee and the estimated premiums the Named Executive Officer would need to pay each month for the same or similar coverage as a former employee. This monthly amount is multiplied by the number of months in the Named Executive Officer’s Transition Period and is grossed-up for taxes, with the exception of Mr. Mehrotra, who would receive two times the monthly amount. All gross-up calculations and payments are based on the standard supplemental withholding rates provided by federal and state guidelines. We do not use the Named Executive Officer’s actual tax rate for these calculations. The “Cash in Lieu of Benefits” payment is made within 30 days after the Named Executive Officer’s separation from service, subject to the possibility of a six-month delay that may be required by Section 409A. If Section 409A imposes a six-month delay, the payment would be made to the Named Executive Officer on the first day of the seventh month following the officer’s separation from service.

Name	Salary(1)	Bonus(2)	Cash in Lieu of Benefits Payment(3)	Value of Extended Option Exercise Term (4)	Value of Extended Restricted Stock Vesting(5)	Value of Unearned Performance -Based Stock Awards(6)	Total

Sanjay Mehrotra	$2,836,000	$9,532,675	$401,301	$1,608,102	$9,850,214	$15,035,221	$39,263,513
Mark J. Murphy	700,000	326,555	92,053	—	1,720,446	—	2,839,054
Manish Bhatia	729,750	904,511	91,064	247,242	3,276,642	4,964,880	10,214,089
Michael W. Bokan	551,200	558,983	110,833	64,798	1,699,070	2,406,905	5,391,789
Scott J. DeBoer	624,750	703,968	124,061	40,668	2,585,139	3,905,677	7,984,263
Sumit Sadana	782,250	1,057,727	93,211	65,065	3,507,085	5,401,009	10,906,347

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(1)Represents one year of the Named Executive Officer’s salary as of September 1, 2022, except for Mr. Mehrotra, which represents two years of salary as of September 1, 2022.
(2)Represents the actual EIP bonus paid for fiscal 2022, except for Mr. Mehrotra, which also includes two times his target annual bonus, subject to the maximum award limit imposed by the EIP.
(3)Represents a cash payment in an amount estimated to allow the Named Executive Officer to purchase during the Transition Period benefits similar to those received while an employee, except for Mr. Mehrotra, which represents twice the amount. The amount listed includes a gross-up calculation for the tax impact of the payment.
(4)Represents the value resulting from an extension of the exercise period for stock options through the Transition Period plus thirty days, or the remaining life of the options, for options that were outstanding as of September 1, 2022. The incremental fair value of each option award is estimated as of September 1, 2022 using the Black-Scholes option valuation model. The expected volatilities utilized are based on implied volatility from traded options on our stock. The expected lives are based on the shorter of the length of the Transition Period plus thirty days or the remaining life of the option. The risk-free interest rates utilized are based on the U.S. Treasury yield as of September 1, 2022.
(5)Represents the value resulting from the additional vesting of restricted shares during the Named Executive Officer’s Transition Period. The amount shown is calculated as the number of additional shares that would vest during the Transition Period multiplied by $57.31, our closing stock price on September 1, 2022.
(6)Represents the value resulting from the vesting of performance based restricted awards during the Named Executive Officer’s Transition Period. The amount shown is calculated as the number of additional shares that would vest during the Transition Period multiplied by $57.31, our closing stock price on September 1, 2022.
Potential Payment under Termination with Change in Control

A Change in Control is generally defined as a change in the majority of the members of the Board within a specified time period or the acquisition of 35% or more of our outstanding Common Stock.

Our equity plans, grant agreements, and EIP have Change in Control provisions, including “double-trigger” vesting provisions in the event of a Change in Control. As a result, if awards are assumed by a successor in connection with a Change in Control, such awards will not automatically vest and pay out solely as a result of the Change in Control. Instead, such awards will only vest if within one year after the effective date of the Change in Control, the participant’s employment is terminated without cause or, in the case of certain participants including our Named Executive Officers, if the participant resigns for good reason. For equity awards, the impact of a Change in Control differs for outstanding time-based and performance-based awards. Outstanding time-based awards would automatically become fully vested or the applicable restrictions would lapse upon occurrence of the double-trigger event. For our Named Executive Officers, upon the occurrence of a double-trigger event, outstanding performance-based awards are treated as if all required performance goals were satisfied at the target level, and the awards vested, on the date of the double-trigger event, except that if applicable performance goals have been exceeded, or the applicable performance period has been completed, at the time of a double-trigger event, performance-based awards will be treated as if relevant performance goals were satisfied at the actual level instead of the target level, subject to any applicable caps.

Under the EIP, a Change in Control results in an early payout of awards, to the extent earned. Upon a Change in Control, performance achievement is measured as of the last day of the month preceding the Change in Control.

We do not have separate Change in Control agreements for our Named Executive Officers. The Severance Agreements for Messrs. Mehrotra, Murphy, Bhatia, and Sadana provide for transitional benefits for Change in Control separation. Change in Control separation means a qualifying separation from service that occurs on or within 12 months following a Change in Control. In the event of a Change in Control separation, the payments for “Salary,” “Bonus,” and “Cash in Lieu of Benefit” are paid in a lump sum within 60 days from the date of separation, subject to the possibility of a six-month delay that may be required by Section 409A. All outstanding time-based and performance-based awards would become fully vested.

The compensation that executive officers could receive if a Change in Control occurs is intended to enable them to objectively evaluate whether a potential Change in Control is in the best interest of us and our shareholders.
The following table sets forth the estimated benefits payable to the Named Executive Officers pursuant to Change in Control agreements or provisions, assuming a Change in Control separation occurred on September 1, 2022.

Name	Salary(1)	Bonus(2)	Cash in Lieu of Benefits Payment(3)	Value of Options(4)	Value of Stock Awards(5)	Total

Sanjay Mehrotra	$2,836,000	$9,532,675	$401,301	$—	$51,732,018	$64,501,994
Mark J. Murphy	1,050,000	770,000	138,079	—	9,884,428	$11,842,507
Manish Bhatia	1,094,625	904,511	136,597	—	17,206,296	19,342,029
Michael W. Bokan	551,200	558,983	110,833	—	7,121,111	8,342,127
Scott J. DeBoer	624,750	703,968	124,061	—	10,723,503	12,176,282
Sumit Sadana	1,173,375	1,057,727	139,817	—	18,336,163	20,707,082

(1)Represents one-and-a-half years of the Named Executive Officer’s salary as of September 1, 2022, except for Mr. Mehrotra, which represents two years of his salary as of September 1, 2022, and for Messrs. DeBoer and Bokan, which represents one year of their salary. The severance agreements for Messrs. DeBoer and Bokan do not provide for enhanced benefits upon separation in connection with a Change in Control.
(2)Represents the actual EIP bonus paid for fiscal 2022, except for Mr. Mehrotra, which also includes two times his target annual bonus, subject to the maximum award limit imposed by the EIP, and for Mr. Murphy, which is his target annual bonus.
(3)Represents a cash payment in an amount estimated to allow the Named Executive Officer to purchase 18 months of benefits similar to those received while an employee, except for Mr. Mehrotra, which represents 24 months of such benefits, and for Messrs. DeBoer and Bokan, which represents 12 months of such benefits. The severance agreements for Messrs. DeBoer and Bokan do not provide for enhanced benefits upon separation in connection with a Change in Control. The amount listed includes a gross-up calculation for the tax impact of the payment.
(4)All outstanding options are exercisable on September 1, 2022 and no options are subject to accelerated vesting due to a Change in Control.
(5)All outstanding time-based and performance-based restricted stock awards would have fully vested at target or actual achievement level on September 1, 2022, except for Messrs. DeBoer and Bokan, whose separation agreements do not include a Change in Control provision. Fiscal 2021 and 2022 performance-based restricted stock awards for Messrs. DeBoer and Bokan each have a performance period of three years, and two-thirds of their respective fiscal 2021 and one-third of their respective fiscal 2022 performance-based awards would have vested on September 1, 2022. The amount shown is calculated as the number of shares upon which restrictions would lapse, multiplied by $57.31, the closing price of our Common Stock on September 1, 2022.
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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 1, 2022 and, in certain cases, the Record Date, November 14, 2022, regarding shares of Common Stock that may be issued pursuant to our equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders(2)	27,155,782	$28.44	74,520,468	(3)
Equity Compensation Plans Not Approved by Shareholders(4)	876,992	25.97	3,252,710	(5)
Totals(6)	28,032,774	27.60	77,773,178

(1)Excludes restricted stock that converts to shares of Common Stock for no consideration and excludes ESPP shares for which the exercise price will not be fixed until the purchase date.
(2)Includes shares issuable or available pursuant to our 2004 Equity Incentive Plan (the “2004 Plan”), 2007 Plan, and Employee Stock Purchase Plan (the “ESPP”). The 2004 Plan and the 2007 Plan provide for a maximum term for options and Stock Appreciation Rights (“SARs”) of eight years. The 2004 Plan and 2007 Plan are our only plans that permit granting of awards other than stock options. The 2004 Plan and the 2007 Plan provide that awards other than stock options or SARs reduce the number of available shares under the plan by two shares for each one share covered by the award. In addition, none of our equity plans contain provisions that are commonly known as “liberal share counting provisions” or permit the grant of discounted options or SARs.
(3)If issuing full-value awards, the number of available shares is 46,162,239. The 2004 Plan and 2007 Plan permit granting options and full-value awards.
(4)Includes shares issuable or available pursuant to our Nonstatutory Stock Option Plan (the “NSOP”). Options granted under the NSOP have terms ranging from six to ten years. The exercise price and the vesting schedule of the options granted under this plan are determined by the administrators of the plan or our Board. Executive officers and directors do not participate in the NSOP.
(5)None of these shares are available to grant as full-value awards.
(6)The following table contains further information as to awards outstanding and available for issuance under each of our equity plans as of September 1, 2022:

Equity Plan	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Number of Securities Available for Issuance (Excluding Securities Reflected in Column (a))

Plans Approved by Shareholders
2004 Plan	3,088,996	(1)	2,285,847
2007 Plan	21,119,001	(2)	54,430,611
ESPP	2,947,785		17,804,010
Approved Plan Total	27,155,782		74,520,468

Plans Not Approved by Shareholders
NSOP	876,992		3,252,710
Not Approved Plan Total	876,992		3,252,710
Grand Total	28,032,774		77,773,178
(1)Includes 2,198,239 restricted stock units and excludes 125,018 shares of restricted stock.
(2)Includes 20,303,638 restricted stock units and excludes 840,742 shares of restricted stock.

The following table contains further information as to awards outstanding and available for issuance under each of our equity plans as of the Record Date, November 14, 2022:

Equity Plan	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Number of Securities Available for Issuance (Excluding Securities Reflected in Column (a))

Plans Approved by Shareholders
2004 Plan	2,627,654	(1)	21
2007 Plan	27,709,833	(2)	29,756,034
ESPP	2,947,785		17,804,010
Approved Plan Total	33,285,272		47,560,065

Plans Not Approved by Shareholders
NSOP	826,540	(3)	3,252,710
Not Approved Plan Total	826,540		3,252,710
Grand Total	34,111,812		50,812,775
(1)Includes 1,736,897 restricted stock units and 890,757 stock options with a $33.13 weighted average exercise price and an average remaining contractual life of 2.5 years.
(2)Includes 27,019,123 restricted stock units and excludes 1,223,834 shares of restricted stock. Also includes 690,710 stock options with a $21.53 weighted average exercise price and an average remaining contractual life of 1.17 years.
(3)The stock options granted under the NSOP have a $25.62 weighted average exercise price and an average remaining contractual life of 2.1 years.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC. As a matter of practice, we assist our executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and file those reports on their behalf. To our knowledge, based solely on the reports received and written representations from reporting persons, we believe that all required reports were timely filed during the fiscal year ended September 1, 2022, except for four reports on Form 4 for Mr. DeBoer to report small acquisitions of shares acquired in a dividend reinvestment plan administered by his broker, which were not filed due to an inadvertent error by his broker in setting up his account. A Form 5 reflecting these shares was filed on October 14, 2022.
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PROPOSAL 3 – APPROVAL OF AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN TO INCREASE THE SHARES RESERVED FOR ISSUANCE THEREUNDER BY 50 MILLION

PROPOSAL DETAILS

We currently maintain the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan, or 2007 Plan. We believe that the 2007 Plan has been effective in attracting and retaining highly-qualified employees and non-employee directors and has provided incentives that align the economic interests of plan participants with those of our shareholders. The 2007 Plan was last approved by shareholders at our Fiscal 2020 Annual Meeting.

The Board is requesting that you approve an amended and restated version of the 2007 Plan. The amended and restated version of the Plan is referred to in this Proposal 3 as the “Amended 2007 Plan.” The Amended 2007 Plan includes the following material change as compared to the version of the Plan that was approved at the Fiscal 2020 Annual Meeting:

•an additional 50 million shares of our Common Stock will be made available for issuance under the Amended 2007 Plan.

Other than as described above, the Amended 2007 Plan does not contain any changes as compared to the 2007 Plan other than certain technical changes and changes for administrative convenience.

APPROVAL OF 50 MILLION ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE AMENDED 2007 PLAN

Under the 2007 Plan, as of the Record Date, November 14, 2022, equity awards covering 101,965,765 shares had been granted, net of cancellations. Due to the fungible share pool provision of the 2007 Plan (see “Important Provisions of the 2007 Plan - Fungible Share Pool” below), the equity awards granted as of the Record Date counted as 170,243,966 shares against the 2007 Plan share reserve. As of the Record Date, approximately 29,756,034 shares remained available for future grants, subject to the fungible share pool provision. We expect to exhaust the existing share reserve in less than two years. Our calculations suggest that it is prudent to replenish the share reserve at this time. Without the additional shares, we would need to make changes to our long-term incentives program in order to conserve the remaining share reserve. To enable us to continue offering meaningful equity-based incentives to key employees and non-employee directors, the Board believes that it is both necessary and appropriate to increase the number of shares of Common Stock available for these purposes. Accordingly, we are asking our shareholders to approve an amendment and restatement of the 2007 Plan that would increase the total number of shares of Common Stock available for grant under the 2007 Plan by 50 million, which would make available for grant under the Amended 2007 Plan a total of approximately 250 million shares of Common Stock. If shareholders approve the Amended 2007 Plan, we expect that the shares available under the Amended 2007 Plan will meet our anticipated needs for approximately two years, subject to changes in business conditions or other trends.

Background for the Current Request to Increase the Share Reserve for Equity Incentive Awards

Significant Historical Award Information

Common measures of a stock plan’s cost include burn rate, dilution, and overhang. The burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average equity run rate of only 1.3% of shares of Common Stock outstanding per year. Dilution measures the degree to which our shareholders’ ownership has been diluted by stock-based compensation awarded under our various equity plans and also includes shares that may be awarded under our various equity plans in the future (“overhang”).

The following table shows how our key equity metrics have changed over the past three fiscal years:

Key Equity Metrics	2022	2021	2020

Equity Run Rate(1)	1.6%	1.2%	1.0%
Overhang(2)	9.7%	11.5%	10.2%
Dilution(3)	2.6%	2.2%	2.1%

(1)Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the fiscal year.
(2)Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants at the end of the fiscal year, by (b) the number of shares outstanding at the end of the fiscal year.
(3)Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

Number of Shares Requested

We considered several factors in determining to request 50 million additional shares for the Amended 2007 Plan:

•Assuming shareholder approval of the Amended 2007 Plan, 79,756,034 shares will be available for future grants (which is the sum of the 50 million additional shares and the 29,756,034 shares available as of the Record Date). We expect this amount to last for approximately two years of awards. Such shares would represent approximately 7.3% of our total outstanding shares of Common Stock as of the Record Date. This estimate assumes that we continue our current practices of issuing grants. While we believe this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future actual equity share usage and the shares available under the Amended 2007 Plan may last longer or shorter than two years.

•The total overhang resulting from the share request, including awards outstanding under all of our equity plans, represents approximately 11.7% of the shares of Common Stock outstanding as of the Record Date.

•Given the significant institutional share ownership of Micron, we considered the stated policies of those institutions and of certain proxy advisory services.

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Effect of Shareholder Approval of Amended 2007 Plan

If shareholders approve the Amended 2007 Plan, it will replace, effective as of the date of such shareholder approval, the version of the 2007 Plan that was approved by shareholders at the Fiscal 2020 Annual Meeting. If shareholders do not approve the Amended 2007 Plan as described herein, we will continue to use the 2007 Plan as last approved by shareholders. However, as described above, without the share increase proposed above, the shares that remain available for issuance under the 2007 Plan may not be sufficient for us to be able to achieve our goals of attracting, motivating, and retaining our employees through grants of equity awards.

Limitations on Individual Awards

The maximum aggregate number of shares of our Common Stock subject to stock-based awards that may be granted under the Amended 2007 Plan during any one calendar year to any one participant is as follows:

Options and/or Stock Appreciation Rights (SARs)	5,000,000
Other Stock-Based Awards (other than Options or SARs)	5,000,000

These limits are unchanged as compared to the 2007 Plan and are subject to anti-dilution adjustments in the event of corporate events such as stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions.

IMPORTANT PROVISIONS OF THE AMENDED 2007 PLAN

The Amended 2007 Plan contains a number of provisions that we believe are consistent with the interests of shareholders and sound corporate governance practices, including:

•Fungible Share Pool. The Amended 2007 Plan uses a fungible share pool under which each stock option and SAR counts as one share against the Amended 2007 Plan share reserve and each stock-based full-value award (which includes any stock-based or stock-settled award other than options or SARs) counts as two shares against the Amended 2007 Plan share reserve.

•No Liberal Share Counting for Stock Options or SARs. The Amended 2007 Plan prohibits the reuse of shares withheld, repurchased, or delivered to satisfy the exercise price or tax withholding requirements relating to a stock option or SAR. Accordingly, the Amended 2007 Plan prohibits “net share counting” upon the exercise of options or SARs.

•No Repricing of Stock Options or SARs. The Amended 2007 Plan generally prohibits the repricing of stock options or SARs without shareholder approval. As provided in the Amended 2007 Plan, the following actions are generally prohibited: (i) reducing the exercise price or base price of an option or SAR after the date of grant, (ii) canceling an option or SAR in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, and (iii) any repurchasing of an option or SAR for value (in cash or otherwise) if the current fair market value of the shares of Common Stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR.

•No Discounted Stock Options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying Common Stock on the date of grant (except when being granted in substitution for awards held by employees of companies acquired by us).

•“Double-trigger” Change in Control Vesting. If awards granted under the Amended 2007 Plan are assumed by a successor in connection with a Change in Control (as defined in the Amended 2007 Plan), such awards will not automatically vest and pay out solely as a result of the Change in Control. Instead, such awards will only vest in accordance with their existing vesting schedule, except that they will vest upon termination or resignation if within one year after the effective date of the Change in Control, the participant’s employment is terminated without cause or, in the case of certain participants, if the participant resigns for good reason.

•No Award may be Transferred for Value. The Amended 2007 Plan prohibits the transfer of unexercised, unvested, or restricted awards to third parties for value.

•No Liberal Definition of “Change in Control.” The Change in Control definition contained in the Amended 2007 Plan is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

•Minimum Vesting Requirements. Subject to certain limited exceptions, full-value awards granted under the Amended 2007 Plan (other than awards granted to non-employee directors) will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for forgone cash compensation.

•Limitation on Amendments. No material amendments to the Amended 2007 Plan can be made without shareholder approval. For example, an amendment that would materially increase the number of shares reserved under the Amended 2007 Plan, or that would diminish the prohibitions on repricing stock options or SARs, would require shareholder approval. The types of amendments that require shareholder approval are described in the Amended 2007 Plan.

SUMMARY OF THE AMENDED 2007 PLAN AS PROPOSED
TO BE AMENDED AND RESTATED

The following summary is qualified in its entirety by reference to the complete text of the Amended 2007 Plan, which is provided with this Proxy Statement as Appendix A.

Purpose

The purpose of the Amended 2007 Plan is to promote our success and enhance our value by linking the personal interests of our employees, officers, directors, and consultants to those of our shareholders, and by providing participants with an incentive for outstanding performance.

Permissible Awards

The Amended 2007 Plan authorizes the grant of awards in any of the following forms:

•Options to purchase shares of Common Stock, which may be nonstatutory stock options or incentive stock options under the Code. The exercise price of an option granted under the Amended 2007 Plan may not be less than the fair market value of our Common Stock on the date of grant (except to the limited extent permitted by the Code when we issue options in substitution for options held by employees of companies acquired by us). Stock options granted under the Amended 2007 Plan may have a term of up to eight years.

•SARs, which give the holder the right to receive the excess, if any, of the fair market value of one share of Common Stock on the date of exercise, over the base price of the SAR. The base price of a SAR may not be less than the fair market value of our Common Stock on the date of grant (except to the limited extent permitted by the Code when we issue SARs in substitution for SARs held by employees of companies acquired by us). SARs granted under the Amended 2007 Plan may have a term of up to eight years.

•Performance shares, which are payable in Common Stock (or an equivalent value in cash or other property) upon the attainment of performance goals set by the committee administering the Amended 2007 Plan, which generally refers to the Compensation Committee of our Board (the “Committee”).
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•Restricted stock, which is shares of our Common Stock granted subject to restrictions on transferability and subject to forfeiture on terms set by the Committee.

•Restricted stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash or other property) in the future, based upon the attainment of stated vesting or performance goals set by the Committee.

•Deferred stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash or other property) in the future, generally without any vesting or performance restrictions.

•Other stock-based awards in the discretion of the Committee, including unrestricted stock grants.

All awards will be evidenced by a written award document (an “award certificate”) between us and the participant, which will include such provisions as may be specified by the Committee and not inconsistent with the Amended 2007 Plan. Dividend equivalent rights, which entitle the participant to payments by reference to the amount of ordinary cash dividends or distributions paid on the shares of stock underlying an award, may not be granted with respect to options or SARs, but may be granted with other awards. Dividend equivalent rights may be deemed reinvested (in shares or otherwise) or may be paid out or distributed as accrued, as determined by the Committee, except that dividend equivalent rights on performance shares may not be paid out or distributed as accrued, and can be paid or distributed only if the performance-based vesting restrictions on the performance shares lapse. Unless determined otherwise by the Committee, dividend equivalent rights accruing on unvested awards will vest when the award vests and otherwise will be forfeited if the award on which the dividend equivalent rights accrued is forfeited.

Shares Available for Awards

The proposed amendment of the 2007 Plan would increase the number of shares that may be issued under the Amended 2007 Plan by 50 million shares. If the shareholders approve the proposed amendment to the 2007 Plan, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to awards granted under the Amended 2007 Plan will be 250 million. The maximum number of shares that may be issued to one person upon exercise of incentive stock options granted under the Amended 2007 Plan is 2 million. Each share issued pursuant to “full value” awards, such as restricted stock, unrestricted stock, restricted stock units, deferred stock units, performance shares, or other stock-based awards (other than options or stock appreciation rights) that is settled in stock, will reduce the number of shares available for grant by two shares.

Under the 2007 Plan, as of the Record Date, November 14, 2022, equity awards covering an aggregate of 101,965,768 shares had been granted, net of cancellations. As of that date, no awards had been granted under the Amended 2007 Plan, the amended and restated version of the 2007 Plan that is being submitted for shareholder approval. Due to the fungible share pool provision of the 2007 Plan and the Amended 2007 Plan (see “Important Provisions of the Amended 2007 Plan - Fungible Share Pool” above), the equity awards granted as of the Record Date counted as 170,243,966 shares against the 2007 Plan share reserve, resulting in 29,756,034 shares still available for grant as of November 14, 2022. As of the same date, equity awards covering an aggregate of 27,709,833 shares were outstanding under the 2007 Plan, of which 690,710 shares were subject to stock options, 23,544,631 shares were subject to restricted stock units, and 3,474,492 shares were subject to performance restricted stock units. The weighted-average remaining contractual term of the outstanding stock options as of the Record Date, was 1.17 years and the weighted-average exercise price per share of those stock options was $21.53. Any stock issued under the Amended 2007 Plan may consist of authorized and unissued shares of our Common Stock, treasury shares of our Common Stock, or shares of our Common Stock purchased on the open market.

As noted above, the maximum number of shares of Common Stock subject to awards that may be granted under the Amended 2007 Plan during any one calendar year to any one participant will be 5,000,000 with respect to options and/or SARs; and 5,000,000 with respect to awards of restricted stock, restricted stock units, deferred stock units, performance shares or other stock-based awards (other than options and SARs). In addition, the maximum number of shares of Common Stock subject to awards granted during any single fiscal year of ours to any non-employee director, taken together with any cash fees paid to such non-employee director during that fiscal year, will not exceed $750,000 in total value. For this purpose, the value of any such awards will be based on the grant date fair value as determined for financial reporting purposes.

Share Counting

Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will become available for future grants of awards under the Amended 2007 Plan. The following shares of Common Stock may not again be made available for issuance as awards under the Amended 2007 Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding option or SAR, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding option or SAR, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the exercise price of an option. If any part of a “full value” award (as defined in the “Shares Available for Awards” section immediately above) is cancelled, forfeited, or lapses for any reason, or the shares underlying the award are settled in cash, twice the number of such full value awards will be returned to the Amended 2007 Plan to correspond to the formula described above for reducing the number of shares available for grant under the Amended 2007 Plan when granting full value awards.

Minimum Vesting Requirements

Full-value awards granted under the Amended 2007 Plan will be subject to a minimum vesting period of three years (which may include graduated vesting) or one year if the vesting is performance-based, except to the limited extent provided in the Amended 2007 Plan. These exceptions include awards issued in substitution for awards in a business combination, awards issued for forgone cash compensation, accelerated vesting in the case of death, disability or retirement, or the occurrence of a Change in Control, awards covering 5% or fewer of the total number of shares of Common Stock authorized under the Amended 2007 Plan, and awards granted to non-employee directors.

Administration

The Amended 2007 Plan will be administered by the Committee. The Committee will have the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof, including without limitation exercisability, exercise, base, or purchase prices, and any vesting requirements; amend award certificates (subject to the limitations under the Amended 2007 Plan); establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Amended 2007 Plan; and make all other decisions and determinations that may be required under the Amended 2007 Plan or that the Committee deems necessary or advisable for administration of the Amended 2007 Plan. However, the Committee may not grant discretionary awards under the Amended 2007 Plan to our non-employee directors and our non-employee directors will be granted awards under the Amended 2007 Plan only in accordance with the terms, conditions, and parameters of a plan, program, or policy for compensating our non-employee directors as may be in effect from time to time. Our Board may at any time administer the Amended 2007 Plan. If it does so, it will have all the powers of the Committee under the Amended 2007 Plan.

In addition, our Board may expressly delegate to a special committee some or all of the Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not executive officers or members of the Board. The Board has delegated to our CEO limited authority to grant awards under the 2007 Plan to employees who are not executive officers of the Company. The CEO is authorized to grant awards to employees provided Equity Awards granted to any employee do not have a grant date value in excess $1,000,000, in the aggregate in any fiscal year of the Company. The Board at any time may revoke the authority of the CEO to grant these awards. The CEO is not authorized to grant awards to members of the Board or to executive officers of the Company.

The Board has separately delegated to a committee consisting of the Chair of the Committee and our CEO limited authority to grant awards under the 2007 Plan to employees who are not officers of the Company subject to Section 16 of the Exchange Act. This committee is also not authorized to grant awards to members of the Board. The Board at any time may revoke the authority of this committee to grant these awards.

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Eligibility

Employees (including officers) and non-employee directors of the Company or any affiliate of the Company, including its subsidiaries, are eligible to be selected to receive awards under the Amended 2007 Plan. These are the same groups of individuals eligible under the 2007 Plan. The actual number of individuals who will receive awards cannot be determined in advance because the Committee has the discretion to select the participants. As of November 14, 2022, approximately 48,937 persons, including approximately 48,930 employees, and 7 non-employee directors, were eligible to be selected to receive awards under the 2007 Plan and therefore, approximately the same number are expected to be eligible to be selected to receive awards under the Amended 2007 Plan. As of the same date, 27,400 persons, including 27,392 employees, and 8 current and former non-employee directors had outstanding awards under the 2007 Plan. Consultants of the Company or its affiliates also are eligible to be selected to receive awards under the Amended 2007 Plan.

Limitations on Transfer; Beneficiaries

No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order; provided, however, that the Committee may permit other transfers (other than transfers for value) where the Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events

Change in Control. Unless otherwise provided in an award certificate, any special plan document governing an award, or a separate agreement with a participant, upon the occurrence of a “Change in Control” (as defined in the Amended 2007 Plan), awards that are assumed by the surviving entity will not automatically accelerate vesting or pay out. Awards that are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or our Board, will be treated as follows:

•all outstanding options, SARs, and other awards in the nature of rights that may be exercised will become fully exercisable;

•all time-based vesting restrictions on outstanding awards will lapse; and

•the payout opportunities attainable under all outstanding performance-based awards will vest based on target performance and the awards will pay out on a pro rata basis, based on the time within the performance period that has elapsed prior to the Change in Control.

With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within one year after the effective date of the Change in Control, a participant’s employment is terminated without Cause (as defined in the Amended 2007 Plan, unless otherwise provided in an award certificate or any special plan document or other agreement governing an award) or the participant resigns for Good Reason (if and as defined in the award certificate, unless otherwise provided in any special plan document or other agreement governing an award), then:

•all of that participant’s outstanding options, SARs, and other awards in the nature of rights that may be exercised will become fully exercisable;

•all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target performance and the awards will pay out on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

Death or Disability. Unless otherwise provided in an award certificate or other governing document, if a participant’s service terminates by reason of death or disability, all of such participant’s outstanding options, SARs, and other awards in the nature of rights that may be exercised that are solely subject to time-based vesting restrictions will become fully exercisable for a period of up to 12 months following the termination of service, all time-based vesting restrictions on outstanding awards will lapse, all outstanding performance-based awards will be fully earned based upon an assumed achievement of all relevant performance goals at “target” levels and there will be a pro-rata payout of such performance awards based upon the length of time within the performance period that has elapsed prior to the termination of service.

Discretionary Acceleration. In addition, the Committee may in its discretion accelerate the vesting and (as applicable) exercisability of awards for any other reason, subject to the above described minimum vesting requirements. The Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments

If a nonreciprocal transaction between us and our shareholders occurs that causes the per-share value of the shares of Common Stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, then the number of shares issuable under the Amended 2007 Plan and the per-participant share limits in the Amended 2007 Plan will be adjusted proportionately. The Committee will make other adjustments to the Amended 2007 Plan and awards granted under it that the Committee deems necessary to prevent dilution or enlargement of rights, including adjustments to the number and type of shares covered by outstanding awards or deliverable under the Amended 2007 Plan and the price per share of Common Stock covered by each outstanding award. Also, in the case of a stock split, stock dividend or stock consolidation, the share authorization limits under the Amended 2007 Plan and shares subject to, and terms of, outstanding awards will be adjusted proportionately. These adjustments may be made notwithstanding the other limits and restrictions of the Amended 2007 Plan.

Termination and Amendment

If the Amended 2007 Plan is approved by our shareholders at the Annual Meeting, it will be scheduled to terminate on January 12, 2033, unless we terminate it earlier. The 2007 Plan as originally adopted and as last approved by shareholders, and the Amended 2007 Plan, provide that the expiration date of the applicable plan automatically is extended to the 10th anniversary of shareholder approval of any addition of shares to the applicable plan. Therefore, the Amended 2007 Plan, if approved, will be scheduled to expire on January 12, 2033, which is the tenth anniversary of the Annual Meeting. If shareholders do not approve the Amended 2007 Plan, the 2007 Plan will expire on January 14, 2031, which is 10 years from the last shareholder approval of the 2007 Plan. Our Board or the Committee may, at any time and from time to time, terminate or amend the Amended 2007 Plan, but if an amendment to the Amended 2007 Plan would materially increase the number of shares of stock issuable under the Amended 2007 Plan, expand the types of awards provided under the Amended 2007 Plan, materially expand the class of participants eligible to participate in the Amended 2007 Plan, materially extend the term of the Amended 2007 Plan or otherwise constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies, or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the Amended 2007 Plan may adversely affect any award previously granted under the Amended 2007 Plan without the written consent of the participant as provided in the Amended 2007 Plan.

The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant in certain circumstances. Also, unless approved by the shareholders or otherwise permitted by the anti-dilution or adjustment provisions of the Amended 2007 Plan, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of a share of Common Stock
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underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.

Prohibition on Repricing

As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our shareholders. The exchange of an “underwater” option or stock appreciation right (i.e., an option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareholders.

Forfeiture of Awards

Awards under the Amended 2007 Plan will be subject to any applicable compensation recoupment policy that we adopt from time to time, as required by law, or otherwise. In addition, the Committee may specify in an award certificate that a participant’s award will be subject to reduction, cancellation, forfeiture, or recoupment upon certain specified events, in addition to any otherwise applicable vesting or performance requirements. These event may include without limitation, termination for cause, violation of our material policies, breach of certain restrictive covenants, or other conduct by a participant detrimental to our business or reputation, or later determination that the vesting of or amount realized from a performance-based award was based on materially inaccurate financial statements or performance metric criteria, whether or not the participant caused or contributed to such material inaccuracy.

CERTAIN FEDERAL TAX EFFECTS

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise, and vesting of awards under the Amended 2007 Plan and the subsequent sale of Common Stock acquired under the Amended 2007 Plan. The tax consequences of awards may vary according to country of participation. Also, the tax consequences of the grant, exercise or vesting of awards vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Nonstatutory Stock Options. Generally, there will be no federal income tax consequences to the optionee upon the grant of a nonstatutory stock option under the Amended 2007 Plan. When the optionee exercises a nonstatutory stock option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding periods of more than two years after the date the option was granted and more than one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before either of the required holding periods ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income, unless the disposition of the exercised shares occurs in the same year as exercise.

Stock Appreciation Rights. A participant receiving a stock appreciation right generally will not recognize income at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant. Any gain that the participant realizes when he or she later sells or disposes of any such shares will be short-term or long-term capital gain, depending on how long the shares were held.

Restricted Stock. Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant generally will not recognize income at the time a restricted stock award is granted, provided that the award is subject to restrictions on transfer and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant generally will recognize ordinary income equal to the fair market value of the Common Stock as of that date, less any amount he or she paid for the stock. If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date, less any amount paid for the stock. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units, Performance Shares, and other Stock-Based Awards. A participant generally will not recognize income at the time an award of restricted or deferred stock units, performance shares, or other stock-based awards (other than those described above) is granted. Instead, the participant generally will be required to recognize ordinary income in an amount equal to the fair market value of shares or other payment issued to the participant at the end of the applicable vesting period or, if later, the settlement date of the award. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Medicare Surtax. In addition, a participant’s annual “net investment income,” as defined in Code Section 1411, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares issued pursuant to awards granted under the Amended 2007 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Section 409A. Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Amended 2007 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Amended 2007 Plan in an amount equal to the ordinary income recognized by a participant and at the time that the participant recognizes such income (for example, the exercise of a nonqualified stock option), except as follows. Under Section 162(m) of the Code, the deductibility of compensation paid to certain individuals is limited to $1,000,000 per person per year. These individuals include our CEO, Chief Financial Officer and certain other individuals (including, but not necessarily limited to, our next three other most highly compensated named executive officers other than the CEO and Chief Financial Officer and certain individuals who were subject to Section 162(m) while employees at Micron). Under a special Code Section 162(m) transition rule, compensation received from the exercise of nonqualified stock options that we granted prior to November 2, 2017, is expected to be fully deductible although this tax treatment is not guaranteed.

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NEW PLAN BENEFITS

The number and type of equity awards that a service provider may receive under the Amended 2007 Plan (if any) is in the discretion of the Committee. Therefore, the amount that may be received by any individual under the Amended 2007 Plan cannot be determined in advance. Our executive officers and non-employee directors will be eligible to receive awards under the Amended 2007 Plan, and therefore, our executive officers and non-employee directors have an interest in the approval of the Amended 2007 Plan by shareholders. For purposes of illustration only, the following table sets forth information with respect to the awards that were granted under the 2007 Plan during fiscal 2022 to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all non-employee directors as a group, and to all non-executive officer employees as a group. Additional awards may be granted under the Amended 2007 Plan to these individuals and groups in the future, as determined in the discretion of the Committee. No stock options, SARs, or performance-based restricted stock awards were granted under the 2007 Plan in fiscal 2022. See “Grants of Plan-Based Awards in Fiscal 2022” and “Director Compensation - Equity Award” above. As of November 14, 2022, the closing price of our Common Stock was $61.78.

Name and Position	Number of Shares Subject to Stock Awards

Sanjay Mehrotra, President and Chief Executive Officer	338,109
Mark J. Murphy, Executive Vice President and Chief Financial Officer	172,473
Manish Bhatia, Executive Vice President, Global Operations	115,101
Michael W. Bokan, Senior Vice President, Worldwide Sales	64,745
Scott J. DeBoer, Executive Vice President, Technology and Products	89,922
Sumit Sadana, Executive Vice President and Chief Business Officer	118,698
David A. Zinsner, Former Executive Vice President and Chief Financial Officer	100,714
All Current Executive Officers as a Group	1,011,392
All Non-Executive Officer Employees as a Group (Including all Officers who are not Executive Officers)	10,867,997
All Directors who are not Executive Officers as a Group	26,229

BOARD RECOMMENDATION

The Board recommends voting “FOR” approval of the Amended 2007 Plan.

AUDIT COMMITTEE MATTERS

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee of the Board has retained PricewaterhouseCoopers LLP (“PwC”) as our Independent Registered Public Accounting Firm to audit our consolidated financial statements for the fiscal year ending August 31, 2023. PwC has been our Independent Registered Public Accounting Firm since 1984. If the ratification of PwC’s appointment is not approved by a majority of the shares voting thereon, the Audit Committee may reconsider its decision to appoint PwC as our Independent Registered Public Accounting Firm. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond following the Annual Meeting to appropriate questions submitted before or during the Annual Meeting.

BOARD RECOMMENDATION

The Board recommends voting “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

Fees Paid

Fees charged for services performed by PwC for fiscal 2022 and 2021 were as follows:

	2022	2021
	(amounts in millions)

Audit fees(1)	$8.7	$7.8
Audit-related fees(2)	—	0.1
Tax fees(3)	1.5	2.0
All other fees(4)	—	—
	$10.2	$9.9

(1)Includes fees related to the audit of our financial statements, fees for services provided in connection with statutory and regulatory filings, and fees for attestation services related to our securities offerings and internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.
(2)Primarily reflects fees for services in connection with government grant certifications.
(3)Primarily reflects fees for services in connection with tax planning, tax consulting, tax compliance, and tax audit defense.
(4)Reflects fees for services not included in the categories above, including a subscription to accounting research software.

PRE-APPROVAL POLICY

The Audit Committee Charter provides that the Audit Committee will pre-approve all audit and non-audit services provided to us by the independent auditors, except for such de minimis non-audit services for which the pre-approved requirements are waived in accordance with the rules and regulations of the SEC. In fiscal 2022 and 2021, all audit, non-audit, tax services, and all other fees for services provided by PwC were approved by the Audit Committee in advance of services being provided.
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report has been prepared by members of the Audit Committee of the Board. The Board determined that each Audit Committee member qualified as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. The Board also determined that during their period of service on the Audit Committee, each member satisfied the independence requirements of applicable federal laws and the Listing Rules of Nasdaq.

The purpose of the Audit Committee is to assist the Board in overseeing and monitoring (i) the integrity of our financial statements, (ii) the adequacy of our internal controls and procedures, (iii) the performance of our internal audit function, (iv) the qualifications, performance, and independence of our Independent Registered Public Accounting Firm, and (v) our compliance with legal and regulatory requirements.

The Audit Committee has reviewed and discussed our audited financial statements with our management, which has primary responsibility for such financial statements. PwC, our Independent Registered Public Accounting Firm for fiscal 2022, has expressed in our Annual Report on Form 10-K its opinion as to the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with PwC the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. PwC has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee and PwC also discussed PwC’s independence, including the non-audit services PwC provided to us as described above, and concluded that PwC was independent for fiscal 2022.

On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board that they include our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2022, appointed PwC as our Independent Registered Public Accounting Firm for the fiscal year ending August 31, 2023, and approved and authorized PwC to carry out and perform certain specified non-audit services for us in fiscal 2023.

While the Audit Committee has performed the above functions, management, and not the Audit Committee, has the primary responsibility for (i) preparing our consolidated financial statements and for the reporting process in general and (ii) establishing and maintaining internal controls. Similarly, it is the responsibility of the Independent Registered Public Accounting Firm, and not the Audit Committee, to conduct the audit of our consolidated financial statements and express an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee Lynn A. Dugle Steven J. Gomo Mary Pat McCarthy

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth security beneficial ownership information of our Common Stock as of the Record Date, based on the most current information provided to us by the beneficial owners, available to us from our own records or provided in SEC filings made by the beneficial owners, for (i) persons known by us to own beneficially more than 5% of our Common Stock, (ii) each director, (iii) each Named Executive Officer listed in the “Summary Compensation Table” set forth herein, and (iv) all directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total Beneficial Ownership	Percent of Class(3)

The Vanguard Group, Inc.(4)	89,470,520	—	89,470,520	8.2%
BlackRock, Inc.(5)	84,819,452	—	84,819,452	7.8%
Richard M. Beyer	99,660	—	99,660	*
Manish Bhatia	309,942	53,317	363,259	*
Michael W. Bokan(6)	191,972	40,456	232,428	*
Scott J. DeBoer	268,340	8,770	277,110	*
Lynn A. Dugle	14,066	—	14,066	*
Steven J. Gomo	23,839	—	23,839	*
Linnie M. Haynesworth	10,047	—	10,047	*
Mary Pat McCarthy	23,839	—	23,839	*
Sanjay Mehrotra(7)	1,184,119	612,284	1,796,403	*
Mark J. Murphy	163,521	—	163,521	*
Sumit Sadana(8)	301,154	14,031	315,185	*
Robert E. Switz	69,842	—	69,842	*
MaryAnn Wright	19,748	—	19,748	*
David A. Zinsner(9)	84,228	—	84,228	*
All directors and executive officers as a group (16 persons)	2,912,424	732,415	3,644,839	*

*    Represents less than 1% of shares outstanding
(1)Includes unvested shares of restricted stock and excludes shares that may be acquired through the exercise of outstanding stock options.
(2)Represents shares that an individual has a right to acquire within 60 days of the Record Date.
(3)For purposes of calculating the Percent of Class, shares that the person or entity had a Right to Acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.
(4)As of December 31, 2021, The Vanguard Group, Inc. (“Vanguard”) had sole dispositive power as to 84,923,745 shares, shared voting power as to 1,809,904 shares, and shared dispositive power as to 4,546,775 shares. This information was taken from Schedule 13G filed on February 10, 2022. Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355.
(5)As of December 31, 2021, BlackRock, Inc. had sole voting power as to 75,475,135 shares and sole dispositive power as to 84,819,452 shares. This information was taken from Schedule 13G filed on March 11, 2022. BlackRock’s business address is 55 East 52nd Street, New York, NY 10055.
(6)Includes 17,201 shares held by Michael W. Bokan in JTWROS account with spouse.
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(7)Includes 36,789 shares held by the Sangeeta Mehrotra 2020 Grantor Retained Annuity Trust II, 15,272 shares held by the Sangeeta Mehrotra 2021 Grantor Retained Annuity Trust II, 170,000 shares held by the Sangeeta Mehrotra 2021 Grantor Retained Annuity Trust V and 60,000 shares held by the Sangeeta Mehrotra 2022 Grantor Retained Annuity Trust II.
(8)Includes 32,500 shares held by the S. Sadana and S. Sadana Trustee Sadana Living Trust held with spouse.
(9)Mr. Zinsner resigned as our Executive Vice President and Chief Financial Officer effective as of January 10, 2022. Includes 55,387 shares held by the DZHS Community Property Trust.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on January 12, 2023. The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

As permitted by rules recently adopted by the SEC, we are making our proxy material available to our shareholders electronically via the Internet. We have mailed many of our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your voting instructions over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement the “Equity Plans” note to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2022. The Annual Report on Form 10-K for fiscal 2022 accompanies this Proxy Statement. Copies of the Annual Report on Form 10-K for fiscal 2022 may be obtained without charge by sending a written request to: Micron Technology, Inc., Attn.: Corporate Secretary, 8000 South Federal Way, Boise, Idaho 83716. Our Annual Report on Form 10-K also is available in the “Investor Relations” section of our website at www.micron.com.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We are allowed and intend to deliver only one copy of the Notice regarding the Internet availability of proxy materials or one set of printed proxy materials (i.e., our 2022 Annual Report on Form 10-K and Proxy Statement) to multiple registered shareholders sharing an address who have received prior notice of our intent to deliver only one such notice or set of materials, so long as we have not received contrary instructions from such shareholders. This practice is commonly referred to as “householding.” Householding reduces the volume of duplicate information received at your household and our costs of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one copy of the Notice of Internet availability or of this Proxy Statement and 2022 Annual Report on Form 10-K and you decide you want a separate copy of this Proxy Statement and 2022 Annual Report on Form 10-K through the date of the Annual Meeting, we will promptly deliver your separate copy if you contact us at Micron Technology, Inc., Attn.: Corporate Secretary, 8000 South Federal Way, Boise, Idaho 83716-9632 or corporatesecretary@micron.com or (208) 368-4000. Additionally, for registered shareholders to resume the mailing of individual copies of future annual reports, proxy statements, proxy statements combined with a prospectus, and information statements to a particular shareholder, you may contact EQ Shareowner Services, Attn.: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0874 and your request will be effective within 30 days after receipt. After the Annual Meeting, you may request householding of these documents, including notices, by providing EQ Shareowner Services at the address provided directly above with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, we have been notified that certain banks, brokers, and other nominees will household our annual reports and proxy statements for shareholders who hold in street names and have consented to householding. In this case, you may request an individual copy of this Proxy Statement and 2022 Annual Report on Form 10-K by contacting your bank, broker, or other nominee.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements may be identified by words such as “anticipate,” “expect,” “intend,” “pledge,” “committed,” “plans,” “opportunities,” “future,” “believe,” “target,” “on track,” “estimate,” “continue,” “likely,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Specific forward-looking statements include, but are not limited to, statements such as those made regarding our plans for capacity expansion; ramp of our 1-beta DRAM node; expected capital expenditures; our expected results for fiscal 2023; our DEI commitments; our sustainability commitments, goals, and expected improvements; the outlook for our industry; the usage rate of our Amended 2007 Plan; and estimated payments to our Named Executive Officers upon termination or Change in Control. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual events to differ materially. Please refer to the documents we file with the SEC, including our most recent Annual Report on Form 10-K. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements to conform these statements to actual results.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR FISCAL 2023 ANNUAL MEETING

Proposals by our shareholders which are intended to be presented at our Fiscal 2023 Annual Meeting of Shareholders, including proposals submitted pursuant to Exchange Act Rule 14a-8 as well as for director nominees, must be received by us at our principal executive offices located at 8000 South Federal Way, Boise, Idaho 83716-9632, Attn.: Corporate Secretary, no later than August 4, 2023, and must also be in compliance with our Restated Certificate of Incorporation, our Amended and Restated Bylaws, and applicable laws and regulations in order to be included in the proxy statement and proxy card relating to that meeting. Proposals which are received after August 4, 2023, will be untimely and will not be considered at the meeting. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must set forth the information required by Rule 14a-19 under the Exchange Act of 1934 when providing notice to the Company no later than November 13, 2023.

December 2, 2022

THE BOARD OF DIRECTORS

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APPENDIX A

[Subject to shareholder approval]

MICRON TECHNOLOGY, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
(January 12, 2023 Amendment and Restatement)
ARTICLE 1.
PURPOSE
1.1GENERAL. The purpose of the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Micron Technology, Inc. (the “Company”), by linking the personal interests of employees, officers, non-employee directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, non-employee directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, non-employee directors and consultants of the Company and its Affiliates.
ARTICLE 2.
DEFINITIONS
2.1DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:
(a)“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b)“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Unit Award, Performance Share, Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.
(c)“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, consulting, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the

Committee: (i) the commission by the Participant of, or the Participant’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company or any of its Affiliates; (ii) the Participant’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment, whether or not such act was committed in connection with the business of the Company or any of its Affiliates; (iii) the willful and repeated failure by the Participant to follow the lawful directives of the Board or the Participant’s supervisor; (iv) any material violation of the Company’s written policies; (v) any intentional misconduct by the Participant in connection with the Company and any of its Affiliate’s business or relating to the Participant’s duties, or any willful violation of any laws, rules or regulations; or (vi) the Participant’s material breach of any employment, severance, non-competition, non-solicitation, confidential information, or restrictive covenant agreement, or similar agreement, with the Company or an Affiliate. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.
(f)“Change in Control” means and includes the occurrence of any one of the following events:
(i)individuals who, on November 30, 2022, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after November 30, 2022 and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(ii)any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or
(iii)the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving
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Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future law, legislation or regulation amending, supplementing or superseding such Section or regulation.
(h)“Committee” means the committee of the Board described in Article 4.
(i)“Company” means Micron Technology, Inc., a Delaware corporation, or any successor corporation.
(j)“Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, consultant or non-employee director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, or a Stock Appreciation Right issued in tandem with an Incentive Stock Option, “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Status as a Participant shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.
(k) “Disability” or “Disabled” means the applicable authorized party under the long-term disability plan (the “LTD Plan”) maintained by the Participant’s employer (either the Company or an Affiliate) has provided written notification that the Participant qualifies for disability benefits under the LTD Plan (a “Disability Notice”). If the Participant is not eligible for disability benefits under any applicable LTD Plan, then the Participant shall not qualify as Disabled under this Plan.
(l)“Deferred Stock Unit” means a right granted to a Participant under Article 11.
(m)“Dividend Equivalent” means a right granted with respect to an Award, as provided in Article 12.
(n)“Effective Date” has the meaning assigned such term in Section 3.1.
(o)“Eligible Participant” means an employee, officer, non-employee director or consultant of the Company or any Affiliate.
(p)“Exchange” means any national securities exchange or national market system on which the Stock may from time to time be listed or traded.
(q)“Fair Market Value” of the Stock, on any date, means: (i) if the Stock is listed or traded on any Exchange, the closing price for such Stock (or the closing bid, if no sales were reported) as quoted on such Exchange (or the Exchange with the greatest volume of trading in the Stock) for the last market trading day prior to the day of determination, as reported by Bloomberg L.P. or such other source as the Committee deems reliable; (ii) if the Stock is quoted on the over-the-counter market or is regularly quoted by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of the Stock shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the day of determination, as reported by

Bloomberg L.P. or such other source as the Committee deems reliable, or (iii) in the absence of an established market for the Stock, the Fair Market Value shall be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.
(r)“Full Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).
(s) “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in the applicable Award Certificate, the term “Good Reason” as used herein shall not apply to a particular Award.
(t)“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.
(u)“Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Code Section 422 or any successor provision thereto.
(v)“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.
(w)“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.
(x)“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(y)“Other Stock-Based Award” means a right, granted to a Participant under Article 13 that relates to or is valued by reference to Stock or other Awards relating to Stock.
(z)“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Code Section 424(e).
(aa)“Participant” means a person who, as an employee, officer, non-employee director or consultant of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
(bb)    “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid upon achievement of such performance goals as the Committee establishes with regard to such Performance Share.
(cc)    “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
(dd)    “Plan” means the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan, as amended from time to time.
(ee)    “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.
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(ff)    “Restricted Stock Unit Award” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.
(gg)    “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Section 15.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 15.1.
(hh)    “Stock” means the $.10 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.
(ii)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.
(jj)    “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Code Section 424(f).
(kk)    “1933 Act” means the Securities Act of 1933, as amended from time to time.
(ll)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
ARTICLE 3.
EFFECTIVE TERM OF PLAN
3.1EFFECTIVE DATE. The Plan originally was adopted by the Board effective as of October 9, 2007 (the “Effective Date”), and last was amended and restated effective as of January 14, 2021. This amended and restated version of the Plan is effective as of January 12, 2023.
3.2TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the shareholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. No Incentive Stock Options may be granted after November 30, 2032.
ARTICLE 4.
ADMINISTRATION
4.1COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.
4.2ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
4.3AUTHORITY OF COMMITTEE. Except as provided below, the Committee has the exclusive power, authority and discretion to:
(a)Grant Awards;
(b)Designate Participants;
(c)Determine the type or types of Awards to be granted to each Participant;
(d)Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;
(e)Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, base price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;
(f)Accelerate the vesting, exercisability or lapse of restrictions of any outstanding Award, in accordance with Article 14, based in each case on such considerations as the Committee in its sole discretion determines;
(g)Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(h)Prescribe the form of each Award Certificate, which need not be identical for each Participant;
(i)Decide all other matters that must be determined in connection with an Award;
(j)Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;
(k)Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;
(l)Amend the Plan or any Award Certificate as provided herein; and
(m)Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.
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Notwithstanding the foregoing, grants of Awards to Non-Employee Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Non-Employee Directors.
Notwithstanding the above, the Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers, employees and/or consultants of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Committee regarding the delegated duties and responsibilities and any Awards so granted.
4.4AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
ARTICLE 5.
SHARES SUBJECT TO THE PLAN
5.1NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 250,000,000; provided, however, that each Share issued under the Plan pursuant to a Full Value Award that is settled in Stock shall reduce the number of available Shares by two (2) shares. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 2,000,000.
5.2SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the date of grant, but shall be added back to the Plan share reserve in accordance with this Section 5.2.
(a)To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(b)Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(c)Substitute Awards granted pursuant to Section 14.13 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.
(d)The following shares of Stock may not again be made available for issuance as Awards under the Plan: (i) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) shares of Stock used to pay the exercise price or withholding taxes related to an outstanding Option or SAR, or (iii) shares of Stock repurchased on the open market with the proceeds of the exercise price of an Option.
5.3STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
5.4LIMITATION ON AWARDS.
(a)Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1), the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 5,000,000. The maximum aggregate grant with respect to Awards of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or other Stock-Based Awards (other than Options or SARs) granted in any one calendar year to any one Participant shall be 5,000,000.

(b)The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
5.5MINIMUM VESTING REQUIREMENTS. Except in the case of substitute Awards granted pursuant to Section 14.13, Full-Value Awards granted under the Plan to an Eligible Participant shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for forgone cash compensation. Notwithstanding the foregoing, (i) the Committee may at its discretion permit and authorize acceleration of vesting of such Full-Value Awards in the event of the Participant’s death, Disability, or retirement, or the occurrence of a Change in Control, (ii) the Committee may grant Full-Value Awards without the above-described minimum vesting requirements, or may permit and authorize acceleration of vesting of Full-Value Awards otherwise subject to the above-described minimum vesting requirements, with respect to Awards covering five percent (5%) or fewer of the total number of Shares authorized under the Plan, and (iii) this Section 5.5 shall not apply to Awards granted to Non-Employee Directors.
ARTICLE 6.
ELIGIBILITY
6.1GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted to only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Code Sections 424(e) and (f). Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.
ARTICLE 7.
STOCK OPTIONS
7.1GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a)EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee; provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.13) shall not be less than the Fair Market Value as of the Grant Date.
(b)PROHIBITION ON REPRICING. Except as otherwise provided in Article 15, without the prior approval of shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price of the original Option or otherwise, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.
(c)TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.
(d)PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement.
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(e)EXERCISE TERM. No Option granted under the Plan shall be exercisable for more than eight (8) years from the Grant Date.
(f)NO DEFERRAL FEATURE. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
(g)NO DIVIDEND EQUIVALENTS. No Option shall provide for Dividend Equivalents.
7.2INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Code Section 422. If all of the requirements of Code Section 422 are not met, the Option shall automatically become a Nonstatutory Stock Option.
ARTICLE 8.
STOCK APPRECIATION RIGHTS
8.1GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
(a)RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive, for each Share with respect to which the Stock Appreciation Right is being exercised, the excess, if any, of:
(1)The Fair Market Value of one Share on the date of exercise; over
(2)The base price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date.
(b)PROHIBITION ON REPRICING. Except as otherwise provided in Article 15, without the prior approval of shareholders of the Company: (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the base price of the original SAR, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.
(c)TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part. No SAR granted under the Plan shall be exercisable for more than eight (8) years from the Grant Date.
(d)NO DEFERRAL FEATURE. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.
(e)NO DIVIDEND EQUIVALENTS. No SAR shall provide for Dividend Equivalents.
(f)OTHER TERMS. All awards of Stock Appreciation Rights shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.
ARTICLE 9.
PERFORMANCE SHARES
9.1GRANT OF PERFORMANCE SHARES. The Committee is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Shares as provided in Section 4.3. All Performance Shares shall be evidenced by an Award Certificate or a written program established by the

Committee, pursuant to which Performance Shares are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.
9.2PERFORMANCE GOALS. The Committee may establish performance goals for Performance Shares which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in amount determined by the Committee.
9.3RIGHT TO PAYMENT. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent value in cash or other property, if the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied. The Committee shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number of the Performance Shares that will be earned by the Participant.
9.4OTHER TERMS. Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate.
ARTICLE 10.
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
10.1GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS. Subject to the terms and conditions of this Article 10, the Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.
10.2ISSUANCE AND RESTRICTIONS. Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). Subject to the terms and conditions of the Plan, these restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.
10.3FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Certificate, subject to the terms and conditions of the Plan, that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, including, but not limited to, death, Disability, or for the convenience or in the best interests of the Company.
10.4DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or
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escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
10.5DIVIDENDS ON RESTRICTED STOCK. In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof), or (iii) in the case of Restricted Stock that is not subject to performance-based vesting, will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to shareholders, or (B) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends with respect to Restricted Stock that is subject to performance-based vesting be paid or distributed until the performance-based vesting restrictions of such Restricted Stock lapse.
ARTICLE 11.
DEFERRED STOCK UNITS
11.1GRANT OF DEFERRED STOCK UNITS. The Committee is authorized to grant Deferred Stock Units to Participants subject to such terms and conditions as may be selected by the Committee. Deferred Stock Units shall entitle the Participant to receive Shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections. An Award of Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms and conditions applicable to the Award.
ARTICLE 12.
DIVIDEND EQUIVALENTS
12.1GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, or (ii) except in the case of Performance Shares, will be paid or distributed as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture. Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents with respect to Performance Shares be paid or distributed until the performance-based vesting restrictions of the Performance Shares lapse.

ARTICLE 13.
STOCK OR OTHER STOCK-BASED AWARDS
13.1GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation (but subject to Section 10.2) Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.
ARTICLE 14.
PROVISIONS APPLICABLE TO AWARDS
14.1STAND-ALONE AND TANDEM AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan. Subject to Section 16.2, awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
14.2TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of eight years from its Grant Date.
14.3FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or (except with respect to Options or SARs) on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.
14.4LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Code Section 414(p)(1)(A) if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to so qualify, and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.
14.5BENEFICIARIES. Notwithstanding Section 14.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.
14.6STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated
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quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.
14.7EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 14.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.
(a)AWARDS ASSUMED OR SUBSTITUTED BY SURVIVING CORPORATION. With respect to Awards assumed by the Surviving Corporation or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then:
(i)each of that Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised that are subject to time-based vesting requirements shall become vested and fully exercisable as of the date of termination;
(ii)each of that Participant’s outstanding Awards other than Options and SARs that are subject to time-based vesting restrictions shall become vested and such restrictions shall lapse as of the date of termination; and
(iii)the payout level under each of that Participant’s outstanding Awards that are subject to performance-based vesting requirements shall be deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro rata payout to such Participant within 30 days following the date of termination of employment (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.
With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless the Award Certificate includes such provision. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
(b)AWARDS NOT ASSUMED OR SUBSTITUTED BY SURVIVING CORPORATION. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Corporation or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board:
(i)all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised that are subject to time-based vesting requirements shall become vested and fully exercisable as of the effective date of the Change in Control;
(ii)all outstanding Awards other than Options and SARs that are subject to time-based vesting restrictions shall become vested and such restrictions shall lapse as of the effective date of the Change in Control, and
(iii)the payout level under all outstanding Awards that are subject to performance-based vesting requirements shall be deemed to have been earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro rata payout to Participants within thirty 30 days following the Change in Control (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control.
To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.8ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a Participant’s Continuous Status as a Participant by reason of his or her death or Disability:
(i)all of such Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised that are solely subject to time-based vesting requirements shall become vested and fully exercisable as of the date of termination of Continuous Status as a Participant, and shall thereafter remain exercisable for a period of twelve (12) months or until the earlier expiration of the original term of the Option, SAR or other Award; provided, however, the to the extent that an Incentive Stock Option is exercised more than three (3) months after a Participant’s Continuous Status as a Participant terminates by reason of his or her Disability, the Option shall be deemed to be a Nonstatutory Stock Option,
(ii)all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse as of the date of termination of Continuous Status as a Participant, and
(iii)the target payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination of Continuous Status as a Participant based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a prorata payout to the Participant or his or her estate within 30 days following the date of termination (or any later date required by Section 17.3 of the Plan) based upon the length of time within the performance period that has elapsed prior to the date of termination of Continuous Status as a Participant.
Except as otherwise provided in this Section 14.8, any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Awards Certificate. Notwithstanding the foregoing, in the case of a Participant’s termination of Continuous Status as a Participant by reason of Disability, this Section 14.8 shall apply to such Participant only if the designated person in the Participant’s employer’s Human Resources Department has received a copy of the Disability Notice before processing the Participant’s termination. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
14.9ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Section 14.7 or 14.8 above, and subject to Section 5.5 as to Full-Value Awards, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.9.
14.10EFFECT OF ACCELERATION. If an Award is accelerated under Section 14.7, Section 14.8 or Section 14.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
14.11TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the
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Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company, a Parent or Subsidiary for purposes of Code Sections 424(e) and 424(f), the Options held by such Participant shall be deemed to be Nonstatutory Stock Options.
14.12FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company will adopt from time to time, as required by law or otherwise, to the extent applicable. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.
14.13SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
ARTICLE 15.
CHANGES IN CAPITAL STRUCTURE
15.1MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefore.
15.2DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction (or the per-share transaction price), over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Shares will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
15.3GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.
ARTICLE 16.
AMENDMENT, MODIFICATION AND TERMINATION
16.1AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Without the prior approval of the shareholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.
16.2AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:
(a)Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);
(b)The original term of an Option or Stock Appreciation Right may not be extended without the prior approval of the shareholders of the Company;
(c)Except as otherwise provided in Article 15, without the prior approval of the shareholders of the Company, (i) the exercise price of an Option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and
(d)No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Stock Appreciation Right for this
94 | 2022 Proxy Statement

purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).
16.3COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Committee may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.
ARTICLE 17.
GENERAL PROVISIONS
17.1NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
17.2NO SHAREHOLDER RIGHTS. No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.
17.3SPECIAL PROVISIONS RELATED TO CODE SECTION 409A.
(a)It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Code Section 409A. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b)Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service, as applicable.
(c)If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Company’s Chief Executive Officer) shall determine which Awards or portions thereof will be subject to such exemptions.
(d)Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such Non-Exempt Deferred Compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and
(ii)if the payment or distribution is payable over time, the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.
For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
(e)If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).
(f)The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).
(g)Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Code Section 409A, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (d) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period.
17.4WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (or, if permitted by the Committee, up to an amount calculated using applicable maximum individual tax rates) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
96 | 2022 Proxy Statement

17.5NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company or an of its Affiliates.
17.6UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to ERISA.
17.7RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.
17.8EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
17.9TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
17.10GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
17.11FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.
17.12GOVERNMENT AND OTHER REGULATIONS.
(a)Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.
(b)Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.13GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware (but without regard to its conflict of laws provisions).
17.14ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.
17.15NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.
17.16INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
17.17SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
98 | 2022 Proxy Statement

BROADRIDGE FINANCIAL SOLUTIONS, INC.
51 MERCEDES WAY
EDGEWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MU2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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D92966-P79890 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MICRON TECHNOLOGY, INC.

The Board of Directors Unanimously Recommends a Vote FOR 1, 2, 3, and 4.

1. ELECTION OF DIRECTORS

Nominees:	**For**	**Against**	**Abstain**
1a. Richard M. Beyer	☐	☐	☐
1b. Lynn A. Dugle	☐	☐	☐
1c. Steven J. Gomo	☐	☐	☐
1d. Linnie M. Haynesworth	☐	☐	☐
1e. Mary Pat McCarthy	☐	☐	☐
1f. Sanjay Mehrotra	☐	☐	☐
1g. Robert E. Switz	☐	☐	☐
1h. MaryAnn Wright	☐	☐	☐

	For	**Against**	**Abstain**
2. PROPOSAL BY THE COMPANY TO APPROVE A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT.	☐	☐	☐
3. PROPOSAL BY THE COMPANY TO APPROVE OUR AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN TO INCREASE THE SHARES RESERVED FOR ISSUANCE THERUNDER BY 50 MILLION AS DESCRIBED IN THE PROXY STATEMENT.	☐	☐	☐
4. PROPOSAL BY THE COMPANY TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2023.	☐	☐	☐
5. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.			

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D92967-P79890

MICRON TECHNOLOGY, INC.
Annual Meeting of Shareholders
January 12, 2023 9:00 AM, Pacific Standard Time
This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of the Fiscal 2022 Annual Meeting of Shareholders and Proxy Statement and hereby appoints Sanjay Mehrotra and Mark J. Murphy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Fiscal 2022 Annual Meeting of Shareholders of Micron Technology, Inc., to be held at 9:00 AM, PST on January 12, 2023, virtually via live webcast at www.virtualshareholdermeeting.com/MU2022, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth, and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4.**

Continued and to be signed on reverse side

Micron’s global footprint

Europe
Bracknell, UK
Munich, Germany
Leuven, Belgium
Massy, France
Eindhoven, Netherlands
Arzano, Italy
Avezzano, Italy
Vimercate, Italy
Espoo, Finland
China
Beijing
Shanghai
Shenzhen
Xi’an
South Korea
Seoul
Canada
Thornhill
United States
Allen, TX
Atlanta, GA
Austin, TX
Boise, ID
Detroit, MI
Folsom, CA
Longmont, CO
Manassas, VA
Meridian, ID
Minneapolis, MN
San Jose, CA
Seattle, WA
Japan
Hashimoto
Hiroshima
Tokyo
Taiwan
Taichung
Taipei
Taoyuan
India
Bengaluru
Hyderabad
Singapore
Singapore
Malaysia
Muar
Penang

Micron’s global footprint map highlights locations that include our manufacturing sites, customer labs and core design or sales offices. Not all Micron locations are represented on this map.

Vision

Mission

Be a global leader in memory and storage solutions.

Values

We strive to live the following core values with passion and unwavering integrity.

People
We care about each other.

Tenacity
Nothing shakes our resolve.

Innovation
We develop solutions that shape the world’s future.

Collaboration
We work as one team.

Customer Focus
We win by knowing our customers.

More on Micron at micron.com

Sustainability

Micron is committed to sustainable practices and to our global community. To learn more about how we have done business with innovation and integrity for over 40 years, visit micron.com/sustainability.

Diversity, Equality, and Inclusion

We believe our best innovation springs from our team members' diverse experiences, perspectives, and backgrounds. To learn more about how we're building a culture of inclusion, visit micron.com/DEI.

The information at the above websites is not part of or incorporated by reference into the Annual Report or Proxy Statement.

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